                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-33661



PROSPECTUS


                           OFFER FOR ALL OUTSTANDING
              11 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2005
                                IN EXCHANGE FOR
              11 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2005
                                       OF
                         INTERNATIONAL WIRE GROUP, INC.

     International Wire Group, Inc. (the "Company") and the Subsidiary Guarantors (as hereinafter defined) hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of registered 11 3/4% Series B Senior Subordinated Notes Due 2005 (the "New Notes") issued by the Company, for each $1,000 principal amount of unregistered 11 3/4% Series B Senior Subordinated Notes Due 2005 (the "Old Notes") issued by the Company, of which an aggregate principal amount of $150,000,000 is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company and the Subsidiary Guarantors. See "The Exchange Offer" and "Description of New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."

                          ---------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.

                          ---------------------------

     Interest on the New Notes is payable semiannually on June 1 and December 1 of each year, commencing December 1, 1997. The New Notes will mature on June 1, 2005. Except as described below, the Company may not redeem the New Notes prior to June 1, 2000. On or after such date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to June 1, 1998, the Company may, subject to certain requirements, redeem up to $50.0 million of the aggregate principal amount of the New Notes with the net cash proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 110% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $75.0 million of the aggregate principal amount of the New Notes remains outstanding after each such redemption. The New Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined) (i) the Company will have the option, at any time on or prior to June 1, 2000, to redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium set forth herein, plus accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not so redeem the New Notes or if such Change of Control occurs after June 1, 2000, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes." The terms of the New Notes will be substantially identical to those of the Company's $150.0 million 11 3/4% Senior Subordinated Notes due 2005 (the "Original 11 3/4% Notes"), which were issued pursuant to an indenture (the "Original 11 3/4% Notes Indenture"), dated as of June 12, 1995. See "Description of Other Indebtedness."
                                             (Cover page continued on next page)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


               The date of this Prospectus is November 12, 1997.

     The New Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. The New Notes will rank pari passu with all existing and any future Senior Subordinated Indebtedness (as defined) of the Company. The New Notes will be fully and unconditionally (as well as jointly and severally) guaranteed (the "Subsidiary Guarantee") on an unsecured, senior subordinated basis, by the Subsidiary Guarantors. The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries, the capital stock of each of which constitutes the Company's only material assets and is pledged (except that only 65% of the capital stock of foreign subsidiaries is pledged) to collateralize the obligations under the Senior Bank Facility (as defined). The indenture under which the New Notes will be issued (the "Indenture") permits the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of New Notes" and "Description of Senior Bank Facility." The net proceeds of the sale of the Old Notes were used to repay borrowings outstanding under the Senior Bank Facility (the "Senior Debt Repayment"). As of June 30, 1997, the aggregate principal amount of the Company's outstanding Senior Indebtedness was approximately $201.0 million (excluding unused commitments of approximately $52.0 million pursuant to the Senior Bank Facility), the liabilities of the Company's subsidiaries (including trade credit but excluding the Subsidiary Guarantee and subsidiary guarantees of, and borrowings backed by letters of credit issued pursuant to, the Senior Bank Facility) totaled approximately $139.7 million and the Company had $305.0 million in Senior Subordinated Indebtedness (including the Old Notes) outstanding. See "Description of New Notes -- Ranking."


     The Company and the Subsidiary Guarantors will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 12, 1997, unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."


     In order for a holder of Old Notes to participate in the Exchange Offer, such holder must represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes,
(iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 under the Securities Act, of the Company or any Subsidiary Guarantor. See "The Exchange Offer -- Purpose and Effect."

     Each broker-dealer that receives new Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company and the Subsidiary Guarantors have agreed that, for a period of 90 days after the Expiration Date, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     No public market has existed for the Old Notes before the Exchange Offer. The Company and the Subsidiary Guarantors currently do not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Company and the Subsidiary Guarantors will pay all the expenses incident to the Exchange Offer.

     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

                             AVAILABLE INFORMATION

     Pursuant to the Indenture, the Original 11 3/4% Notes Indenture and the 14% Notes Indenture (as defined), the Company has agreed to comply with the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following Regional Offices of the
Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

     The Company and the Subsidiary Guarantors have filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Although the Company believes that statements made in this Prospectus as to the contents of any contract, agreement, or other document describe all material elements of such documents, such statements are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company will furnish holders of the securities offered hereby with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company will also furnish such other reports as it may determine or as may be required by law or by the Indenture.

                                       (i)

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS AND BUSINESS STRATEGY OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "SUMMARY," "THE COMPANY," "UNAUDITED PRO FORMA FINANCIAL INFORMATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY, WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) INABILITY TO CONSUMMATE ACQUISITIONS ON ATTRACTIVE TERMS; (4) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (5) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL ON TERMS CONSIDERED REASONABLE BY MANAGEMENT; (6) ADVERSE STATE, FEDERAL OR FOREIGN LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS BY REGULATORS; AND (7) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY COMPETE. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                                      (ii)

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context requires otherwise, all references herein to
(i) "Wirekraft" mean Wirekraft Industries, Inc. and its subsidiaries (and any predecessor to any of the foregoing), (ii) "ECM" mean Electro Componentes de Mexico, S.A. de C.V., a wholly-owned subsidiary of Wirekraft and certain related assets acquired by Wirekraft in December 1994, (iii) "Omega" mean Omega Wire, Inc. and its subsidiaries (and any predecessor to any of the foregoing), (iv) "Dekko" mean the businesses of Hoosier Wire, Inc., Dekko Automotive Wire, Inc., Albion Wire, Inc. and Silicones, Inc., a group of affiliated companies operating together under the trade name "Dekko Wire Technology Group" acquired by the Company in March 1996, (v) "Camden" mean Camden Wire Co., Inc. acquired by the Company in February 1997, (vi) "Holding" mean International Wire Holding Company and (vii) the "Company" mean International Wire Group, Inc., a wholly-owned subsidiary of Holding, and where appropriate, its subsidiaries.

                                  THE COMPANY

     The Company is engaged in the design, manufacture and marketing of (i) non-insulated bare and tin-plated copper wire, (ii) insulated copper wire and
(iii) wire harnesses. The Company's products are utilized by a wide variety of customers primarily in the appliance, computer and data communications, automotive and industrial equipment industries.

     - Non-insulated copper wire products (or conductors) are used to transmit digital, video or audio signals or conduct electricity and are sold to a variety of insulated wire manufacturers.

     - Insulated wire products (copper conductors insulated with plastic, rubber or other polymeric compounds) are incorporated in wire harnesses that control and distribute electrical current in automobiles, trucks and appliances.

     - Wire harnesses (assemblies of wires that are terminated with connectors, switches or other electrical devices) are sold to the major U.S. manufacturers of household appliances and utilized in refrigerators, washers, dryers, ranges and dishwashers.

     The Company's sales have expanded from $447 million in 1994 to $547 million in 1996, primarily due to strategic acquisitions, strong demand for its products in the Company's major end user markets (appliance, computer and data communications and automotive), significant increases in the Company's manufacturing capacity and penetration of new markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's primary raw material is copper, and, in 1996, the Company purchased approximately 185 million pounds of copper to manufacture its wire products. Because the Company's wire products are typically priced at a spread over the cost of copper, price fluctuations are typically passed through to customers.

                            OWNERSHIP AND MANAGEMENT

     Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), through its affiliates, is the controlling stockholder of the Company, having acquired Wirekraft (the "Original Wirekraft Acquisition") in December 1992 with the Hicks Muse Equity Fund, L.P. as principal investor and Omega (the "Original Omega Acquisition") in March 1995 with the Hicks, Muse, Tate & Furst Equity Fund II, L.P. ("HM Fund II") as principal investor. Hicks Muse formed Holding and the Company in April 1995 for the purpose of combining the operations of Wirekraft and Omega (the "Wirekraft/Omega Combination"). HM Fund II is the controlling stockholder of Holding.

     Hicks Muse is a private investment firm with offices in Dallas, New York, St. Louis and Mexico City that specializes in leveraged acquisitions, recapitalizations and other principal investing activities. Since the firm's inception in 1989, Hicks Muse (including its predecessor firm) has completed or has pending approximately 90 leveraged acquisitions having a combined transaction value of approximately $19 billion.

     With respect to the Company, Hicks Muse is combining its financial expertise with the operating management experience of Mills & Partners. Organized in 1985 by James N. Mills, Mills & Partners consists of a group of senior operating executives who manage a portfolio of companies in a variety of industries. Mills & Partners and Hicks Muse have established an exclusive relationship to pursue leveraged acquisitions of diversified commercial and industrial companies that Mills & Partners will manage.

                              RECENT DEVELOPMENTS

     On March 5, 1996, Wire Technologies, Inc. ("Wire Technologies"), a wholly-owned subsidiary of the Company, acquired Dekko (the "DWT Acquisition") for total consideration of approximately $173.2 million. Wire Technologies is engaged in the design, manufacture and marketing of insulated and non-insulated copper wire.

     On February 12, 1997, the Company acquired all of the issued and outstanding common stock of Camden, a wholly-owned subsidiary of Oneida LTD. (the "Camden Acquisition"), for total consideration of approximately $65.0 million. Camden is engaged in the design, manufacture and marketing of non-insulated bare and tin-plated copper wire.

     In connection with the Camden Acquisition, Holding and the Company entered into an Amended and Restated Credit Agreement (the "Credit Agreement") dated as of February 12, 1997, with The Chase Manhattan Bank, Bankers Trust Company and the other lenders party thereto pursuant to which the Company obtained financing of up to $428.5 million, consisting of an $111.0 million, five year term Tranche A loan, an $115.0 million, seven year term Tranche B loan, an $127.5 million, eight year term Tranche C loan (collectively, the "Term Facility") and a $75.0 million revolving loan and letter of credit (the "Revolver," and together with the "Term Facility," the "Senior Bank Facility").

     On June 17, 1997, the Company consummated the sale of the Old Notes in a private placement to Chase Securities Inc. and BT Securities Corporation, which immediately resold the Old Notes pursuant to Rule 144A promulgated under the Securities Act (the "Rule 144A Offering").

     In connection with the Rule 144A Offering, the Company sought and received the consent of the lenders under the Senior Bank Facility to the application of the net proceeds from the Rule 144A Offering as described in the following paragraph and entered into the First Amendment to Amended and Restated Credit Agreement, dated as of June 17, 1997 (the "First Amendment"). See "Description of Senior Bank Facility."

     The Company used the net proceeds of the Rule 144A Offering to repay approximately $158.3 million principal amount of borrowings outstanding under the Senior Bank Facility (the "Senior Debt Repayment"). The Senior Debt Repayment was allocated in the following manner: first, approximately $65.5 million was applied to the Tranche A Loan to reduce the aggregate principal amount outstanding thereunder to $25.0 million; second, approximately $80.5 million was applied to the Tranche B Loan, which was combined with the Tranche C Loan pursuant to the First Amendment, to reduce the aggregate principal amount outstanding thereunder to $160.5 million; and third, approximately $12.3 million was applied to the Revolver to repay in full all amounts outstanding thereunder. See "Description of Senior Bank Facility."

     On June 20, 1997, the Company repurchased (the "Notes Repurchase") $5.0 million aggregate principal amount of its 14% Senior Subordinated Notes due 2005 (the "14% Notes") for 113% of the principal amount of such 14% Notes, plus accrued and unpaid interest.

                               THE EXCHANGE OFFER

     The Exchange Offer applies to $150.0 million aggregate principal amount of the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture pursuant to which the Old Notes were issued. The Old Notes and the New Notes are sometimes referred to collectively herein as the "Notes." See "Description of New Notes."

The Exchange Offer.........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, Old Notes representing $150.0 million aggregate principal amount are outstanding. The terms of the New Notes and the Old Notes are substantially identical.

                             Based on an interpretation by the Commission's staff set forth in no action letters issued to third parties unrelated to the Company and the Subsidiary Guarantors, the Company and the Subsidiary Guarantors believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company or any Subsidiary Guarantor within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. See "The Exchange Offer -- Purpose and Effect." Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See "Plan of Distribution."

Registration Rights
  Agreement................  The Old Notes were sold by the Company on June 17,
                             1997, in a private placement. In connection with the sale, the Company and the Subsidiary Guarantors entered into an Exchange and Registration Rights Agreement with the purchasers (the "Registration Rights Agreement") providing for the Exchange Offer. See "The Exchange Offer -- Purpose and Effect."


Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on December 12, 1997, or such later date and time to which it is extended (the "Expiration Date").


Withdrawal.................  The tender of Old Notes pursuant to the Exchange
                             Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New Notes
and Old Notes..............  Interest on each New Note will accrue from the date of issuance of the Old Note for which the New Note is exchanged or from the date of the last periodic payment of interest on such Old Note, whichever is later.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offer -- Conditions to Exchange Offer."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. Persons holding Old Notes through The Depository Trust Company (the "DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering Participant (as defined) will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company and the Subsidiary Guarantors that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder of the Old Notes,
                             (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company or any Subsidiary Guarantor. Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors are required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (i) existing law or Commission interpretations are changed with the result that the New Notes received by holders in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the Company) without restriction under the Securities Act, (ii) one of the initial purchasers of the Old Notes directly from the Company so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by it after consummation of the Exchange Offer or (iii) any holder of Old Notes either (a) is not eligible to participate in the Exchange offer or (b) participates in the Exchange Offer and does not receive freely transferrable New Notes in exchange for Old Notes (in each case under this clause (iii) other than as a result of applicable Commission interpretations or laws in effect on the original issue date of the Old Notes). See "The Exchange Offer -- Purpose and Effect."

Acceptance of Old Note and
  Delivery of New Notes....  The Company and the Subsidiary Guarantors will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  IBJ Schroder Bank & Trust Company is serving as
                             Exchange Agent in connection with the Exchange Offer (the "Exchange Agent").

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer should not be a taxable event for Federal income tax purposes. See "Certain Federal Income Tax Considerations."

Effect of Note Tendering...  Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company and the Subsidiary Guarantors will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

                                 THE NEW NOTES

Issuer.....................  International Wire Group, Inc.

Securities Offered.........  $150.0 million aggregate principal amount of
                             11 3/4% Series B Senior Subordinated Notes due
                             2005.

Maturity...................  June 1, 2005.

Interest Payment Dates.....  June 1 and December 1 of each year, commencing
                             December 1, 1997.

Sinking Fund...............  None.

Optional Redemption........  Except as described below, the Company may not redeem the New Notes prior to June 1, 2000. On and after such date, the Company may redeem the New Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time prior to June 1, 1998, the Company may, subject to certain requirements, redeem up to $50.0 million of the aggregate principal amount of the New Notes with the net cash proceeds of one or more Equity Offerings, so long as a Public Market exists at the time of such redemption, at a redemption price equal to 110% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $75.0 million of the aggregate principal amount of the New Notes remains outstanding after each such redemption. See "Description of New Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, (i) the
                             Company will have the option, at any time on or prior to June 1, 2000, to redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the date of redemption, and
                             (ii) if the Company does not so redeem the New Notes or if such Change of Control occurs after June 1, 2000, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes -- Change of Control."

Subsidiary Guarantees......  The New Notes will be fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured, senior subordinated basis, by the Subsidiary Guarantors. See "Description of New Notes -- Subsidiary Guarantees."

Ranking....................  The New Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness of the Company. The New Notes will rank pari passu with all existing and any future Senior Subordinated Indebtedness of the Company and will rank senior to all Subordinated Obligations of the Company. The Subsidiary Guarantees are general, unsecured obligations of the Subsidiary Guarantors, subordinated in right of payment to existing and future Guarantor Senior Indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees rank pari passu with all existing and future Guarantor Senior Subordinated Indebtedness.

                             As of June 30, 1997, the aggregate amount of the Company's outstanding Senior Indebtedness is approximately $201.0 million (excluding unused commitments of approximately $52.0 million pursuant to the Senior Bank Facility), the liabilities of the Company's subsidiaries (including trade credit but excluding the Subsidiary Guarantee and subsidiary guarantees of, and borrowings backed by letters of credit issued pursuant to, the Senior Bank Facility) totalled approximately $139.7 million and the Company had $305.0 million in Senior Subordinated Indebtedness (including the Old Notes) outstanding.

Restrictive Covenants......  The Indenture limits, among other things: (i) the incurrence of additional indebtedness by the Company and its subsidiaries; (ii) the payment of dividends on, and redemption of, capital stock of the Company and its subsidiaries and the redemption of certain subordinated obligations of the Company and its subsidiaries; (iii) investments; (iv) sales of assets and subsidiary stock; (v) transactions with affiliates; and (vi) consolidations, mergers and transfers of all or substantially all the Company's assets. The Indenture also prohibits certain restrictions on distributions from the Company's subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of New Notes -- Certain Covenants."

                                  RISK FACTORS

     Prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the New Notes.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors in addition to other information included in this Prospectus before purchasing any of the New Notes.

SUBSTANTIAL LEVERAGE

     The Company is highly leveraged and has indebtedness that is substantial in relation to its total stockholder's equity. As of June 30, 1997, the Company and its consolidated subsidiaries had an aggregate of $525.8 million of outstanding indebtedness and a stockholder's deficit of $43.9 million. See "Capitalization." For the year ended December 31, 1996, after giving pro forma effect to the DWT Acquisition, the Rule 144A Offering, the Senior Debt Repayment and the Notes Repurchase as if they had occurred on January 1, 1996, the Company's earnings would have been insufficient to cover fixed charges by approximately $88.5 million. For the six months ended June 30, 1997, after giving pro forma effect to the Rule 144A Offering, the Senior Debt Repayment and the Notes Repurchase as if they had occurred on January 1, 1996, the Company's ratio of earnings to fixed charges would have been 1.3 to one. See "Unaudited Pro Forma Financial Information." The Company may incur additional indebtedness in the future, subject to certain limitations contained in (i) the Senior Bank Facility; (ii) the Original 11 3/4% Notes Indenture; (iii) the indenture (the "14% Notes Indenture"), dated February 12, 1997, pursuant to which the Company issued the 14% Notes; and (iv) the Indenture. See "Description of the Senior Bank Facility," "Description of Other Indebtedness" and "Description of New Notes."

     The Company's high degree of leverage could have important consequences to the holders of the New Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates;
(iv) the indebtedness outstanding under the Senior Bank Facility is secured and matures prior to the maturity of the New Notes; and (v) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and could make it more vulnerable to a downturn in general economic conditions or its business. See "Description of Senior Bank Facility," "Description of Other Indebtedness" and "Description of New Notes."

ABILITY TO SERVICE DEBT

     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds which the Company could realize therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBORDINATION

     The payment of principal of and interest on, and any premium or other amounts owing in respect of, the New Notes is subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, including all amounts owing under the Senior Bank Facility. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay obligations on the New Notes and other Senior Subordinated Indebtedness only after all Senior Indebtedness has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the New Notes. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of the New Notes, or purchase, redeem or otherwise retire the New Notes, in the event of certain defaults with respect to Senior Indebtedness, including the Senior Bank Facility.

     As of June 30, 1997, there was approximately $208.5 million of Senior Indebtedness (including the issuance of letters of credit pursuant to the Senior Bank Facility to support borrowings of certain of the Company's subsidiaries) outstanding. See "Capitalization." In addition, there was approximately $52.0 million available for borrowing under the Senior Bank Facility as of June 30, 1997 for general corporate purposes and working capital needs, which would be Senior Indebtedness if borrowed. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of the Senior Bank Facility," "Description of Other Indebtedness" and "Description of New Notes."

     Similarly, the indebtedness evidenced by the Subsidiary Guarantees is subordinated to the prior payment in full of all existing and future Guarantor Senior Indebtedness, including all amounts owing pursuant to the guarantees of the Senior Bank Facility. As of June 30, 1997, the liabilities of the Company's subsidiaries (including trade credit but excluding the Subsidiary Guarantee and subsidiary guarantees of, and borrowings backed by letters of credit issued pursuant to, the Senior Bank Facility) totalled approximately $139.7 million. See "Description of the Senior Bank Facility," "Description of Other Indebtedness" and "Description of New Notes -- Ranking" and "-- Subsidiary Guarantees."

HOLDING COMPANY STRUCTURE

     The Company is a holding company that derives all of its operating income from its subsidiaries. The Company must rely upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of, premium, if any, and interest on the New Notes. The ability of the Company's subsidiaries to make such payments may be restricted by, among other things, applicable state and foreign corporate laws and other laws and regulations.

     Indebtedness of the Company under the Senior Bank Facility is guaranteed by Holding and each of its direct or indirect subsidiaries (except foreign subsidiaries), including the Subsidiary Guarantors, and secured by a pledge of all the capital stock of the Company, all of the capital stock and the tangible and intangible assets of such subsidiaries, and 65% of the capital stock of foreign subsidiaries. Therefore, the rights of holders of the New Notes to participate in any distribution of assets of any Subsidiary Guarantor upon its bankruptcy, liquidation, dissolution, reorganization or otherwise will, as is the case with other unsecured creditors of such subsidiary, be subject to prior claims of senior creditors of that Subsidiary Guarantor (including holders of Indebtedness under the Senior Bank Facility and holders of other Guarantor Senior Indebtedness). See "Description of Senior Bank Facility," "Description of Other Indebtedness" and "Description of New Notes."

FRAUDULENT CONVEYANCE

     The incurrence of indebtedness (such as the Notes) in connection with the repayment of the Senior Bank Facility with the net proceeds of the Rule 144A Offering is subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that obligations (such as the Notes) were incurred with the intent of hindering, delaying or defrauding present or future creditors or that the Company received less than a reasonably equivalent value or fair consideration for those obligations and, at the time of the incurrence of the obligations, the obligor either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair salable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent at the time of, or rendered insolvent upon the consummation of, the Rule 144A Offering or that regardless of the standard, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of the Rule 144A Offering and the application of the net proceeds therefrom.

     In addition, the Subsidiary Guarantees may be subject to review under relevant federal and state fraudulent conveyances and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Subsidiary Guarantors. In such a case, the analysis set forth above would generally apply, except that the Subsidiary Guarantees could also be subject to the claim that the Subsidiary Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors), and therefore the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a Subsidiary Guarantor's obligation under its Subsidiary Guarantee, subordinate its Subsidiary Guarantee to other indebtedness of a Subsidiary Guarantor or take other action detrimental to the holders of the Notes.

RESTRICTIVE DEBT COVENANTS

     The Senior Bank Facility, the Original 11 3/4% Notes Indenture, the 14% Notes Indenture and the Indenture contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness or amend other debt instruments (including the Indenture and the Subsidiary Guarantee), pay dividends, create liens on assets, enter into leases, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, enter into sale/leaseback transactions or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Senior Bank Facility, the Company will be required to comply with specified financial ratios and tests, including minimum interest coverage and maximum leverage ratios and a trailing four quarter minimum EBITDA (earnings before interest, taxes, depreciation and amortization) test. See "Description of Senior Bank Facility," "Description of Other Indebtedness" and "Description of New Notes."

     The Company's ability to comply with the covenants and restrictions contained in the Senior Bank Facility, the Original 11 3/4% Notes Indenture, the 14% Notes Indenture and the Indenture may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the

Senior Bank Facility, the Original 11 3/4% Notes Indenture, the 14% Notes Indenture and/or the Indenture, which would permit the senior lenders or the holders of the Original 11 3/4% Notes, the 14% Notes or the Notes, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the Senior Bank Facility could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under "Description of Senior Bank Facility." See "Description of Senior Bank Facility," "Description of Other Indebtedness" and "Description of New Notes."

INTEREST RATE SENSITIVITY

     As borrowings under the Senior Bank Facility (approximately $185.5 million as of June 30, 1997) bear interest at floating rates that fluctuate over time, the Company is particularly sensitive to prevailing interest rates. A change in interest rates of 1/8 of 1% would result in a change of approximately $232,000 in the Company's annual interest expenses. A substantial increase in interest rates would adversely affect the Company's annual income and cash flow that would be available to meet its debt service obligations, including the New Notes. In order to minimize this risk the Company has entered into two interest rate agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Financing Arrangements."

CHANGE OF CONTROL

     Upon a Change of Control, as defined in the Indenture, (i) the Company will have the option at any time on or prior to June 1, 2000, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not so redeem the Notes or if such Change of Control occurs after June 1, 2000, the Company will be required to offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof to the date of repurchase plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control. In particular, a Change of Control may cause an acceleration of, or require an offer to repurchase under, the Senior Bank Facility and other indebtedness, if any, of the Company and its subsidiaries, in which case such indebtedness may be required to be repaid in full before repurchase of the Notes. See "Description of Senior Bank Facility."Additionally, the occurrence of the events that would constitute a Change of Control would also constitute a "Change of Control" under the Original 11 3/4% Notes Indenture and the 14% Notes Indenture. In such a case, the Company would be subject to the same obligations with respect to the Original 11 3/4% Notes and the 14% Notes as the Company would be subject to with respect to the Notes. See "Description of Other Indebtedness" and "Description of New
Notes -- Change of Control." The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered Notes would constitute an event of default under the Indenture.

DEPENDENCE ON CERTAIN INDUSTRIES

     A substantial portion of the Company's wire and wire harness products are ultimately used in the appliance, computer and data communications and automotive industries. Accordingly, a downturn in those industries could adversely affect the Company. Furthermore, an overall softening in the economy could adversely affect generally all the markets the Company serves.

DEPENDENCE ON KEY CUSTOMERS

     One customer accounted for approximately 18% of the Company's total sales in 1996, and certain other customers of the company account for significant portions of the Company's sales.

The loss of any such account, whether as a result of general or regional economic conditions, a diminished demand for the Company's products, or any other reason, could adversely affect the Company's results of operations. See "Business -- Key Customers."

FOREIGN OPERATIONS

     The Company manufactures certain of its products in Mexico, which such products management estimates accounted for approximately 18% of net sales in 1996. Foreign operations are subject to special risks that can materially affect the cash flows and financial position of the Company, including currency exchange rate fluctuations, inflation, exchange controls and political and other risks.

COMPETITION

     The wire and cable and wire harness markets in which the Company operates are highly competitive. Some of the Company's competitors are larger than the Company and have greater financial and other resources available to them and there can be no assurance that the Company can compete successfully with such other companies.

CONTROLLING STOCKHOLDER

     All of the common stock of the Company is owned by Holding, which in turn is controlled by an affiliate of Hicks Muse. As a result, Hicks Muse effectively will be able to elect all the members of the Board of Directors of Holding and therefore direct the management and policies of the Company. The interests of Hicks Muse and its affiliates may differ from the interests of holders of the New Notes. See "Summary -- Ownership and Management," "Outstanding Voting Securities of Holding and Principal Holders Thereof" and "Certain Relationships and Related Transactions."

ERISA CONSIDERATIONS

     HM Fund II is a private investment fund which is managed by an affiliate of Hicks Muse and which was formed for the principal purpose of making investments in companies. HM Fund II currently owns at least 80% of the total outstanding common stock of Holding and thereby indirectly possesses at least 80% of the total combined voting power and total value of shares of all classes of stock of the Company. HM Fund II also currently owns and may acquire at least 80% of the total combined voting power or the total value of shares of all classes of stock of other companies, some of which may sponsor or contribute to pension plans subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with the provisions of ERISA and the Code, the Company is a member of a controlled group of corporations or a group of trades or businesses under common control that includes HM Fund II (the "Fund II ERISA Group"), and each member of such group is jointly and severally liable for certain unfunded pension liabilities and pension contributions which arise during such member's inclusion within such group. While Hicks Muse expects each member of the Fund II ERISA Group to satisfy its pension-related obligations with respect to its employees to the fullest extent permitted by law, without assistance from other members of the Fund II ERISA Group, there are no assurances that an insolvency, bankruptcy or other condition would not occur at one member of the Fund II ERISA Group which could result in a liability to other members of the Fund II ERISA Group (including the Company). Hicks Muse is not currently aware of any accrued and unpaid pension contribution, or termination of or withdrawal from a pension plan subject to Title IV of ERISA or Section 412 of the Code at any member of the Fund II ERISA Group which would have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. While the Company believes that it is currently in material compliance with those laws and regulations, there can be no assurance that the Company will not incur significant costs to remediate violations thereof or to comply with changes in existing laws and regulations (or the enforcement thereof). Such costs could have a material adverse effect on the Company's results of operations and financial condition. As a manufacturer that uses hazardous materials in its operations, it is possible that in the future the Company will be subject to new or more stringent regulatory requirements. The Company is currently involved in environmental monitoring activities at its Camden, New York and Jordan, New York facilities. See "Business -- Environmental Matters."

LACK OF PUBLIC MARKET

     The Company does not intend to apply for a listing of the New Notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the New Notes and there can be no assurance as to the liquidity of markets that may develop for the New Notes, the ability of the holders of the New Notes to sell their New Notes or the price at which such holders would be able to sell their New Notes. If such markets were to exist, the New Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities.

     The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity, and trading markets independent of the financial performance of, and prospects for, the Company.

                                  THE COMPANY

     The Company is engaged in the design, manufacture and marketing of (i) non-insulated bare and tin-plated copper wire, (ii) insulated copper wire and
(iii) wire harnesses. The Company's products are utilized by a wide variety of customers primarily in the appliance, computer and data communications, automotive and industrial equipment industries.

     - Non-insulated copper wire products (or conductors) are used to transmit digital, video or audio signals or conduct electricity and are sold to a variety of insulated wire manufacturers.

     - Insulated wire products (copper conductors insulated with plastic, rubber or other polymeric compounds) are incorporated in wire harnesses that control and distribute electrical current in automobiles, trucks, and appliances.

     - Wire harnesses (assemblies of wires that are terminated with connectors, switches or other electrical devices) are sold to the major U.S. manufacturers of household appliances and utilized in refrigerators, washers, dryers, ranges and dishwashers.

     The Company's insulated wire manufacturing and wire harness fabrication businesses are conducted by its Wirekraft unit, which has been in the business of manufacturing wire and cable and fabricating wire harnesses for approximately 35 years. Wire harness operations began in 1952 as Burcliff Holdings Corporation ("Burcliff"). The insulated wire activities have their roots as a division of Bristol Holding Corporation ("Bristol") and were initiated approximately 35 years ago. In 1987, Burcliff was acquired by Kirtland Indiana, Limited Partnership ("KILP"), a limited partnership organized by Kirtland Capital, a private investment firm ("Kirtland"). In 1988, Kirtland acquired Bristol and contributed Bristol's insulated wire business (known as Wirekraft Industries) into KILP.

     In December 1992, an investor group led by Hicks Muse and Mills & Partners acquired KILP and renamed the operating entity Wirekraft Industries, Inc. In December 1993, Wirekraft purchased the wire manufacturing business of Ristance Corporation ("Ristance"), a subsidiary of Echlin, Inc. Ristance, a manufacturer of high temperature insulated copper wire, was subsequently consolidated into Wirekraft's insulated wire business. This acquisition increased Wirekraft's capacity as well as its product offering in the automotive, appliance and motor leadwire markets. In 1994, Wirekraft completed a major expansion of its wire mill in El Paso, Texas and acquired an insulating facility in Nogales, Mexico. The El Paso expansion significantly increased the copper wire fabricating capacity of Wirekraft and provided Wirekraft with a valuable presence in the Southwestern U.S.

     In December 1994, Wirekraft acquired (the "ECM Acquisition") ECM and certain related assets from General Electric Company ("GE"). ECM functioned as the captive appliance wire harness operation for GE's domestic appliance business. ECM has been integrated into the wire harness operations of Wirekraft and its Mexican presence provides Wirekraft significant competitive advantages. As part of the acquisition, Wirekraft entered into an eight-year supply agreement (subsequently extended through 2006) to supply substantially all of GE's domestic wire harness requirements for major kitchen and laundry appliances.

     The Company's non-insulated wire manufacturing business is conducted by its Omega unit. Omega began operations in 1973, principally as a manufacturer of copper wire used in appliances and extension cords. In 1980, Omega acquired Auburn Wire Corporation, which expanded Omega's product offering to include shielding wire primarily used in computer and data communications applications. Omega expanded its shielding wire production capabilities in 1981 by establishing an additional facility in Hyannis, Massachusetts. In 1988, Omega was acquired by Thomas H. Lee Company and management. Omega's product offering was expanded further to include braided wire and textile products with the acquisition of Continental Cordage Corporation in 1989. In 1991, Omega acquired two manufacturing facilities in New York from Laribee Wire, a financially distressed competitor. The addition of these two facilities significantly increased Omega's capacity to manufacture tinplated wire as well as stranded and bunched wire products. In 1992, Omega acquired, in exchange for certain equipment and technology, a 20% interest in Changzhou Omega Wire Co., Ltd., a newly formed joint venture based in The People's Republic of China. This venture enabled Omega to participate indirectly in markets outside the U.S.

     In March 1995, Omega was acquired by an investor group (including management) led by Hicks Muse and Mills & Partners.

     Holding, the sole stockholder of the Company, and the Company were incorporated in Delaware in April 1995 by Hicks Muse and Mills & Partners to facilitate the Wirekraft/Omega Acquisitions, pursuant to which the operations of Wirekraft and Omega were combined to form the Company's operations. In June 1995, through a series of acquisitions and mergers, the Company consummated the Wirekraft/Omega Acquisitions with debt and equity financing valued at $420.6 million.

     In March 1996, Wire Technologies completed the DWT Acquisition for total consideration of approximately $173.2 million. Wire Technologies is engaged in the design, manufacture and marketing of insulated and non-insulated copper wire. The DWT Acquisition increased the Company's insulated and non-insulated wire manufacturing capabilities as well as increased the Company's capacity to better serve its client base and expand into new markets by adding specialty products to the Company's product offering.

     In February 1997, the Company completed the Camden Acquisition for total consideration of approximately $65.0 million. Camden is engaged in the design, manufacture and marketing of non-insulated bare and tin-plated copper wire. The Camden Acquisition allowed the Company to expand its geographic manufacturing base and the Company expects to realize increased efficiencies by consolidating the operations of Omega and Camden.

     The principal executive offices of the Company and each Subsidiary Guarantor are located at 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105 and the Company's telephone number at such address is (314) 719-1000.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. The Company used the net proceeds from the Rule 144A Offering to repay approximately $158.3 million principal amount of borrowings outstanding under the Senior Bank Facility.

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company at June 30, 1997.

                                                              JUNE 30, 1997
                                                              --------------
                                                              (IN THOUSANDS)
Long-term debt (including current maturities):
  Revolver(1)...............................................     $     --
  Term Facility:
     Tranche A Loan.........................................       25,000
     Tranche B Loan.........................................      160,500
  11 3/4% Senior Subordinated Notes due 2005................      150,000
  11 3/4% Series B Senior Subordinated Notes due 2005(2)....      163,036
  14% Senior Subordinated Notes due 2005....................        5,000
  Other(3)..................................................       22,223
                                                                 --------
          Total long-term debt..............................      525,759
Stockholder's equity (deficit)(4)...........................      (43,915)
                                                                 --------
          Total capitalization..............................     $481,844
                                                                 ========

---------------

(1) The Senior Bank Facility provides for maximum revolving loans of up to $75,000. See "Description of Senior Bank Facility."

(2) Includes approximately $13,036 attributable to amortizable bond premium received in connection with the Rule 144A Offering.

(3) Includes $15,500 in industrial revenue bonds issued by a Subsidiary Guarantor that have been guaranteed by the Company.

(4) Included in stockholder's equity (deficit) are the following:

     Contributed capital................  $114,193
     Predecessor basis..................   (67,762)
     Accumulated deficit................   (90,346)
                                          --------
          Total stockholder's equity
             (deficit)..................  $(43,915)
                                          ========

                            SELECTED FINANCIAL DATA

THE COMPANY

     The selected financial data below presents the financial information for the seven months ended December 31, 1995, for the year ended December 31, 1996, for the six months ended June 30, 1996 and for the six months ended June 30, 1997. The data for the seven months ended December 31, 1995 and for the year ended December 31, 1996 are derived from the audited consolidated financial statements of the Company. The data for the six months ended June 30, 1996 and June 30, 1997 are derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The selected financial data should be read in conjunction with the consolidated financial statements of the Company and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein. Certain financial information regarding the Company's industry segments is provided in the notes to the consolidated financial statements of the Company included elsewhere herein.

                                                     SEVEN
                                                     MONTHS                       SIX MONTHS ENDED
                                                     ENDED        YEAR ENDED          JUNE 30,
                                                  DECEMBER 31,   DECEMBER 31,   --------------------
                                                      1995           1996         1996        1997
                                                  ------------   ------------   ---------   --------
                                                                                    (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
RESULTS OF OPERATIONS:
  Net sales.....................................   $ 245,583      $ 546,981     $ 266,116   $365,551
  Cost of goods sold............................     195,221        420,823       207,968    284,378
  Selling, general and administrative
    expenses....................................      17,129         43,885        20,578     27,719
  Depreciation and amortization.................      11,020         31,341        12,946     16,167
  Impairment, unusual and plant closing
    charges(1)..................................       1,750         84,250         4,000        500
  Inventory valuation adjustment(2).............          --          8,500         8,500         --
                                                   ---------      ---------     ---------   --------
    Operating income (loss).....................      20,463        (41,818)       12,124     36,787
  Interest expense..............................     (19,931)       (43,013)      (20,583)   (25,380)
  Amortization of deferred financing costs......      (1,468)        (3,701)       (1,814)    (2,057)
  Other (expense) income........................        (158)           312           132         11
                                                   ---------      ---------     ---------   --------
    Income (loss) before income tax provision...      (1,094)       (88,220)      (10,141)     9,361
  Income tax provision..........................       2,197          1,262           575      3,943
                                                   ---------      ---------     ---------   --------
    Income (loss) before extraordinary item.....      (3,291)       (89,482)      (10,716)     5,418
  Extraordinary item............................          --             --            --     (2,991)(3)
                                                   ---------      ---------     ---------   --------
    Net income (loss)...........................   $  (3,291)     $ (89,482)    $ (10,716)  $  2,427
                                                   =========      =========     =========   ========
OTHER DATA:
  EBITDA, as adjusted(4)........................   $  33,233      $  82,273     $  37,570   $ 53,454
  Capital expenditures..........................       5,751         15,849         5,486      7,679
  Total assets..................................     427,920        531,020       603,284    614,796
  Long-term obligations (including current
    maturities).................................     338,677        447,667       466,541    525,759
  Ratio of earnings to fixed charges(5).........          --             --            --        1.3x
  Deficiency of earnings available to cover
    fixed charges(5)............................      (1,094)       (88,220)      (10,141)        --
CASH FLOW DATA:
  Net cash from (used in) operating
    activities..................................   $  13,334      $  31,980     $   3,478   $  8,331
  Net cash from (used in) investing
    activities..................................    (346,797)      (176,108)     (165,745)   (66,675)
  Net cash from (used in) financing
    activities..................................     333,463        144,128       165,103     58,344

---------------

(1) Represents charges relating to plant closings in the amounts of $1,750, $6,000, $4,000 and $500 in the seven months ended December 31, 1995, the year ended December 31, 1996, the six months ended June 30, 1996 and the six months ended June 30, 1997, respectively. In addition, included in the year ended December 31, 1996 are charges relating to the write-off of goodwill principally related to the acquisition of Wirekraft in the amount of $78,250. See Note 10 to the Company's consolidated financial statements for the year ended December 31, 1996.

(2) Represents a pre-tax inventory valuation charge to reduce the last in, first out ("LIFO") valuation of copper in inventory as a result of the decline in the average price of copper during 1996. See Note 4 to the Company's consolidated financial statements for the year ended December 31, 1996.

(3) The extraordinary item in the six months ended June 30, 1997, represents a $2,991 loss on the early extinguishment of debt (net of income taxes of $1,995).

(4) As used herein, "EBITDA, as adjusted" is defined as operating income (loss) adjusted to exclude impairment, unusual and plant closing charges, and other one-time charges. EBITDA is presented because (i) it is a widely accepted financial indicator of a company's ability to incur and service debt and
    (ii) it is the basis on which the Company's compliance with certain financial covenants contained in the Indenture, the Original 11 3/4% Notes Indenture, the 14% Notes Indenture and the Senior Bank Facility is principally determined. However, EBITDA, as adjusted, does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Also, the measure of EBITDA, as adjusted, may not be comparable to similar measures reported by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) For purposes of calculating the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, "earnings" represent operating income (loss) before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately one-third) of rental expenses that management believes is representative of the interest component of rent expense.

WIREKRAFT (A PREDECESSOR COMPANY)

     The selected financial data below presents the financial information of Wirekraft and its predecessor, KILP, for the periods indicated. The data for the year ended November 30, 1992 and for the period December 1, 1992 through December 21, 1992 is derived from the audited financial statements of KILP. The data for the period December 22, 1992 through November 30, 1993, the year ended November 30, 1994 and the six months ended May 31, 1995 is derived from the audited consolidated financial statements of Wirekraft. In connection with the December 2, 1994 ECM Acquisition, WB Holdings Inc. became a wholly-owned subsidiary of Wirekraft, and, accordingly, references to Wirekraft shall include WB Holdings Inc. The following information should be read in conjunction with the audited consolidated financial statements of Wirekraft and KILP and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                 KILP                                 WIREKRAFT
                                      ---------------------------    -------------------------------------------
                                                     DECEMBER 1,     DECEMBER 22,
                                                     1992 THROUGH    1992 THROUGH    YEAR ENDED     SIX MONTHS
                                      NOVEMBER 30,   DECEMBER 21,    NOVEMBER 30,   NOVEMBER 30,   ENDED MAY 31,
                                          1992           1992          1993(1)          1994           1995
                                      ------------   ------------    ------------   ------------   -------------
                                                         (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
RESULTS OF OPERATIONS:
  Net sales.........................    $174,684       $ 9,714        $ 181,188       $240,972       $168,053
  Cost of goods sold................     146,597         8,339          150,092        201,602        138,851
  Selling, general and
    administrative expenses.........      10,869           505           10,582         14,319         13,301
  Depreciation and amortization.....       5,141           218            4,496          6,435          6,474
  Compensation expense..............          --            --               --             --            895(2)
  Expenses related to sale..........          --         6,929(3)            --             --            501(4)
  Expenses related to plant
    closings........................          --            --               --             --          2,000(5)
                                        --------       -------        ---------       --------       --------
    Operating income (loss).........      12,077        (6,277)          16,018         18,616          6,031
  Interest expense..................      (4,761)       (1,418)(6)       (8,645)       (10,565)        (8,020)
  Amortization of deferred financing
    costs...........................          --            --           (1,677)        (1,995)        (1,657)
                                        --------       -------        ---------       --------       --------
    Income (loss) before income
      taxes and extraordinary
      item..........................       7,316        (7,695)           5,696          6,056         (3,646)
  Income tax provision
    (benefit)(7)....................          --            --            3,155          3,023         (2,114)
                                        --------       -------        ---------       --------       --------
    Income (loss) before
      extraordinary item............       7,316        (7,695)           2,541          3,033         (1,532)
  Extraordinary item................          --            --               --             --         (7,835)(8)
                                        --------       -------        ---------       --------       --------
    Net income (loss)...............    $  7,316       $(7,695)       $   2,541       $  3,033       $ (9,367)
                                        ========       =======        =========       ========       ========
OTHER DATA:
  EBITDA, as adjusted(9)............    $ 18,673       $   870        $  20,514       $ 25,051       $ 15,901
  Capital expenditures..............       2,122           136            3,705          6,248          2,914
  Total assets......................      81,074        80,421          146,671        178,488        241,277
  Long-term obligations (including
    current maturities).............      45,294        42,143           93,123        111,639        148,386
  Ratio of earnings to fixed
    charges(10).....................         2.5x           --              1.5x           1.5x            --
  Deficiency of earnings available
    to cover fixed charges(10)......          --        (7,695)              --             --         (3,646)
CASH FLOW DATA:
  Net cash from (used in) operating
    activities......................    $ 15,710       $   601        $   8,620       $  2,318       $ (3,921)
  Net cash from (used in) investing
    activities......................      (1,964)         (136)        (115,026)       (18,002)       (47,887)
  Net cash from (used in) financing
    activities......................     (13,009)         (652)         106,646         17,497         51,663

---------------

 (1) On December 21, 1992, WB Holdings Inc., through the Original Wirekraft Acquisition, acquired all of the issued and outstanding common stock of Bristol and Burcliff.
 (2) Represents payments to senior management of Wirekraft for the redemption of employee stock options in connection with the Wirekraft/Omega Combination.
 (3) Represents non-recurring expenses associated with the Original Wirekraft Acquisition, which included exit bonuses, severance arrangements and brokerage and legal fees.
 (4) Represents non-recurring expenses of Wirekraft associated with the Wirekraft/Omega Combination, which included, among other things, brokerage and legal fees.
 (5) Represents expenses related to the closing of certain domestic wire harness facilities.
 (6) Includes write-off of deferred financing costs of $1,211 associated with the Original Wirekraft Acquisition.
 (7) The results of operations for the year ended November 30, 1992 and the period from December 1, 1992 through December 21, 1992 did not include a provision for income taxes since the net income for KILP is included in the income tax returns of its partners.
 (8) The extraordinary item in the six months ended May 31, 1995, represents a $7,835 loss on the early extinguishment of debt (net of income taxes of $4,930).
 (9) As used herein, "EBITDA, as adjusted" is defined as operating income (loss) adjusted to exclude impairment, unusual and plant closing charges, and other one-time charges. EBITDA is presented because (i) it is a widely accepted financial indicator of a company's ability to incur and service debt and (ii) it is the basis on which the Company's compliance with certain financial covenants contained in the Indenture, the Original
     11 3/4% Notes Indenture, the 14% Notes Indenture and the Senior Bank Facility is principally determined. However, EBITDA, as adjusted, does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Also, the measure of EBITDA, as adjusted, may not be comparable to similar measures reported by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." An adjustment was made to EBITDA for the year ended November 30, 1993 in the amount of $1,455. This adjustment represents charges to operations incurred by KILP but not assumed by the Company.
(10) For purposes of calculating the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, "earnings" represent operating income (loss) before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately one-third) of rental expenses that management believes is representative of the interest component of rent expense.

OMEGA (A PREDECESSOR COMPANY)

     The selected financial data below presents the financial information of Omega and its predecessor, THL-Omega Holding Corporation ("THL-Omega"), for the periods indicated. The data for the years ended December 31, 1992, 1993 and 1994 and the three months ended March 31, 1995 are derived from the audited consolidated financial statements of THL-Omega. The data for the two months ended May 31, 1995, are derived from the audited consolidated financial statements of Omega. The following information should be read in conjunction with the audited consolidated financial statements of Omega and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein.

                                                                      THL-OMEGA                        OMEGA
                                                    ---------------------------------------------     --------
                                                                                          THREE         TWO
                                                                                         MONTHS        MONTHS
                                                        YEARS ENDED DECEMBER 31,          ENDED        ENDED
                                                    ---------------------------------   MARCH 31,     MAY 31,
                                                      1992       1993          1994       1995        1995(1)
                                                    --------   --------      --------   ---------     --------
                                                               (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
RESULTS OF OPERATIONS:
  Net sales.......................................  $108,312   $107,004      $134,457    $38,736      $ 23,295
  Cost of goods sold..............................    82,008     80,276        98,012     29,401        17,512
  Selling, general and administrative
    expenses......................................     8,925     12,061        10,839      2,651         1,639
  Depreciation and amortization...................     5,488      5,191         5,761      1,459         1,233
  Compensation expense............................        --         --            --      9,715(2)         --
  Expenses related to sale........................        --         --            --      1,689(3)         --
                                                    --------   --------      --------    -------      --------
    Operating income (loss).......................    11,891      9,476(4)     19,845     (6,179)        2,911
  Interest expense................................    (6,526)    (6,026)       (5,932)    (1,478)       (1,797)
  Amortization of deferred financing
    costs.........................................      (285)      (289)         (262)       (50)         (238)
  Other income....................................     1,015        772           296         32            --
                                                    --------   --------      --------    -------      --------
    Income (loss) before income taxes and
      extraordinary
      item........................................     6,095      3,933        13,947     (7,675)          876
  Income tax provision............................     2,550      1,892         5,787        484           171
                                                    --------   --------      --------    -------      --------
    Income (loss) before extraordinary
      item........................................     3,545      2,041         8,160     (8,159)          705
  Extraordinary item..............................        --         --            --     (1,148)(5)    (4,044)(6)
                                                    --------   --------      --------    -------      --------
    Net income (loss).............................  $  3,545   $  2,041      $  8,160    $(9,307)     $ (3,339)
                                                    ========   ========      ========    =======      ========
OTHER DATA:
  EBITDA, as adjusted(7)..........................  $ 17,379   $ 14,667(4)   $ 25,606    $ 6,684      $  4,144
  Capital expenditures............................     1,947      3,683         8,667      1,597           581
  Total assets....................................    87,342     85,868       101,675     97,657       176,659
  Long-term obligations (including current
    maturities)...................................    64,554     58,174        56,093     54,615       128,116
  Ratio of earnings to fixed charges(8)...........       1.8x       1.6x          3.1x        --           1.4x
  Deficiency of earnings available to cover fixed
    charges(8)....................................        --         --            --     (7,675)           --
CASH FLOW DATA:
  Net cash from (used in) operating activities....  $  3,474   $ 10,070      $ 11,064    $ 3,604      $  4,987
  Net cash from (used in) investing activities....       594     (3,683)       (8,667)    (1,597)     (159,661)
  Net cash from (used in) financing activities....    (4,721)    (6,380)       (2,081)    (1,536)      154,674

---------------

(1) On March 31, 1995, Omega, through the Original Omega Acquisition, acquired all of the issued and outstanding common stock of THL-Omega.

(2) Represents payments to senior management for the redemption of stock options and stock that was issued immediately prior to the Original Omega Acquisition for consideration less than the fair value.

(3) Represents expenses of the sellers associated with the Original Omega Acquisition.

(4) During 1993 a charge of approximately $3,100 was recorded related to certain one time bad debt write-offs. Excluding the effects of this charge, operating income and EBITDA, as adjusted, would have been $12,576 and $17,767, respectively.

(5) The extraordinary item in the three months ended March 31, 1995, represents a $1,148 loss on the early extinguishment of debt (net of income taxes of $765).

(6) The extraordinary item in the two months ended May 31, 1995, represents a $4,044 loss on the early extinguishment of debt (net of income taxes of $2,082).

(7) As used herein, "EBITDA, as adjusted" is defined as operating income (loss) adjusted to exclude impairment, unusual and plant closing charges, and other one-time charges. EBITDA is presented because (i) it is a widely accepted financial indicator of a company's ability to incur and service debt and
    (ii) it is the basis on which the Company's compliance with certain financial covenants contained in the Indenture, the Original 11 3/4% Notes Indenture, the 14% Notes Indenture and the Senior Bank Facility is principally determined. However, EBITDA, as adjusted, does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Also, the measure of EBITDA, as adjusted, may not be comparable to similar measures reported by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(8) For purposes of calculating the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, "earnings" represent operating income (loss) before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately one-third) of rental expenses that management believes is representative of the interest component of rent expense.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Unaudited Pro Forma Financial Information") of the Company is based on the audited and unaudited consolidated financial statements of the Company included elsewhere in this Prospectus, as adjusted to give effect to the DWT Acquisition, the Rule 144A Offering, the Senior Debt Repayment and the Notes Repurchase.

     The statement of operations data included in the Unaudited Pro Forma Financial Information for the year ended December 31, 1996 has been prepared to give effect to the DWT Acquisition, the Rule 144A Offering, the Senior Debt Repayment and the Notes Repurchase as if they had occurred on January 1, 1996. The statement of operations data included in the Unaudited Pro Forma Financial Information for the six months ended June 30, 1997 has been prepared to give effect to the Rule 144A Offering, the Senior Debt Repayment and the Notes Repurchase as if they had occurred on January 1, 1996. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The DWT Acquisition was accounted for using the purchase method of accounting whereby the total acquisition cost has been allocated to the consolidated assets and liabilities based upon their estimated respective fair values.

     The Unaudited Pro Forma Financial Information does not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future.

                         INTERNATIONAL WIRE GROUP, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                   ADJUSTMENTS
                                                            -------------------------
                                                                         RULE 144A
                                                                         OFFERING,
                                                                        SENIOR DEBT
                                                                         REPAYMENT
                                   COMPANY       DEKKO                   AND NOTES        COMPANY
                                  HISTORICAL   HISTORICAL   DEKKO(1)   REPURCHASE(2)    PRO FORMA(3)
                                  ----------   ----------   --------   --------------   ------------
Net sales.......................   $546,981     $ 29,095    $(1,249)      $    --         $574,827
Cost of goods sold..............    420,823       22,938     (1,249)           --          442,512
Selling, general and
  administrative expenses.......     43,885        1,199         --            --           45,084
Depreciation and amortization...     31,341          607        812(4)         --           32,760
Impairment, unusual and plant
  closing charges...............     84,250           --         --            --           84,250
Inventory valuation
  adjustment....................      8,500           --         --            --            8,500
                                   --------     --------    -------       -------         --------
     Operating income (loss)....    (41,818)       4,351       (812)           --          (38,279)
Other income (expense):
  Interest expense..............    (43,013)        (216)        --(5)     (3,382)(6)      (46,611)
  Amortization of deferred
     financing costs............     (3,701)          (8)        --           135(7)        (3,574)
  Other (expense) income........        312         (391)        --            --              (79)
                                   --------     --------    -------       -------         --------
     Income (loss) before income
       tax provision............    (88,220)       3,736       (812)       (3,247)         (88,543)
Income tax provision............      1,262           --      1,170(8)     (1,299)(9)        1,133
                                   --------     --------    -------       -------         --------
     Net income (loss)..........   $(89,482)    $  3,736    $ 1,982       $(1,948)        $(89,076)
                                   ========     ========    =======       =======         ========
EBITDA, as adjusted(10).........   $ 82,273                                               $ 87,231
                                   ========                                               ========
Ratio of earnings to fixed
  charges(11)...................        N/A                                                    N/A

   See accompanying Notes to the Unaudited Pro Forma Statement of Operations.

                         INTERNATIONAL WIRE GROUP, INC.

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

 (1) Adjustments give effect to the DWT Acquisition as if it were consummated on January 1, 1996.

 (2) Adjustments give effect to the Rule 144A Offering, the Senior Debt Repayment and the Notes Repurchase as if each were consummated on January 1, 1996.

 (3) The Unaudited Pro Forma Statement of Operations does not reflect the following:

     (a) The write-off of deferred financing costs of approximately $4,336 related to the portion of the Senior Bank Facility that was repaid with the net proceeds from the Rule 144A Offering.

     (b) The extraordinary item for early extinguishment of debt resulting from $650 premium for the Notes Repurchase.

     (c) Revenues and expenses of Camden for the year ended December 31, 1996.

     (d) Cost savings related to the DWT Acquisition and the Camden Acquisition and the full-year impact of cost reduction programs implemented in 1996. The cost savings include plant rationalizations, headcount reductions and consolidation of administrative services. The cost reduction programs include early retirement programs and the full-year impact of the establishment of a southwest facility.

     (e) Elimination of the non-recurring charge for expenses related to plant closings, which relate to the consolidation and closing of previously owned facilities. These closures occurred as their operations were transitioned to Dekko facilities.

 (4) Reflects the increase in goodwill amortization in the amount of $566 and the net increase in depreciation expense in the amount of $246 as if the DWT Acquisition had been consummated at the beginning of the period.

 (5) Financing for the DWT Acquisition is included in the column "Rule 144A Offering, Senior Debt Repayment and Notes Repurchase."

 (6) Reflects the net increase in interest expense as if the Rule 144A Offering, the Senior Debt Repayment and the Notes Repurchase had occurred on January 1, 1996:

     Senior Bank Facility(a)
       Reduction of Senior Bank Facility interest expense from
          interest rate
          reduction..............................................  $ (1,515)
       Reduction of Senior Bank Facility interest expense from
          principal reduction -- $158,338 at applicable interest
          rates..................................................   (12,683)
                                                                   --------
          Reduction of interest under Senior Bank Facility.......   (14,198)
     11 3/4% Series B Senior Subordinated Notes due 2005 at an
       effective yield to maturity of 10.121%(b).................    16,493
     14% Senior Subordinated Notes due 2005(c)...................     1,400
     Reduction of interest under Notes Repurchase(d).............      (313)
                                                                   --------
          Net interest adjustment................................  $  3,382
                                                                   ========

---------------

     (a) A one-eighth of one percent change in interest rates would impact interest expense for borrowings under the Senior Bank Facility in the amount of approximately $232.

     (b) Effective yield to maturity reflects the effect of the amortization of the bond premium received in connection with the Rule 144A Offering.

     (c) Reflects $10,000 14% Senior Subordinated Notes due 2005 originally converted.

     (d) Reflects the net decrease in interest expense between $5,000 14% Senior Subordinated Notes due 2005 and $5,650 of borrowings under the Senior Bank Facility.

 (7) Reflects the net decrease in deferred financing costs amortization as if the Rule 144A Offering had occurred on January 1, 1996.

 (8) Reflects the effect of pro forma adjustments described above and the estimated pro forma tax provision of Dekko as a C corporation.

 (9) Reflects the tax effect of the pro forma adjustments (6) and (7) described above.

(10) As used herein, "EBITDA, as adjusted" is defined as operating income (loss) adjusted to exclude impairment, unusual and plant closing charges, and other one-time charges. EBITDA is presented because (i) it is a widely accepted financial indicator of a company's ability to incur and service debt and (ii) it is the basis on which the Company's compliance with certain financial covenants contained in the Indenture, the Original
     11 3/4% Notes Indenture, the 14% Notes Indenture and the Senior Bank Facility is principally determined. However, EBITDA, as adjusted, does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Also, the measure of EBITDA, as adjusted, may not be comparable to similar measures reported by other companies.

(11) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent operating income (loss) before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately one-third) of rental expenses that management believes is representative of the interest component of rent expense. On a pro forma basis, earnings were insufficient to cover fixed charges by $88,543.

                         INTERNATIONAL WIRE GROUP, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                                                     ADJUSTMENTS
                                                                   ----------------
                                                                      RULE 144A
                                                                      OFFERING,
                                                                     SENIOR DEBT
                                                                      REPAYMENT
                                                      COMPANY         AND NOTES          COMPANY
                                                     HISTORICAL     REPURCHASE(1)      PRO FORMA(2)
                                                     ----------    ----------------    ------------
Net sales..........................................   $365,551              --           $365,551
Cost of goods sold.................................    284,378              --            284,378
Selling, general and administrative expenses.......     27,719              --             27,719
Depreciation and amortization......................     16,167              --             16,167
Plant closing charges..............................        500              --                500
                                                      --------         -------           --------
     Operating income..............................     36,787              --             36,787
Other income (expense):
  Interest expense.................................    (25,380)        $(1,609)(3)        (26,989)
  Amortization of deferred financing costs.........     (2,057)             68(4)          (1,989)
  Other income.....................................         11              --                 11
                                                      --------         -------           --------
     Income before income tax provision............      9,361          (1,541)             7,820
Income tax provision...............................      3,943            (616)(5)          3,327
                                                      --------         -------           --------
     Income (loss) before extraordinary item.......   $  5,418         $  (925)          $  4,493
                                                      ========         =======           ========
EBITDA, as adjusted(6).............................   $ 53,454                           $ 53,454
                                                      ========                           ========
Ratio of earnings to fixed charges(7)..............        1.3x                               1.3x

   See accompanying Notes to the Unaudited Pro Forma Statement of Operations.

                         INTERNATIONAL WIRE GROUP, INC.

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

(1) Adjustments give effect to the Rule 144A Offering, the Senior Debt Repayment and the Notes Repurchase as if each were consummated on January 1, 1996.

(2) The Unaudited Pro Forma Statement of Operations does not reflect revenues and expenses of Camden for the period from January 1, 1997 to February 12, 1997 (the date of the Camden Acquisition) and cost savings related to the Camden Acquisition. The cost savings include plant rationalizations, head count reductions and the consolidation of administrative services.

(3) Reflects net increase in interest expense as if the Rule 144A Offering, the Senior Debt Repayment and the Notes Repurchase had occurred on January 1, 1996:

    Senior Bank Facility(a)
      Reduction of Senior Bank Facility interest expense from
         interest rate reduction................................  $  (716)
      Reduction of Senior Bank Facility interest expense from
         principal reduction -- $158,338 at applicable interest
         rates..................................................   (5,990)
                                                                  -------
              Reduction of interest under Senior Bank
              Facility..........................................   (6,706)
    11 3/4% Series B Senior Subordinated Notes due 2005 at an
      effective yield to maturity of 10.121%(b).................    7,802
    14% Senior Subordinated Notes due 2005(c)...................      661
    Reduction of interest under Notes Repurchase(d).............     (148)
                                                                  -------
              Net interest adjustment...........................  $ 1,609
                                                                  =======

---------------

     (a) A one-eighth of one percent change in interest rates would impact interest expense for borrowings under the Senior Bank Facility in the amount of approximately $116.0.

     (b) Effective yield to maturity reflects the effect of the amortization of the bond premium received in connection with the Rule 144A Offering.

     (c) Reflects $10,000 14% Senior Subordinated Notes due 2005 originally converted.

     (d) Reflects the net decrease in interest expense between $5,000 14% Senior Subordinated Notes due 2005 and $5,650 of borrowings under the Senior Bank Facility.

(4) Reflects the net decrease in amortization of deferred financing costs as if the Rule 144A Offering had occurred on January 1, 1996.

(5) Reflects the tax effect of the pro forma adjustments (3) and (4) described above.

(6) As used herein, "EBITDA, as adjusted" is defined as operating income (loss) adjusted to exclude impairment, unusual and plant closing charges, and other one-time charges. EBITDA is presented because (i) it is a widely accepted financial indicator of a Company's ability to incur and service debt and
    (ii) it is the basis on which the Company's compliance with certain financial covenants contained in the Indenture, the Original 11 3/4% Notes Indenture, the 14% Notes Indenture and the Senior Bank Facility is principally determined. However, EBITDA, as adjusted, does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Also, the measure of EBITDA, as adjusted, may not be comparable to similar measures reported by other companies.

(7) For purposes of calculating the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, "earnings" represent operating income (loss) before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion (approximately one-third) of rental expenses that management believes is representative of the interest component of rent expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     To facilitate a meaningful comparison, the following discussion and analysis includes combined results of operations of the Company, Wirekraft, Omega and ECM for periods prior to the Wirekraft/ Omega Combination. These combined results of operations have not been prepared in accordance with GAAP, which does not allow for the aggregation of financial data for entities that are not under common ownership. Nevertheless, management believes that the aggregate financial information shown below for the periods prior to the Wirekraft/Omega Combination is helpful in understanding the past operations of the companies combined in the Wirekraft/Omega Combination. The Company in June 1995, through a series of mergers and acquisitions, consummated the Wirekraft/Omega Combination. As a result of certain transactions, including the Wirekraft/Omega Combination, the Original Omega Acquisition and the ECM Acquisition, the Company incurred substantial indebtedness and recorded significant amounts of goodwill, which resulted in interest and amortization expenses for the Company substantially greater than the interest and amortization expenses incurred by the Company's predecessors. Additionally, the accounting bases for the Company's predecessors differ from the accounting bases of the Company. Therefore, the results of operations data for the Company's predecessors are not directly comparable to the results of operations data for the Company, and the Company cautions investors against placing undue reliance on the comparative information contained herein.

     The Company conducts its operations through two segments: (i) wire products, which includes both non-insulated and insulated wire, and (ii) wire harness products. The table below sets forth the major components of the results of operations on a historical combined basis for the fiscal year 1994 and the five months ended May 31, 1995 and on a historical basis for the seven months ended December 31, 1995, the year ended December 31, 1996 and the six month periods ended June 30, 1996 and 1997 and should be used in reviewing the discussion and analysis of results of operations and liquidity and capital resources.

     Included in fiscal year 1994, and referred to as "Historical Combined Fiscal Year Ended December 31, 1994," is the year ended November 30, 1994 of Wirekraft, the year ended December 31, 1994 of THL-Omega, which was acquired by Omega in March 1995, and the eleven month period ended November 30, 1994 of ECM. The results of operations of Dekko and Camden are not included in the Historical Combined Fiscal Year Ended December 31, 1994.

     Included in fiscal year 1995, and referred to as "Historical Combined Fiscal Year Ended December 31, 1995," is the five month period ended May 31, 1995 of Wirekraft, the three month period ended March 31, 1995 of THL-Omega, the two month period ended May 31, 1995 of Omega (collectively referred to as "Historical Combined Five Months Ended May 31, 1995") and the seven month period ended December 31, 1995 of the Company. The results of operations of Dekko and Camden are not included in the Historical Combined Fiscal Year Ended December 31, 1995.

     Included in the year ended December 31, 1996 is the year ended December 31, 1996 of the Company, which includes the results of operations of Wire Technologies from March 5, 1996, the date of the DWT Acquisition. The results of operations of Camden are not included in the year ended December 31, 1996.

     The data for the six month periods ended June 30, 1996 and June 30, 1997 are derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management of the Company include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. Included in the six month period ended June 30, 1996 are the results of the Company, which includes the results of operations of Wire Technologies from March 5, 1996, the date of the DWT Acquisition. Included in the six months ended June 30, 1997 are the results of the Company, which includes the results of operations of Camden from February 12, 1997, the date of the Camden Acquisition.

                             RESULTS OF OPERATIONS

                                               PREDECESSOR                                SUCCESSOR
                                      ------------------------------   -----------------------------------------------
                                      FISCAL YEAR                       SEVEN MONTHS      YEAR      SIX MONTHS ENDED
                                         ENDED         FIVE MONTHS         ENDED         ENDED          JUNE 30,
                                      DECEMBER 31,        ENDED         DECEMBER 31,    DECEMBER   -------------------
                                          1994       MAY 31, 1995(1)        1995        31, 1996     1996       1997
                                      ------------   ---------------   --------------   --------   --------   --------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Wire sales........................    $272,414         $131,831          $161,741     $385,627   $184,231   $275,156
  Wire harness sales................     174,716           77,279            83,842      161,354     81,885     90,395
                                        --------         --------          --------     --------   --------   --------
        Net sales...................     447,130          209,110           245,583      546,981    266,116    365,551
  Cost of goods sold................     348,633          167,456           195,221      420,823    207,968    284,378
  Selling, general and
    administrative expenses.........      39,746           15,714            17,129       43,885     20,578     27,719
  Depreciation and amortization.....      13,310            8,313            11,020       31,341     12,946     16,167
  Impairment, unusual and plant
    closing charges.................          --            2,000             1,750       84,250      4,000        500
  Inventory valuation adjustment....          --               --                --        8,500      8,500         --
  Compensation expense..............          --           10,610                --           --         --         --
  Expenses related to sale..........          --            2,190                --           --         --         --
                                        --------         --------          --------     --------   --------   --------
    Operating income (loss).........    $ 45,441         $  2,827          $ 20,463     $(41,818)  $ 12,124   $ 36,787
                                        ========         ========          ========     ========   ========   ========

---------------

(1) The results of operations data related to Wirekraft for the five months ended May 31, 1995 excludes the one month period ended December 31, 1994. Loss from operations of Wirekraft for the one month period ended December 31, 1994 was $64.

  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Net sales for the six months ended June 30, 1997 were $365.6 million, representing a $99.4 million, or 37.4%, increase compared to the same period in 1996. Wire segment sales increased $90.9 million, or 49.4%, in the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. This increase was the result of the DWT Acquisition, the Camden Acquisition and growth in the Company's computer and electronics, control signal and security and alarm accounts. The six months ended June 30, 1997 included the operations of Wire Technologies for the full six month period, while the same period in 1996 included the operations of Wire Technologies from March 5, 1996, the date of the DWT Acquisition. In addition, the six month period ended June 30, 1997 includes $52.7 million of sales from Camden. The increase in sales was partially offset by a decline in the average price of copper during the six months ended June 30, 1997 compared to the same period in 1996. Generally, the Company prices its products based upon a spread over the cost of copper, which results in a decreased dollar value of sales when copper prices decrease. The average price of copper based upon the New York Mercantile Exchange, Inc. (the "COMEX") declined to $1.13 per pound over the six months ended June 30, 1997 from $1.17 per pound over the six months ended June 30, 1996. Within the wire harness segment, sales increased $8.5 million, or 10.4%, for the six months ended June 30, 1997 compared to the same period in 1996. This increase was due to higher sales to the Company's major wire harness customers.

     Cost of goods sold as a percent of sales decreased to 77.8% for the six months ended June 30, 1997 from 78.1% for the six months ended June 30, 1996. This improvement reflected lower costs achieved through the transition of certain wire harness segment business to lower cost Mexican facilities, savings realized from plant consolidation actions taken in 1996, reduced material and logistic costs as well as the impact of declining copper prices. Because the Company's products are typically priced at a spread over the cost of copper, a lower copper price leads to a higher gross margin percentage but generally has no impact on gross margin dollars.

     Selling, general and administrative expenses were $27.7 million for the first six months of 1997 compared to $20.6 million for the same period in 1996. This $7.1 million increase primarily reflected the Camden Acquisition and the effect of including Wire Technologies for the entire six month period ended June 30, 1997. Expressed as a percent of sales, selling, general and administrative expenses decreased from 7.7% for the six month period ended June 30, 1996 to 7.6% for the six month period ended June 30, 1997. This improvement was attributable to synergies created through the acquisition, cost control and the effects of increased sales volume.

     Depreciation and amortization was $16.2 million for the six months ended June 30, 1997 as compared to $12.9 million for the same period in 1996. The increase of $3.3 million was the result of depreciation of property, plant and equipment additions and the amortization of goodwill from the Camden Acquisition partially offset by lower amortization as the result of the goodwill impairment charge recorded in 1996.

     A $4.0 million pre-tax charge to operations was recorded in March 1996, representing plant closing costs. The plant closing costs related to shutting down and consolidating several wire segment facilities. During the same period in 1997, the Company recorded a $0.5 million pre-tax charge to operations for consolidating a wire segment facility. An $8.5 million pre-tax inventory valuation charge was recorded in the first six months of 1996. This was the result of an adjustment to the LIFO valuation of copper in inventory, reflecting the decrease in the copper cost per pound from December 31, 1995 to June 30, 1996. During the first six months of 1997, a similar decrease did not occur.

  Year Ended December 31, 1996 Compared to Historical Combined Fiscal Year Ended December 31, 1995

     Net sales for the year ended December 31, 1996 were $547.0 million, representing a $92.3 million, or 20.3%, increase over the Historical Combined Fiscal Year Ended December 31, 1995. This increase occurred substantially within the wire segment, where sales increased $92.1 million, or 31.3%, over the Historical Combined Fiscal Year Ended December 31, 1995. This increase reflected $139.7 million of net sales from Wire Technologies, as well as continued growth in the Company's automotive, cable and control signal market accounts. These increases were partially offset by a decline in copper prices. In general, the Company prices its products based upon a spread over the cost of copper, which results in a decreased dollar value of sales when copper prices decrease. The average price of copper based upon the COMEX declined to $1.06 per pound over the year ended December 31, 1996 from $1.35 per pound during the Historical Combined Fiscal Year Ended December 31, 1995. Within the wire harness segment, sales remained constant at $161.4 million during the year ended December 31, 1996. This constant level of sales represented strong sales from most major wire harness customers other than Whirlpool. Sales to Whirlpool declined during the year due to the expiration of a transition supply agreement in October 1995.

     Cost of goods sold as a percent of sales decreased from 79.8% to 76.9% for the year ended December 31, 1996. This decrease was due to the result of negotiated price reductions for certain purchased materials and the elimination of the majority of outside purchases of non-insulated wire subsequent to the Original Omega Acquisition in 1995. Wirekraft's purchases of non-insulated wire from outside suppliers declined as Omega's non-insulated wire production for Wirekraft increased. In addition, the change in cost of goods sold as a percent of sales reflected cost reductions achieved within both the wire and wire harness segments resulting from plant consolidation actions taken in 1995 and 1996, as well as the impact of declining copper prices. Because the Company's products are typically priced at a spread over the cost of copper, a lower copper price leads to a higher gross margin percentage but generally has no impact on gross margin dollars.

  Year Ended December 31, 1996 Compared to Seven Months Ended December 31, 1995

     Net sales for the year ended December 31, 1996 were $547.0 million, representing an increase of $301.4 million over the seven months ended December 31, 1995. This increase included wire segment sales of $223.9 million and wire harness segment sales of $77.5 million. The increase was primarily the result of the additional five months of operations of the Company in 1996, as compared to 1995 and the inclusion of $139.7 million of wire segment sales as the result of the DWT Acquisition in March 1996. These increases were partially offset by a decline in copper prices. Generally, the Company prices its products based upon a spread over copper, which results in a decreased dollar value of sales when copper prices decrease. The average price of copper based upon the COMEX declined to $1.06 per pound over the year ended December 31, 1996 from $1.35 per pound during the seven months ended December 31, 1995.

     Cost of goods sold as a percentage of sales decreased from 79.5% for the seven months ended December 31, 1995 to 76.9% for the year ended December 31, 1996. This decrease was due to the result of negotiated price reductions for certain purchased materials and the elimination of the majority of outside purchases of non-insulated wire. Wirekraft's purchases of non-insulated wire from outside sources declined as Omega's non-insulated wire production for Wirekraft increased. In addition, the change in cost of goods sold as a percent of sales reflected cost reductions achieved within both the wire and wire harness segments resulting from plant consolidation actions taken in 1995 and 1996, as well as the impact of declining copper prices. Because the Company's products are typically priced at a spread over the cost of copper, a lower copper price leads to a higher gross margin percentage but generally has no impact on gross margin dollars.

     Selling, general and administrative expenses were $43.9 million for the year ended December 31, 1996 compared to $17.1 million during the seven months ended December 31, 1995, an increase of $26.8 million. The increase was primarily the result of the additional five months of operations of the Company in 1996, as compared to 1995 and the inclusion of $5.7 million of expenses from the DWT Acquisition. Expressed as a percentage of sales, selling, general and administrative expenses increased from 7.0% during the seven months ended December 31, 1995 to 8.0% during the year ended December 31, 1996. This increase, as a percentage of sales, was partially attributable to the effect on net sales of higher copper costs during the seven months ended December 31, 1995, as compared to the year ended December 31, 1996. Other cost increases included volume related items and cost inflation.

     Depreciation and amortization was $31.3 million for the year ended December 31, 1996 compared to $11.0 million for the seven months ended December 31, 1995. This increase of $20.3 million was the result of the additional five months of operations of the Company in 1996, as compared to 1995, as well as additional depreciation of property, plant and equipment from 1996 additions and the amortization of goodwill from the DWT Acquisition.

     In the first quarter of 1996, the Company adopted a new business strategy that had a major impact on its business units. The Company's strategy considered reducing production costs, moving production to the South and Southwest, improving customer service and lowering selling, general and administrative expenses. The Company developed the new strategy and business plan in the first quarter of 1996, which it finalized in connection with the DWT acquisition.

     The DWT Acquisition was instrumental in the evaluation and implementation of the new business strategy, due to DWT's strategically sized and located facilities. With the DWT Acquisition, additional goodwill of $105.0 million was recorded. With the addition of significant goodwill, the Company believed it was appropriate to perform a comprehensive review of the carrying value of goodwill.

     In addition to the DWT Acquisition, factors that were examined during the Company's review of the carrying value of goodwill included the changes in the appliance and automotive industries. These changes include the movement of appliance harness requirements to Mexican manufacturing facilities and the shift in automotive harness requirements from large, long lead-time orders to more frequent, small, short lead-time orders. As a result of these changes, the Company closed certain of its facilities and undertook its new business strategy.

     Upon completion of its analysis, the Company determined that the carrying value of goodwill exceeded fair value by approximately $78.2 million. A non-cash impairment charge of $78.2 million was recorded upon completion of the analysis in the fourth quarter of 1996.

     A $6.0 million pre-tax charge to operations was recorded during the year ended December 31, 1996, representing plant closing costs. The plant closing costs relate to shutting down and consolidating six facilities. There was a similar charge of $1.8 million for the seven months ended December 31, 1995. An $8.5 million pre-tax inventory valuation charge was recorded during the year ended December 31, 1996. This charge was the result of an adjustment to the LIFO valuation of copper in inventory reflecting the decrease in the copper cost per pound during fiscal 1996. There was no similar charge for the seven months ended December 31, 1995.

  Historical Combined Fiscal Year Ended December 31, 1995 Compared to Historical Combined Fiscal Year Ended December 31, 1994

     Net sales for the Historical Combined Fiscal Year Ended December 31, 1995 were $454.7 million, representing a $7.6 million, or 1.7%, increase over the Historical Combined Fiscal Year Ended December 31, 1994. This increase in net sales was primarily attributable to an increase in sales of wire products which grew to $293.6 million in 1995 from $272.4 million in 1994, an increase of $21.2 million, or 7.8%. The increase was largely due to rising copper prices. In general, the Company prices its products based upon a spread over the cost of copper, which results in an increased dollar volume of sales when copper prices increase. The average price of copper based on the COMEX rose to $1.35 per pound during the Historical Combined Fiscal Year Ended December 31, 1995 from $1.07 per pound during the Historical Combined Fiscal Year Ended December 31, 1994. The increase in wire sales was also bolstered by growth in specialty accounts which primarily occurred in the security, alarm, data communications and fine wire businesses. The increase in sales of wire products was offset somewhat by a slowdown in the automotive industry as well as by several model related changeovers at key automotive customers. Within the wire harness segment, sales decreased $13.6 million, or 7.8%, for the Historical Combined Fiscal Year Ended December 31, 1995 as compared to the Historical Combined Fiscal Year Ended December 31, 1994. This decrease reflects a decline in sales to Whirlpool. This decline was pursuant to an agreement effective October 1, 1994, whereby Whirlpool began transitioning certain wire harness purchases to its own captive operation in Mexico and other third party suppliers. The wire harness segment, however, retained Whirlpool's dishwasher harness business.

     Cost of goods sold as a percent of sales increased to 79.8% from 78.0% for the Historical Combined Fiscal Year Ended December 31, 1995 compared to the Historical Combined Fiscal Year Ended December 31, 1994. The change was primarily due to the increase in the average price of copper. Because the Company's products are typically priced at a spread over the cost of copper, a higher copper price leads to a lower gross margin percentage but generally has no impact on gross margin dollars. The increasing cost of materials used to insulate wire, which include resins and plasticizers, and the impact of producing to shorter average runs during the mid-year automotive slowdown and customer inventory adjustment period also had dampening effects on margins.

  Historical Combined Five Months Ended May 31, 1995 Compared to Historical Combined Fiscal Year Ended December 31, 1994

     Net sales for the Historical Combined Five Months Ended May 31, 1995 were $209.1 million, representing a $238.0 million decrease from the Historical Combined Fiscal Year Ended December 31, 1994. This decrease included wire segment sales of $140.6 million and wire harness segment sales of $97.4 million. The decrease was primarily the result of a full twelve months of operations for the 1994 period compared to only five months of operations included the 1995 period. This decrease was partially offset by rising copper prices. In general, the Company prices its products based upon a spread over the cost of copper, which results in an increased dollar volume of sales when copper prices increase. The average price of copper based on the COMEX rose to $1.35 per pound during the Historical Combined Five Months Ended May 31, 1995 from $1.07 per pound during the Historical Combined Fiscal Year Ended December 31, 1994.

     Cost of sales as a percentage of sales increased to 80.1% for the Historical Combined Five Months Ended May 31, 1995 from 78.0% for the Historical Combined Fiscal Year Ended December 31, 1994. The change was primarily due to the increase in the average price of copper. Because the Company's products are typically priced at a spread over the cost of copper, a higher copper price leads to a lower gross margin percentage but generally has no impact on gross margin dollars.

     Selling, general and administrative expenses were $15.7 million for the Historical Combined Five Months Ended May 31, 1995 compared to $39.8 million for the Historical Combined Fiscal Year Ended December 31, 1994, a decrease of $24.1 million. Expressed as a percentage of sales, selling, general and administrative expenses decreased to 7.5% for the Historical Combined Five Months Ended May 31, 1995, from 8.9% for the Historical Combined Fiscal Year Ended December 31, 1994. The decrease in the percentage of sales was primarily attributable to cost containment efforts, movement away from commissioned sales representatives to a captive sales force and consolidation in administrative positions.

     Depreciation and amortization was $8.3 million for the Historical Combined Five Months Ended May 31, 1995, compared to $13.3 million for the Historical Combined Fiscal Year Ended December 31, 1994. This decrease of $5.0 million was primarily the result of a full twelve months of operations for the 1994 period compared to only five months of operations included the 1995 period. This decrease was partially offset by depreciation of property, plant and equipment additions and the amortization of goodwill from the ECM Acquisition and the Original Omega Acquisition.

     During the Historical Combined Five Months Ended May 31, 1995, the Company recorded a $2.0 million charge to operations to provide for plant closing costs including shut-down costs, commitment costs for leased equipment and key personnel and severance related costs. There was no similar charge for the Historical Combined Fiscal Year Ended December 31, 1994.

     During the Historical Combined Five Months Ended May 31, 1995, the Company recorded $10.6 million in compensation expense and $2.2 million for expenses related to the Original Wirekraft Acquisition and the Original Omega Acquisition. There was no similar charge for the Historical Combined Fiscal Year Ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Working Capital and Cash Flows

          Net cash provided by operating activities was $8.3 million for the six months ended June 30, 1997, compared to $3.5 million used in operating activities for the six months ended June 30, 1996. The fluctuation is primarily due to an increase in net income. Net cash used in investing activities was $66.7 million for the first six months of 1997 and includes (i) acquisition costs of $59.0 million related to the Camden Acquisition and (ii) capital expenditures of $7.7 million. Net cash used in investing activities was $165.7 million for the first six months of 1996, and represented (i) acquisition costs of $160.3 million related to the DWT Acquisition and (ii) capital expenditures of $5.5 million. Net cash provided by financing activities was $58.3 million for the six months ended June 30, 1997 and includes (i) proceeds of $228.1 million from the issuance of long-term obligations, (ii) net repayments of $163.0 million under debt obligations, (iii) payments of $5.4 million related to financing fees and (iv) cash dividends of $1.4 million related to the Company's Series A Senior Cumulative Exchangeable Redeemable Preferred Stock (the "Preferred Stock"), which was exchanged for the 14% Notes on February 12, 1997. Net cash provided by financing activities was $165.1 million for the six months ended June 30, 1996 and includes (i) proceeds of $173.2 million from the issuance of equity securities and long-term obligations, (ii) net repayments of $0.3 million under debt obligations and (iii) payments of $7.8 million related to financing fees.

     For the year ended December 31, 1996, the Company generated $32.0 million in cash from operations and $13.0 million of net proceeds from the issuance of equity securities and long-term debt obligations related to the DWT Acquisition. During 1996, the Company made net repayments of $21.3 million under debt obligations, spent $15.8 million on capital projects and used $7.8 million to pay financing fees.

     For the Historical Combined Fiscal Year Ended December 31, 1995, the Company generated $25.2 million in cash from operations and $23.0 million of net proceeds from the issuance of equity securities and long-term debt obligations related to acquisitions. During 1995, the Company made net repayments of $17.6 million under debt obligations ($12.5 million repaid by the predecessor companies in connection with the Wirekraft/Omega Combination), spent approximately $10.5 million on capital projects and used $21.0 million to pay financing fees ($7.0 million of which were incurred in connection with the Original Omega Acquisition).

     For the Historical Combined Fiscal Year Ended December 31, 1994, the Company generated $13.4 million in cash from operations and $3.8 million from the issuance of certain notes. Cash was used in 1994 primarily to fund capital expenditures of $14.9 million.

  Financing Arrangements

     The Senior Bank Facility provides senior secured financing of up to $260.5 million, consisting of the $25.0 million, five year Tranche A Loan, the $160.5 million, seven year Tranche B Loan and the $75.0 million Revolver. The Company has made principal payments in respect of the Term Facility of $5.0 million thus far in 1997. The Company is obligated to make principal payments in respect of the Term Facility of $1.6 million for the remainder of 1997, $3.5 million in 1998, $4.8 million in 1999, $6.0 million in 2000, $7.3 million in 2001, $46.4 million in 2002 and $115.9 million in 2003. The Revolver is available for working capital purposes including letters of credit. The Tranche A Loan commitments terminate and all amounts under the Revolver then outstanding mature on September 30, 2002. The Tranche B Loan commitments terminate on September 30, 2003. As of June 30, 1997, there was approximately $185.5 million outstanding under the Term Facility and approximately $52.0 million of unused borrowing capacity under the Revolver.

     The Company's obligations under the Senior Bank Facility bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by the Company. At June 30, 1997, the weighted average interest rate on outstanding borrowings under the Senior Bank Facility was approximately 7.7%.

     As of June 30, 1997, the Company had entered into two interest rate agreements to assure the net interest cost to the Company on at least 50% of the sums of the aggregate principal amount of the Term Facility. These agreements provide ceilings of 8.0% on $63.5 million of indebtedness through May 1998, 7.0% on $32.5 million of indebtedness through March 1998 and 8.0% on $32.5 million of indebtedness through March 1999.

     In connection with the Wirekraft/Omega Combination, the Company issued the Original 11 3/4% Notes. On June 17, 1997, the Company issued the Old Notes pursuant to the Rule 144A Offering. The Original 11 3/4% Notes and the Notes require semi-annual interest payments of $17.6 million, collectively, on each June 1 and December 1. The Original 11 3/4% Notes and the Notes are not subject to any sinking fund requirements. The 14% Notes require semi-annual interest payments of $350,000 on each June 1 and December 1. The 14% Notes are not subject to any sinking fund requirements.

  Liquidity

     The principal raw material used in the Company's products is copper. The market price of copper is subject to significant fluctuations. Increased working capital needs occur whenever the Company experiences a significant rise in copper prices. The Company estimates that a $0.10 per pound change in the price of copper changes the Company's working capital by approximately $2.8 million. The Company enters into contractual relationships with most of its customers to adjust its prices based upon the prevailing market prices on the COMEX. This approach is patterned after the Company's arrangement with its copper suppliers and is designed to minimize the Company's exposure to risk associated with fluctuating copper prices.

     As part of the impairment charge in 1996 as more fully described in Note 10 to the Company's financial statements for the year ended December 31, 1996, the Company has accrued $4.2 million for anticipated losses related to product liability claims associated with the Original Wirekraft

Acquisition. These claims are for a non-wire product in the appliance industry that the Company has not manufactured since 1992. The Company's policy is to record the probable and reasonably estimable loss related to product liability claims. In 1996, the claims significantly increased as a result of the receipt of claims accumulated by insurance companies related to prior periods. Accordingly, the Company revised its estimated liability outstanding on actual claims reported and its estimate of claims incurred but not reported. In developing its estimated liability outstanding on actual claims reported, the Company considered historic settlement rates. The Company has estimated its liability outstanding on actual claims reported to be $1.5 million. In determining its estimate of claims incurred but not reported, the Company considered historical claim levels and amounts relative to total product shipped. Additionally, the Company considered historical settlement rates to develop its estimate of incurred but not reported claims of $2.7 million. Due to the uncertainties associated with these product claims, the future cost of final settlement of these claims may differ from the liability currently accrued. However, in the Company's opinion, the impact of final settlement of these claims on future operations, financial position and liquidity will not be material.

     The Company's primary source of liquidity are cash flows from operations and borrowings under the Revolver, which are subject to a borrowing base calculation. The major uses of cash in 1997 are expected to be for debt service requirements and capital expenditures. Debt service requirements in 1997 are estimated at approximately $53.0 million while capital expenditures in 1997 are estimated at approximately $27.0 million, of which $7.7 million has been spent as of June 30, 1997. Management believes that cash from operating activities, together with available borrowings under the Revolver, if necessary, should be sufficient to fund its debt service requirements, working capital needs and capital expenditures for the foreseeable future, although no assurances can be given in this regard. The Company's future operating performance and ability to meet its financial obligations will be subject to future economic conditions and to financial, business and other factors, many of which will be beyond the Company's control permit the Company to meet these financial obligations.

                                    BUSINESS

GENERAL

     The Company is engaged in the design, manufacture and marketing of (i) non-insulated bare and tin-plated copper wire, (ii) insulated copper wire and
(iii) wire harnesses. The Company's products are utilized by a wide variety of customers primarily in the appliance, computer and data communications, automotive and industrial equipment industries.

PRODUCTS AND MARKETS

     The Company manufactures and markets a broad range of (i) non-insulated bare and tin-plated wire, (ii) insulated copper wire and (iii) wire harnesses to a variety of end users, primarily in the appliance, computer and data communications, automotive and industrial equipment industries.

     The following is a description of the Company's primary products and markets served:

  Non-Insulated Wire

     The Company's non-insulated copper conductors are primarily used to (i) transmit digital, video and audio signals that generally control motor functions in appliances and industrial equipment, HVAC systems, safety control systems and switching equipment and (ii) conduct electricity. The Company's non-insulated wire products are primarily sold to wire insulators, who apply various insulating materials to the conductors through an extrusion process. These wire insulators, in turn, sell the insulated wire to a variety of customers, many of which are in the computer and data communications industry. Within this industry, the Company's non-insulated wire is generally used in wire and cable products that (i) connect circuit boards inside personal computers ("PCs"), (ii) join PCs to peripheral equipment and (iii) link PCs in local area and wide area networks.

     The Company also manufactures non-insulated wire that is used in a variety of industrial markets including appliance, fine wire automotive, mining and mass transportation. The Company's non-insulated wire is used to transmit power and signals that generally control (i) motor functions in appliances and industrial equipment and (ii) ventilation systems, safety control systems and switching equipment.

     The Company manufactures a broad array of non-insulated copper conductors including the following:

     - Single End Wire. Single end wire is an individual wire drawn to the customer's size requirements ranging from .08 to .002 inches in diameter. Single end wire is used to transmit digital, video and audio signals or low voltage current in a variety of wire products used in motor controls, local area networks, security systems, television or telephone connections inside homes and buildings, and water sprinkler systems. Single end wire is capable of transmitting signals or electrical current only between two distinct end points (terminals) such as between an on-off switch and the starter to a motor. Single end wire is generally the least expensive form of wire to produce due to its simple configuration.

     - Stranded Wire. Stranded wire is comprised of a number of single end wires, twisted together in a specific geometric pattern, where each individual wire's relative position is preserved throughout the length of the strand. Like single end wire, stranded wire transmits digital, video and audio signals or low voltage current but is capable of connecting multiple terminals. This type of wire is the primary wire used in appliance and automotive wire harnesses. In addition, stranded wire is typically used in wire and cable products that (i) connect peripherals such as printers to a computer, (ii) connect the internal components of a PC, and (iii) control HVAC, security and other functions inside buildings.

     - Bunched Wire. Bunched wire is comprised of a number of single end wires that are twisted in a random pattern rather than a specific geometric pattern. Bunched wire is commonly used for transmission of electrical current in lighting fixture cords, extension cords and power cords for portable power hand tools. This type of wire provides improved flexibility (versus single end wire) while maintaining its ability to carry electrical currents.

     - Shielding Wire. Shielding wire is comprised of varying numbers of single end wire which are wound together in parallel construction around a bobbin. Shielding wire does not transmit signals or voltage but rather shields the signal traveling through the core conductor from outside interference. This type of wire is primarily used in data communication applications.

     - Cabled Wire and Braided Wire. Cabled wire and braided wire are combinations of single, bunched or stranded wire twisted together in various patterns and thickness. These wires transmit electrical current and are typically used in mining, mass transportation, automotive and other industrial applications.

  Insulated Wire

     The Company's insulated wire products are primarily sold to companies that assemble wire harnesses that are installed in automobiles or appliances. The Company manufactures a diverse array of insulated wire products including the following:

     - PVC Lead Wire and Cable. PVC lead wire and cable is copper wire that has been insulated with polyvinyl chloride ("PVC"). This product is used primarily in automotive wire harnesses located behind the instrument panel or in the vehicle body that control certain functions including turn signals and air bags.

     - JIS Wire. JIS wire is copper wire insulated with PVC that is produced according to Japanese Industrial Standards ("JIS"). The primary difference between domestic PVC wire and JIS wire is that JIS wire is manufactured to metric dimensions and generally has thinner insulation than products manufactured according to U.S. Society of Automotive Engineers Standards. JIS wire is used primarily in automotive wire harnesses located behind the instrument panel or in the vehicle body.

     - XLPE Insulated Wire. Cross-linked polyethylene ("XLPE") wire is copper wire insulated with polyethylene that is subjected to heat and steam pressure ("cross-linking") to make the wire resistant to high temperatures. This product's primary application includes use in high temperature environments such as the engine compartment of vehicles and in electric ranges.

     - PVC Insulated Cord. PVC insulated cord is insulated wire that is surrounded with fillers and then jacketed with PVC insulation. This product is used primarily for wall-plug applications (cord sets) in the appliance and power tool industries.

     - Appliance Wire. Appliance wire is copper wire primarily insulated with PVC and used in producing harnesses for a variety of appliances. The Company also manufactures high temperature wire, insulated with silicone, used primarily in electric ranges and niche applications such as resistance heaters, motor leads and lighting products.

  Wire Harnesses

     A wire harness is comprised of an assembly of wires with connectors and terminals attached to their ends that transmit electricity between two or more end points. For example, a wire harness used in a washing machine will link the washing machine's control panel with its other electrical components, such as the motor. The Company supplies wire harnesses to most of the leading domestic appliance manufacturers, including GE, Frigidaire, Whirlpool, and Raytheon (Amana).

  Other Products

     The Company also participates in several niche businesses oriented around its expertise and marketing presence in the appliance industry, including resistance and appliance heaters. In addition, the Company produces truck trailer cable assemblies that transmit electrical current from the tractor to the trailer.

INDUSTRY TRENDS

     In recent years several key trends and events developed within the automotive and appliance industries which caused the Company to develop and execute new business strategies to maintain customer volume levels and meet competitive pressures. The trends and events included the implementation of the North American Free Trade Agreement ("NAFTA"), geographic relocation of production facilities and changes in customers' ordering patterns to match just-in-time inventory management practices.

     With NAFTA and competitive pressures, the automotive and appliance industry accelerated the shifting of production of wire harness assemblies to lower cost Mexican operations. In order to address the market's demands, the Company purchased ECM in December 1994 and began moving production from the Midwest to the Southwest and Mexico to retain its long-standing relationship with certain major customers and to achieve cost efficiencies. As the Company increased the transition of wire harness production to Mexican facilities it began closing several domestic wire harness facilities in fiscal 1995.

     At the time of the acquisition of KILP in 1992, the automotive marketplace accepted KILP's manufacturing philosophy and approach to customer service. KILP's manufacturing philosophy was geared toward meeting long lead-time orders for large quantities of certain types of automotive insulated wire. However, due to overall economic trends and changes within the automotive industry, KILP's customer base began to decrease the number and frequency of long lead-time orders and increased the number and frequency of short lead-time orders for small quantities of insulated wire. This allowed customers the ability to further reduce their on-hand inventories and led to more demanding customer service expectations and a change in KILP's production philosophy to fill the small orders and meet stringent delivery schedules. As a result, KILP's operating costs increased, because shorter production runs created more downtime, an increased number of setups and higher scrap rates. This shift was a significant factor in the Company's decision to acquire Dekko, which utilized product line focused facilities which were geared for shorter production runs and had a history of superior customer service and on-time delivery operating on that basis. In addition, several of these facilities were strategically located near the Southwest and Mexico. As the Company began integrating facilities purchased in the DWT Acquisition, it closed several insulated wire facilities during 1996.

MARKETING AND DISTRIBUTION

     The Company sells its products through a combination of direct (Company-employed) sales people, manufacturer's representatives and distributors. The Company's sales organization is supported by an internal marketing staff and a customer service group. Collectively, these departments act as a bridge between the Company's customers and its production and engineering staff. The Company's engineers work directly with customers in designing the wire or wire harness product that best fits their needs. In addition, engineers work closely with the Company's production managers, quality supervisors and customer service representatives to ensure the timely delivery of quality products.

KEY CUSTOMERS

     The Company sells its products primarily to major appliance manufacturers, automotive wire harness manufacturers and copper wire insulators who then sell to a diverse array of end users. The Company's customers are principally located in the United States. A substantial percentage of the

Company's total sales are to GE. Sales to GE accounted for approximately 18% and 19% of the Company's total sales in 1996 and 1995, respectively. In connection with the ECM Acquisition, the Company entered into a supply agreement with GE, which expires December 31, 2006, pursuant to which the Company supplies substantially all of GE's domestic wire harness requirements for major kitchen and laundry appliances.

RAW MATERIALS

     The principal raw material used by the Company is copper, which is purchased in the form of 5/16 inch rod from the major copper producers in North America. Copper rod prices are based on market prices, which are generally established by reference to COMEX prices, plus a premium charged to convert copper cathode to copper rod and deliver it to the required location. As a world traded commodity, copper prices have historically been subject to fluctuations, however, the Company generally passes the copper cost through to its customers. Management has no reason to believe that this practice will change.

     Other major raw materials used by the Company include PVC resin, plasticizer, XLPE compound and a wide variety of electro-mechanical components. The Company enters into long term supply agreements on a wide variety of materials consumed. Supplies of these materials are currently adequate to meet market needs.

MANUFACTURING

     The Company is committed to the highest quality standards for its products, a standard maintained in part by continuous improvements to its production processes and upgrades and investments to its manufacturing equipment. The Company's equipment can be adapted to satisfy the changing needs of its customers. The Company maintains advanced quality assurance and testing equipment to ensure the products it manufactures will consistently meet customer quality requirements. The following is a description of the Company's manufacturing facilities and processes for its major product lines.

     Non-Insulated Wire. As of September 30, 1997, the Company had ten facilities dedicated to the production and distribution of non-insulated wire. Five of these facilities are located in New York, two are located in Arkansas, one facility is located in Indiana, one facility is located in Texas and one facility is located in California. The manufacturing of non-insulated wire consists of three processes: wire drawing, plating and bunching and stranding.

     - Wire Drawing Process. Wire drawing involves a multi-step process in which 5/16 inch copper rod is drawn through a series of dies of decreasing diameters.

     - Plating Process. After being drawn, the Company's wire products may be plated through an electro-plating process. The Company has the capability to plate copper wire with tin and other metals. Approximately 30% of the Company's non-insulated wire products are plated with tin. The plating process prevents the bare copper from oxidizing and also allows the wire to be soldered, which is an important quality in many electrical applications.

     - Bunching and Stranding Process. Bunching and stranding is the process of twisting together single strand wires to form a construction ranging from seven to over 200 strands. If the wire is bunched, the individual strands of wire are twisted together in a random pattern. Bunched wire is typically used in power cords for lights and appliances. Stranded wire is composed of a number of single end wires twisted together in a specific geometric pattern where each strand's relative position is maintained throughout the length of the wire. Stranded wire is typically used in security systems, audio systems and intercom systems.

     Insulated Wire. As of September 30, 1997, the Company had thirteen manufacturing facilities used to insulate wire. Six of these facilities are located in Indiana, four are located in Texas, two are located in Alabama and one is located in Mexico. The production of insulated wire starts with non-insulated wire (primarily manufactured internally) and involves the following two processes:

     - Compounding Process. The Company produces PVC, polyethylene, rubber and silicone insulation formulations from basic components utilizing its own computerized mixing and blending systems and utilizes purchased compounds. The Company is capable of producing polymeric insulation compounds that meet specific customer requirements.

     - Extrusion Process. The Company insulates wire products with a polymeric insulating compound through an extrusion process. Extrusion involves the feeding, melting and pumping of insulating compounds through a die to shape it into its final form on the wire. In order to enhance the insulation properties of certain products, certain polymeric compounds can be cross-linked chemically after the extrusion process. The Company has extensive chemical cross-linking capabilities.

     Wire Harnesses. As of September 30, 1997, the Company had two wire harness manufacturing facilities in the U.S., which are located in the Midwest region of the nation, and two facilities located in Mexico. The manufacturing of wire harnesses involves the following four-step process:

     - Cutting and Stripping. Insulated copper wire, obtained primarily from internal sources, is fed through cutting machines that are programmed to cut wire to a certain length, strip the end of the wire and attach terminals or connectors.

     - Splicing and Connecting. In the second process, the lengths of wire are spliced or joined together and additional connectors and/or terminals are attached. Splicing, like cutting and stripping, lends itself to automation.

     - Harness Assembly. Once these two preparatory stages have been completed, the cut and spliced wires are brought to the assembly area. Assembly boards are used to guide each employee on the assembly line in the placement of designated wires.

     - Quality Control. After assembly, each harness is tested for continuity and analyzed by a trained inspector. Every assembly board is equipped with 100% continuity testers that are designed into the assembly board. These testers will pinpoint any defective circuits for repair or rework.

COMPETITION

     As a result of the diversity of the Company's product lines, the Company believes that no single competitor competes with the Company across the entire spectrum of the Company's product lines. However, in each of the Company's business segments, the Company experiences competition from at least one major competitor. The Company competes primarily on the basis of quality, reliability, price, reputation, customer service and delivery time. The Company believes it maintains a leading market share position in the non-captive (defined as third party purchases from independent suppliers) U.S. market for each of its business segments.

BACKLOG

     Due to the manner in which it processes its orders, the Company has no significant order backlog. The Company follows the industry practice of producing its products on an ongoing basis to meet customer demand without significant delay. Management believes the ability to supply orders in a timely fashion is a competitive factor in its market, and therefore, attempts to minimize order backlog to the extent practicable.

PATENTS AND TRADEMARKS

     The Company has seven patents, nine registered trademarks and three trademark applications. The Company does not believe that its competitive position is dependent on patent protection or that its operations are dependent on any individual patent or trademark or group of related patents or trademarks.

EMPLOYEES

     As of September 30, 1997, the Company employed approximately 7,500 full time employees, of which approximately 4,700 were located in Mexico and 90 (all located at the Company's plant in Rolling Prairie, Indiana) were represented by a labor union. The Company believes that it has a good relationship with its employees.

ENVIRONMENTAL MATTERS

     The Company is subject to a number of federal, state, local and foreign environmental laws and regulations relating to the storage, handling, use, emission, discharge, release or disposal of materials into the environment and the investigation and remediation of contamination associated with such materials. These laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Water Pollution Control Act, the Clean Air Act and the Resource Conservation and Recovery Act, the regulations promulgated thereunder, and any state analogs. The Company's operations also are governed by laws and regulations relating to employee health and safety. The Company believes that it is in material compliance with such applicable laws and regulations and that its existing environmental controls are adequate. Further, the Company has no current plans for substantial capital expenditures in this area.

     As is the case with most manufacturers, the Company could incur costs relating to environmental compliance, including remediation costs related to historical hazardous materials handling and disposal practices at certain facilities, although it does not believe that such costs would materially and adversely affect the Company. In the past the Company has undertaken remedial activities to address on-site soil contamination caused by historic operations. None of these activities have resulted in any material liability. Currently, the Company is involved with environmental monitoring activities at its Camden, New York and Jordan, New York facilities.

     The Company currently does not anticipate that compliance with environmental laws or regulations or the costs to remediate the sites discussed above will have material adverse effect on the Company's operations, financial condition or competitive position. As mentioned above, however, the risk of environmental liability and remediation costs is inherent in the nature of the Company's business and, therefore, there can be no assurances that material environmental costs, including remediation costs, will not arise in the future. In addition, it is possible that future developments (e.g., new regulations or stricter regulatory requirements) could result in the Company incurring material costs to comply with applicable environmental laws and regulations.

PROPERTIES

     The Company uses owned or leased properties as manufacturing facilities, warehouses and offices throughout the United States and Mexico. The Company's principal executive offices are located in St. Louis, Missouri. The Company considers its plants and equipment to be modern and well-maintained and providing adequate production capacity to meet expected demand for its products. All of the Company's owned properties are pledged to secure the Company's indebtedness under the Senior Bank Facility.

     Listed below are the principal manufacturing and distribution facilities operated by the Company as of September 30, 1997:

           LOCATION              SQUARE FEET  OWNED/LEASED      PRIMARY PRODUCTS/END USE
           --------              -----------  ------------      ------------------------
NON-INSULATED WIRE
  Camden, NY...................      450,000         Owned  Single End, Bunched, Stranded,
                                                              Cabled and Electroplated Wire
  Williamstown, NY.............      210,000         Owned  Single End, Bunched, Stranded and
                                                              Cabled Wire
  Bremen, IN...................      175,000         Owned  Bunched Wire
  Camden, NY...................      150,000        Leased  Single End, Bunched, Stranded and
                                                              Cabled Wire
  Pine Bluff, AR...............      130,000         Owned  Single End, Bunched, Stranded and
                                                              Cabled Wire
  Jordan, NY...................      120,000        Leased  Single End, Bunched, Stranded,
                                                              Shielding and Cabled Wire
  Cazenovia, NY................       60,000         Owned  Braided Wire
  El Paso, TX..................       57,000         Owned  Bunched Wire
  Pine Bluff, AR...............       20,000         Owned  Shielding, Fine Pigtail and
                                                            Braided Wire
  Cerritos, CA.................       19,000        Leased  Distribution
INSULATED WIRE
  Rolling Prairie, IN..........      200,000         Owned  Automotive and Appliance
  Avilla, IN...................      119,000         Owned  Appliance
  Elkmont, AL..................      115,000         Owned  Automotive
  Corunna, IN..................       72,000         Owned  Appliance
  El Paso, TX..................       72,000         Owned  Automotive
  El Paso, TX..................       70,000        Leased  Automotive
  Kendallville, IN.............       61,000        Leased  Appliance and Automotive
  El Paso, TX..................       60,000         Owned  Automotive
  Corunna, IN..................       58,000         Owned  Appliance
  Ardmore, AL..................       45,000         Owned  Automotive
  Nogales, Mexico..............       42,000        Leased  Automotive
  Albion, IN...................       39,000         Owned  Appliance and Automotive
  El Paso, TX..................       28,000        Leased  Automotive
WIRE HARNESSES
  Chihuahua, Mexico............      195,000         Owned  Dishwashers, Laundry and Ranges
  Juarez, Mexico...............      145,000        Leased  Refrigerators, Dishwashers and
                                                              Ranges
  Bucyrus, OH..................       47,000        Leased  Truck Trailers and Farm Machinery
  Mishawaka, IN................       29,000         Owned  Refrigerators, Dishwashers and
                                                              Laundry

     The leases on the Company's Camden, New York and Jordan, New York facilities have remaining terms of approximately 15 years. The Company has an option to renew each of these leases for two terms of five years each or to purchase the facilities at their respective fair values or 90% of their respective fair values, depending on the time of exercise of the option to purchase. The lease on the Company's Nogales, Mexico facility has a remaining term of approximately three years. The lease on the Company's Juarez, Mexico facility has a remaining term of approximately six years. The leases on the Company's Kendallville, Indiana and El Paso, Texas facilities have remaining terms of approximately two years. The lease on the Company's Bucyrus, Ohio facility expires in November 1999. The lease on the Company's distribution facility in Cerritos, California has a remaining term of approximately three years.

     The Company believes its facilities are suitable for their present and intended purposes and adequate for the Company's current level of operations.

LEGAL PROCEEDINGS

     The Company is a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to the operations of the Company. The Company was served with notice of an action styled Whirlpool Corporation v. Wirekraft Industries, Inc. (Case No. 97-2039-CK-T), initiated in the Second Judicial Circuit of the State of Michigan, Berrien County Trial Court, Civil Division, on August 8, 1997. The action relates to a product liability claim related to certain wire harness products supplied to Whirlpool by one of the Company's predecessors during 1991 and 1992. The complaint filed with respect to such lawsuit does not specify an amount of damages. The Company is investigating the merits of the claim as well as the Company's rights of indemnification from involved third-party suppliers and the Company's related insurance coverage. In the opinion of the Company's management, all such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's results of operations, financial condition or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names and positions of the directors and executive officers of Holding and the Company. All directors hold office until the next annual meeting of stockholders of Holding and the Company, and until their successors are duly elected and qualified. All officers serve at the pleasure of the Board of Directors.

                NAME                   AGE                    POSITION(S)
                ----                   ---                    -----------
James N. Mills.......................  60   Chairman of the Board and Chief Executive
                                            Officer of Holding and the Company
Charles W. Tate......................  52   Director of Holding and the Company
Jack D. Furst........................  38   Director of Holding and the Company
John A. Gavin........................  65   Director of Holding and the Company
Thomas P. Danis......................  50   Director of Holding and the Company
Richard W. Vieser....................  69   Director of Holding and the Company
Joseph M. Fiamingo...................  47   Director, President and Chief Operating Officer
                                            of Holding and the Company
Rodney D. Kent.......................  49   Director of Holding and the Company, President
                                              and Chief Executive Officer of Omega
David M. Sindelar....................  40   Senior Vice President and Chief Financial
                                            Officer of Holding, Senior Vice President of the
                                              Company
Larry S. Bacon.......................  51   Senior Vice President -- Human Resources of
                                              Holding and the Company
W. Thomas McGhee.....................  61   Secretary and General Counsel of Holding and the
                                              Company
Glenn J. Holler......................  50   Vice President -- Finance of the Company

     James N. Mills is Chairman of the Board and Chief Executive Officer of Holding and the Company and has held such positions since April 1995. Mr. Mills serves as Chairman of the Board, President and Chief Executive Officer of Mills & Partners. Mr. Mills is also Chairman of the Board and Chief Executive Officer of Berg Electronics Corp., Chairman of the Board of Berg Electronics Group, Inc., Chairman of the Board and Chief Executive Officer of Crain Holdings Corp., Crain Industries, Inc., Viasystems Group, Inc. and Copy USA Holdings Corp. Mr. Mills was Chairman of the Board and Chief Executive Officer of Jackson Holding Company and Jackson Products, Inc. from February 1993 through August 1995. Mr. Mills was Chairman of the Board and Chief Executive Officer of Thermadyne Holdings Corporation from February 1989 through February 1995 and Chairman of the Board and Chief Executive Officer of Thermadyne Industries, Inc. from 1987 to 1995. Mr. Mills was Executive Vice President of McGraw-Edison Company, a company engaged in the electronic, industrial, commercial and automotive industries, from 1978 to 1985, and served as Industrial Group President and President of the Bussmann Division of the McGraw-Edison Company from 1980 to 1984.

     Charles W. Tate is a director of Holding and the Company and has held such positions since April 1995. Mr. Tate is a Managing Director and Principal of Hicks Muse. Before joining Hicks Muse in 1991, Mr. Tate had over 19 years of experience in investment and merchant banking with Morgan Stanley & Co. Incorporated, including ten years in the mergers and acquisitions department and the last two and one-half years as a managing director in Morgan Stanley's merchant banking group. Mr. Tate serves as a director of The Morningstar Group Inc., Desa Holdings Corporation, Berg Electronics Corp., International Home Foods, Inc., Seguros Comercial America S.A. de C.V., and Vidrio Formas S.A. de C.V. He also served as a director of Berg Electronics Group, Inc. until August 1996 and Jackson Holding Company until August 1995.

     Jack D. Furst is a director of Holding and the Company and has held such positions since April 1995. Mr. Furst is a Managing Director and Principal of Hicks Muse and has held such position since 1989. Mr. Furst has approximately 15 years of experience in merchant and investment banking. At Hicks Muse, Mr. Furst is involved in all aspects of its business and has been actively involved in originating, structuring and monitoring of investments. Mr. Furst is primarily responsible for managing the relationship with Mills & Partners. Prior to joining Hicks Muse, Mr. Furst was a vice president and subsequently a partner of Hicks & Haas Incorporated from 1987 to May 1989. From 1984 to 1986, Mr. Furst was a merger and acquisition/corporate finance specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a financial consultant at Price Waterhouse. Mr. Furst serves on the board of directors of Desa Holdings Corporation, Crain Industries and Cooperative Computing, Inc.

     John A. Gavin is a director of Holding and the Company and has held such positions since June 1995. Mr. Gavin is the founder and Chairman of the Board of Gamma Services, an international venture capital and consulting firm established in 1968, and is the Managing Director of Hicks, Muse, Tate & Furst (Latin America), Incorporated and has held such position since 1996. From 1987 to 1990, Mr. Gavin was President of Univisa Satellite Communications, a part of a Spanish-speaking broadcast network. Prior thereto, Mr. Gavin served as a Vice President of Atlantic Richfield Company from 1986. From 1981 to 1986, Mr. Gavin served as the United States Ambassador to Mexico. Mr. Gavin also serves as a director of Atlantic Richfield Company, Dresser Industries, Inc., Pinkerton's Inc., and the Hotchkis and Wiley Funds.

     Thomas P. Danis is a director of Holding and the Company and has held such positions since June 1995. Mr. Danis has been Chairman of the Board of AON Risk Services of Missouri, Inc., a company engaged in the insurance brokerage business, since 1993. In 1979, Mr. Danis co-founded an insurance brokerage firm, a joint venture with Corroon & Black, which was ultimately purchased by Corroon & Black in 1984. Mr. Danis also serves as a director of Commerce Bank, N.A.

     Richard W. Vieser is a director of Holding and the Company and has held such positions since September 1995. Mr. Vieser is the retired Chairman of the Board, Chief Executive Officer and President of Lear Siegler, Inc. (a diversified manufacturing company), the former Chairman of the Board and Chief Executive Officer of FL Industries, Inc. and FL Aerospace (formerly Midland-Ross Corporation), also diversified manufacturing companies, and the former President and Chief Operating Officer of McGraw-Edison Co. He is also a director of Berg Electronics Corp., Ceridian Corporation (formerly Control Data Corporation), Dresser Industries, Inc., INDRESCO Inc., Sybron International Corporation and Varian Associates, Inc. He also served as a director of Berg Electronics Group, Inc. until August 1996.

     Joseph M. Fiamingo is a director of Holding and the Company and has held such positions since October 1996. Mr. Fiamingo also serves as President and Chief Operating Officer of Holding and the Company and has held such positions since September 1996. Previously, Mr. Fiamingo held the position of Vice President of Operations and Technology of the Company from June 1996 and President and Chief Operating Officer of Wirekraft from October 1995. Prior thereto, Mr. Fiamingo was employed by General Cable Corporation from 1972 to 1995 where he held various senior management level positions including President and Vice President and General Manager of several divisions of General Cable and most recently, Executive Vice President of Operations.

     Rodney D. Kent is a director of Holding and the Company and has held such positions since April 1995. Mr. Kent also serves as President and Chief Executive Officer of Omega and has held such position since 1983. Mr. Kent served as Assistant to the President of Omega from 1974 to 1983. Prior to joining Omega, Mr. Kent was employed with Flexo Wire from 1973 to 1974 and Camden Wire Company from 1970 to 1973. Mr. Kent also serves as a director of Oneida Savings Bank.

     David M. Sindelar is Senior Vice President and Chief Financial Officer of Holding and Senior Vice President of the Company and has held such positions since April 1995. Mr. Sindelar is also Senior

Vice President and Chief Financial Officer of Mills & Partners, Berg Electronics Corp., Crain Industries, Inc. and Crain Holdings Corp., Viasystems Group, Inc., Copy USA Holding Corp. and Senior Vice President of Berg Electronics Group, Inc. Mr. Sindelar was Senior Vice President and Chief Financial Officer of Jackson Holding Company from February 1993 through August 1995. From 1987 to February 1995, Mr. Sindelar held various other positions at Thermadyne Holdings Corporation including Senior Vice President and Chief Financial Officer, Vice President -- Corporate Controller and Controller.

     Larry S. Bacon is Senior Vice President -- Human Resources of Holding and the Company and has held such positions since April 1995. Mr. Bacon is also Senior Vice President -- Human Resources of Mills & Partners, Berg Electronics Corp., Berg Electronics Group, Inc., Crain Industries, Inc., Crain Holdings Corp., Viasystems Group, Inc., and Copy USA Holding Corp. Mr. Bacon was Senior Vice President -- Human Resources of Jackson Holding Company from February 1993 through August 1995. Previously, Mr. Bacon was Senior Vice President -- Human Resources of Thermadyne Holdings Corporation from September 1987 until February 1995.

     W. Thomas McGhee is Secretary and General Counsel of Holding and the Company and has held such positions since April 1995. Mr. McGhee is also a partner in the law firm of Herzog, Crebs and McGhee and has held that position since 1987. In addition, Mr. McGhee serves as Secretary and General Counsel of Berg Electronics Corp., Berg Electronics Group, Inc., Crain Industries, Inc., Crain Holdings Corp., Viasystems Group, Inc. and Copy USA Holding Corp.

     Glenn J. Holler is Vice President -- Finance of the Company and has held such position since August 1996. Prior to joining the Company, Mr. Holler was employed by Vigoro Industries, Inc. as Vice President, Finance from 1994 to 1996 and Moog Automotive, Inc. from 1983 to 1994, most recently as Senior Vice President, Finance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions are made by the Board of Directors. James N. Mills served as both an executive officer and director of the Company during 1996 and is expected to serve in such capacities in 1997.

COMPENSATION OF DIRECTORS

     Directors who are officers, employees or otherwise an affiliate of Holding or the Company receive no compensation for their services as directors. Each director of Holding and the Company who is not also an officer, employee or an affiliate of Holding or the Company (an "Outside Director") receives an annual retainer of $12,000 and a fee of $1,000 for each meeting of the board of directors at which the director is present. Directors of Holding and the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash and noncash compensation earned by the Chief Executive Officer, the four other most highly compensated executive officers of Holding and the Company and a former executive officer of the Company. Such compensation was paid by or on behalf of Wirekraft and Omega during the year ended December 31, 1994 and the first five months of 1995 and was paid by or on behalf of the Company during the remaining seven months of 1995, and during the year ended December 31, 1996. As of the date hereof, the Company has not granted any stock appreciation rights.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                        ANNUAL          ------------
                                                   COMPENSATION(1)       SECURITIES
                                                 --------------------    UNDERLYING        ALL OTHER
                                          YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)(4)
                                          ----   ---------   --------   ------------   ------------------
James N. Mills..........................  1996    485,281    548,000       412,188(2)            --
  Chairman of the Board and Chief         1995    250,000     97,500       988,725(2)            --
  Executive Officer of Holding            1994    186,425    150,000            --               --
Joseph M. Fiamingo......................  1996    202,166    123,337       600,000(3)            --
  President and Chief Operating Officer
    of                                    1995     32,685      8,500       400,000(3)            --
  Holding and the Company                 1994         --         --            --               --
Rodney D. Kent..........................  1996    323,911    193,714            --          142,289(4)
  President and Chief Executive Officer   1995    285,479     70,000       400,000(3)       129,766(4)
  of Omega                                1994    240,419      2,340            --          124,072(4)
Robert C. Kozlowski(5)..................  1996    194,609     98,066       400,000(3)            --
  President -- Wire Technologies          1995         --         --            --               --
                                          1994         --         --            --               --
David M. Sindelar.......................  1996    201,422    121,000       309,143(2)            --
  Senior Vice President and Chief         1995    108,833     48,000       741,547(2)            --
  Financial Officer of Holding,           1994     26,234     25,000            --               --
  Senior Vice President of the Company
William J. Kriss(6).....................  1996    368,956         --            --               --
  President and Chief Operating Officer   1995    312,330    100,000     1,000,000(3)            --
  of Holding and the Company              1994         --         --            --               --

---------------

(1) Holding and the Company provide to certain executive officers, a car allowance, reimbursement for club memberships, insurance policies and certain other benefits. The aggregate incremental cost of these benefits to Holding and the Company for each officer do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer.

(2) Reflects Performance Options (as hereinafter defined) granted by Holding. For a description of the material terms of such options, see
    "Management -- Benefit Plans -- Performance Options."

(3) Reflects options to purchase Common Stock of Holding, par value $0.01 per share ("Holding Common Stock"), granted under the Option Plan (as hereinafter defined). The options vest in five equal annual installments commencing on the first anniversary date of the grant, subject to acceleration under certain circumstances, including a Change of Control (as defined in the Option Plan).

(4) Represents (i) $45,792, $43,347 and $43,347 in premiums paid on life insurance policies for the benefit of Mr. Kent in 1996, 1995 and 1994 respectively and (ii) $51,797, $41,536 and $42,300 in annual deferred compensation and $44,700, $44,883 and $38,425 in annual interest accruals thereon earned by Mr. Kent in 1996 and 1995 respectively, pursuant to his employment agreement.

(5) As of July 14, 1997, Mr. Kozlowski resigned as President of Wire Technologies and, accordingly, all options granted by Holding to Mr. Kozlowski have terminated.

(6) As of September 25, 1996, Mr. Kriss resigned as President and Chief Operating Officer of Holding and the Company.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes option grants made during fiscal 1996 to the executive officers named above.

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                                                   % OF TOTAL                                       STOCK PRICE
                                    NUMBER OF       OPTIONS                                      APPRECIATION FOR
                                    SECURITIES     GRANTED TO                                     OPTION TERM(1)
                                    UNDERLYING    EMPLOYEES IN      EXERCISE      EXPIRATION   ---------------------
               NAME                 OPTIONS(#)    FISCAL YEAR    PRICE($/SHARE)      DATE       5%($)        10%($)
               ----                 ----------    ------------   --------------   ----------   --------     --------
James N. Mills....................   412,188(2)       11.8%          $1.00(3)      03/05/06           0(4)         0(4)
Joseph M. Fiamingo................   600,000(5)       17.1%          $1.00         11/08/06     378,000      954,000
Rodney D. Kent....................        --            --              --           --              --           --
Robert C. Kozlowski(6)............   400,000          11.4%          $1.00         03/05/06     252,000      636,000
David M. Sindelar.................   309,143(2)        8.8%          $1.00(3)      03/05/06           0(4)         0(4)
William J. Kriss..................        --            --              --           --              --           --

---------------

(1) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the option immediately prior to the expiration of its term, assuming the specified compound rates of appreciation of Holding Common Stock over the term of the options. These amounts represent certain assumed rates of appreciation only. Actual gains on the exercise of options are dependent on the future performance of Holding Common Stock. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar amount.

(2) Reflects Performance Options granted by Holding. For a description of the material terms of such options, see "Management -- Benefit
    Plans -- Performance Options."

(3) The exercise price for the Performance Options is initially equal to $1.00 per share and, effective each anniversary date of the grant date, the per share exercise price for the Performance Options is equal to the per share exercise price for the prior year multiplied by 1.09.

(4) The Performance Options are exercisable only in the event that HM Fund II realizes a 35% overall rate of return, compounded annually, on its equity funds invested in Holding. Accordingly, there is no potential realizable value to the Performance Options at compound appreciation rates of 5% and 10%.

(5) Reflects options to purchase Holding Common Stock granted under the Option Plan. The options vest in five equal annual installments commencing on the first anniversary date of the grant, subject to acceleration under certain circumstances, including a Change of Control (as defined in the Option
    Plan).

(6) As of July 14, 1997, Mr. Kozlowski resigned as President of Wire Technologies and, accordingly, all options granted by Holding to Mr. Kozlowski have terminated.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     No options were exercised by the executive officers named above during fiscal 1996. The following table summarizes the value of unexercised options as of December 31, 1996. The per share fair market value of the Holding Common Stock used to make the calculations in the following table is $1.00, which is the per share price at which Holding Common Stock was sold in connection with the Wirekraft/Omega Combination and the DWT Acquisition. Accordingly, the table indicates that the options had no value at the end of 1996 because the exercise price was equal to or greater than such fair market value.

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              SHARES                 OPTIONS AT FISCAL YEAR END          FISCAL YEAR END
                             ACQUIRED      VALUE     ---------------------------   ---------------------------
                            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           NAME                 (#)         ($)          (#)            (#)            ($)            ($)
           ----             -----------   --------   -----------   -------------   -----------   -------------
James N. Mills............       0           0              0        1,400,913          0              0
Joseph M. Fiamingo........       0           0         80,000          920,000          0              0
Rodney D. Kent............       0           0         80,000          320,000          0              0
Robert C. Kozlowski(1)....       0           0              0          400,000          0              0
David M. Sindelar.........       0           0              0        1,050,690          0              0
William J. Kriss..........       0           0              0                0          0              0

---------------

(1) As of July 14, 1997, Mr. Kozlowski resigned as President of Wire Technologies and, accordingly, all options granted by Holding to Mr. Kozlowski have terminated.

EMPLOYMENT AGREEMENTS

     James N. Mills Employment Agreement. Mr. James N. Mills entered into an employment agreement with Holding and the Company on June 12, 1995. Pursuant to such employment agreement, Mr. Mills will serve as the Chairman of the Board and Chief Executive Officer of Holding and the Company through June 11, 2000. Mr. Mills is required to devote such business time and attention to the transaction of the Company's business as is reasonably necessary to discharge his duties under the employment agreement. Subject to the foregoing limitation on his activities, Mr. Mills is free to participate in other business endeavors.

     The compensation provided to Mr. Mills under his employment agreement includes an annual base salary of not less than $300,000, subject to adjustment at the sole discretion of the Board of Directors of Holding, and such benefits as are customarily accorded the executives of Holding and the Company for as long as the employment agreement is in force. In addition, Mr. Mills is entitled to an annual bonus in an amount to be determined at the sole discretion of the Board of Directors of Holding.

     Mr. Mills' employment agreement also provides that if Mr. Mills' employment is terminated without cause, Mr. Mills will continue to receive his then current salary for the longer of the remainder of the employment period or 18 months following such termination. In addition, Mr. Mills' employment agreement provides that if Mr. Mills is terminated due to death or disability, Mr. Mills' estate, heirs, or beneficiaries, as applicable, will receive, in addition to any other benefits provided under any benefit plan, his then current salary for a period of 18 months from the date of termination.

     Joseph M. Fiamingo Employment Agreement. Mr. Joseph M. Fiamingo entered into an employment agreement with Holding and the Company on September 25, 1996. Pursuant to such employment agreement, Mr. Fiamingo will serve as President and Chief Operating Officer of Holding and the Company through September 24, 1999.

     The compensation provided to Mr. Fiamingo under his employment agreement includes an annual base salary of not less than $260,000, subject to adjustment at the sole direction of the

Board of Directors of Holding, and such benefits as are customarily accorded the executives of Holding and the Company for as long as the employment agreement is in force. In addition, Mr. Fiamingo is entitled to an annual bonus in an amount to be determined by the Chairman of the Board of Holding of up to sixty-five percent of his base compensation.

     Mr. Fiamingo's employment agreement also provides that if Mr. Fiamingo's employment is terminated without cause, Mr. Fiamingo will continue to receive his then current salary for the remainder of such employment agreement. In addition, Mr. Fiamingo's employment agreement provides that if Mr. Fiamingo is terminated due to death or disability, Mr. Fiamingo's estate, heirs, or beneficiaries, as applicable, will receive, in addition to any other benefits provided under any benefit plan, his then current salary for a period of 12 months from the date of termination.

     Rodney D. Kent Employment Agreement. Mr. Kent entered into an employment agreement with Omega on March 14, 1995. Pursuant to such employment agreement, Mr. Kent will serve as President and Chief Executive Officer of Omega through March 28, 1998. Mr. Kent is required to devote substantially all of his business time and attention to the performance of his duties under the employment agreement.

     The compensation provided to Mr. Kent under his employment agreement includes an annual base salary of not less than $286,000 for the period ended March 31, 1996, not less than $302,000 for the period ended March 31, 1997, and not less than $325,000 thereafter, subject to increase at the sole discretion of the Board of Directors of Omega, and certain other benefits for as long as the employment agreement is in force. In addition, during each year of employment, an additional 15% of the annual base salary is credited to a deferred compensation account for the benefit of Mr. Kent, which deferred compensation account is annually credited with an interest accrual of 8% on the balance of the account for the prior year. Further, Mr. Kent is entitled to an annual bonus in an amount to be determined at the sole discretion of the Chairman of the Board of Holding of up to sixty-five percent of his annual base salary.

     Mr. Kent's employment agreement also provides that if Mr. Kent's employment is terminated without cause or due to disability or death, Mr. Kent or his estate, heirs or beneficiaries, as applicable, will receive, in addition to any other benefits provided him or them under any benefit plan, Mr. Kent's then current salary for a period of 24 months from Mr. Kent's termination without cause or his disability or death. In the event that Mr. Kent terminates his employment and receives a bona fide offer of employment from a competitor of the Company, Mr. Kent will receive, in addition to any other benefits provided under any benefit plan, Mr. Kent's then current salary for a period of 24 months from such termination, but only in the event that Omega elects to enforce certain non-competition provisions of the employment agreement.

     Robert C. Kozlowski Employment Agreement. Mr. Robert C. Kozlowski entered into an employment agreement with Holding and the Company on March 5, 1996. Mr. Kozlowski resigned as of July 14, 1997, but will continue to receive an annual base salary of $227,136 pursuant to the terms of such agreement until March 4, 1999.

     David M. Sindelar Employment Agreement. Mr. David M. Sindelar entered into an employment agreement with Holding and the Company on June 12, 1995. Pursuant to such employment agreement, Mr. Sindelar will serve as the Senior Vice President and Chief Financial Officer of Holding and Senior Vice President of the Company through June 11, 2000. Mr. Sindelar is required to devote such business time and attention to the transaction of the Company's business as is reasonably necessary to discharge his duties under the employment agreement. Subject to the foregoing limitation on his activities, Mr. Sindelar is free to participate in other business endeavors.

     The compensation provided to Mr. Sindelar under his employment agreement includes an annual base salary of not less than $150,000, subject to adjustment at the sole discretion of the Board of Directors of Holding, and such benefits as are customarily accorded the executives of Holding and Senior Vice President of the Company for as long as the employment agreement is in force. In addition, Mr. Sindelar is entitled to an annual bonus in an amount to be determined by the Chairman of the Board of Holding of up to sixty-five percent of his base compensation.

     Mr. Sindelar's employment agreement also provides that if Mr. Sindelar's employment is terminated without cause, Mr. Sindelar will continue to receive his then current salary for the longer of the remainder of the employment period or 18 months following such termination. In addition, Mr. Sindelar's employment agreement provides that if Mr. Sindelar is terminated due to death or disability, Mr. Sindelar's estate, heirs, or beneficiaries, as applicable, will receive, in addition to any other benefits provided under any benefit plan, his then current salary for a period of 18 months from the date of termination.

     William J. Kriss Employment Agreement. Mr. William J. Kriss entered into an employment agreement with Wirekraft on February 6, 1995. Mr. Kriss resigned as of September 25, 1996, but will continue to receive an annual base salary of $300,000 pursuant to the terms of such agreement until February 6, 1998.

BENEFIT PLANS

  Stock Option Plan

     Holding's qualified and non-qualified stock option plan (the "Option Plan") provides for the granting of up to 4,795,322 shares of Holding Common Stock to officers and key employees of Holding and the Company. Under the Option Plan, as of September 15, 1997, Holding has granted options to purchase 4,565,249 shares of Holding Common Stock, 3,150,000 at $1.00 per share, 65,249 at $1.625 per share and 1,350,000 at $1.40 per share, the fair market value of Holding Common Stock at the date of grant as determined by the Board of Directors of Holding. Such options vest ratably over a five year period commencing on the first anniversary date after the date of grant, subject to acceleration in the discretion of the committee appointed to administer the Option Plan in the event of a Change of Control (as defined in the Option Plan). Generally, an option may be exercised only if the holder is an officer or employee of Holding or the Company at the time of exercise. Options granted under the Option Plan are not transferable, except by will and the laws of descent and distribution. Except as expressly provided otherwise in any optionee's agreement relating to the grant of options under the Option Plan, in the event an optionee's employment with Holding, the Company or a related entity terminates at any time, Holding or its designees shall have the right to repurchase from the optionee (or optionee's representatives) (i) the number of shares of Holding Common Stock acquired upon exercise of an option and (ii) the optionee's right to acquire that number of shares of Holding Common Stock which an optionee can acquire upon exercise immediately prior to such repurchase. The purchase price to be paid is calculated on the basis of the fair market value (as defined in the Option Plan) of Holding Common Stock multiplied by the number of shares of Holding Common Stock to be acquired (less the aggregate exercise price in the event such repurchase option is exercised by Holding with respect to the optionee's right to acquire Holding Common Stock).

  Performance Options

     On March 31, 1995, Omega granted options (the "Performance Options") to purchase 1,958,762 shares of common stock of Omega ("Omega Common Stock"). Mr. Mills was granted Performance Options to purchase 652,921 shares of Omega Common Stock, and Performance Options to purchase the remaining 1,305,841 shares of Omega Common Stock were granted to certain officers of Omega who are also affiliated with Mills & Partners. In connection with the Wirekraft/Omega Combination and pursuant to the terms of the option agreements (the "Performance Option Agreements") related to the Performance Options, the Performance Options became options to purchase an identical number of shares of Holding Common Stock.

     On June 12, 1995, the Company granted Performance Options to purchase 1,007,416 shares of Holding Common Stock. Mr. Mills was granted Performance Options to purchase 335,804 shares of

Holding Common Stock, and Performance Options to purchase the remaining 671,612 shares of Holding Common Stock were granted to certain officers of the Company who are also affiliated with Mills & Partners.

     On March 5, 1996, the Company granted Performance Options to purchase 1,236,566 shares of Holding Common Stock, Mr. Mills was granted Performance Options to purchase 412,188 shares of Holding Common Stock, and Performance Options to purchase the remaining 824,378 shares of Holding Common Stock were granted to certain officers of the Company who are also affiliated with Mills & Partners.

     The Performance Options are exercisable only in the event that HM Fund II has realized an overall rate of return of at least 35% per annum, compounded annually, on all equity funds invested by it in Holding. Subject to the foregoing, the Performance Options are exercisable (i) immediately prior to a Liquidity Event (as hereinafter defined), (ii) concurrently with the consummation of a Qualified IPO (as hereinafter defined), or (iii) on December 31, 2004 (with respect to the Performance Options granted on March 31, 1995 and June 12, 1995) or on December 31, 2005 (with respect to the Performance Options granted on March 5, 1996). A "Liquidity Event" generally means (i) one or more sales or other dispositions of Holding Common Stock if, thereafter, the amount of Holding Common Stock owned by HM Fund II is reduced by 50%, (ii) any merger, consolidation or other business combination of Holding pursuant to which any person or group acquires a majority of the common stock of the resulting entity, or (iii) any sale of all or substantially all of the assets of Holding. A "Qualified IPO" means a firm commitment underwritten public offering of Holding Common Stock for gross proceeds of at least $25.0 million.

     The exercise price for the Performance Options is initially equal to $1.00 per share and, effective each anniversary of the grant date, the per share exercise price for the Performance Options is equal to the per share exercise price for the prior year multiplied by 1.09. The exercise price of the Performance Options and the number of shares of Holding Common Stock for which the Performance Options are exercisable is subject to adjustment in the event of certain fundamental changes in the capital structure of Holding. The Performance Options terminate on the tenth anniversary of the date of grant.

                    OUTSTANDING VOTING SECURITIES OF HOLDING

                         AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the issued and outstanding shares of capital stock of the Company are held by Holding. The following table sets forth as of September 15, 1997 certain information regarding the beneficial ownership of the voting securities of Holding by each person who beneficially owns more than 5% of any class of Holding voting securities and by the directors and certain executive officers of the Company, individually, and by the directors and executive officers of the Company as a group. The Class A Common Stock, par value $0.01 per share, of Holding ("Holding Class A Common Stock") votes together with the Holding Common Stock as a single class and is entitled to one vote for each share.

                                                               SHARES BENEFICIALLY OWNED(1)
                                              ---------------------------------------------------------------
                                                                             HOLDING CLASS A
                                                HOLDING COMMON STOCK          COMMON STOCK
                                              ------------------------   -----------------------
                                               NUMBER OF    PERCENT OF   NUMBER OF    PERCENT OF   PERCENT OF
                                                SHARES        CLASS        SHARES       CLASS        TOTAL
                                              -----------   ----------   ----------   ----------   ----------
5% STOCKHOLDERS:
  HM Parties(2).............................  117,050,000     100.0%             --        --         90.0%
    c/o Hicks, Muse, Tate & Furst
    Incorporated
    200 Crescent Court, Suite 1600
    Dallas, Texas 75201
OFFICERS AND DIRECTORS:
  James N. Mills(3).........................    1,702,034       1.5%     13,000,000     100.0%        11.3%
  Thomas P. Danis...........................      100,000         *              --        --            *
  Jack D. Furst(2)..........................  117,050,000     100.0%             --        --         90.0%
  John A. Gavin.............................      135,957         *              --        --            *
  Charles W. Tate(2)........................  117,050,000     100.0%             --        --         90.0%
  Rodney D. Kent(4).........................    5,780,000       4.9%             --        --          4.4%
  Richard W. Vieser.........................      135,957         *              --        --            *
  Joseph Fiamingo(5)........................       80,000         *              --        --            *
  David M. Sindelar(6)......................           --        --       3,648,482      28.1%         2.8%
  Larry S. Bacon(7).........................           --        --         875,507       6.7%           *
  W. Thomas McGhee(8).......................           --        --         875,505       6.7%           *
  Robert C. Kozlowski.......................           --        --              --        --           --
  William J. Kriss..........................           --        --         514,124        --            *
  All executive officers and directors as a
    group (12 persons)(9)...................  117,050,000     100.0%     13,000,000     100.0%       100.0%

---------------

  *  Less than one percent.

 (1) Holding Class A Common Stock is convertible into Holding Common Stock (i) at the option of any holder thereof at any time, (ii) at the option of Holding upon the occurrence of a Triggering Event (as defined below), and
     (iii) mandatorily at March 31, 2005. A "Triggering Event" means any sale of substantially all of the assets of Holding or any merger, consolidation or other business combination of Holding in which Hicks Muse and its affiliates cease to own at least 50% of the resulting entity. Each share of Holding Class A Common Stock is convertible into a fraction of a share of Holding Common Stock equal to the quotient of (i) the fair market value of a share of Holding Common Stock at the time of conversion less the sum of $.99 plus imputed interest thereon at a rate of 9% per annum, compounded annually, at the time of conversion, divided by (ii) the fair market value of a share of Holding Common Stock at the time of conversion. Because the fraction of a share of Holding Common Stock into which Holding Class A Common Stock is convertible is determinable only at the time of a conversion, shares of Holding Common Stock are not included in the shares of Holding Common Stock beneficially owned in the foregoing table.

 (2) Includes (i) shares owned of record by HM Fund II, a limited partnership of which the sole general partner is HM2/GP Partners, L.P., a limited partnership of which the sole general partner is Hicks, Muse GP Partners, L.P., a limited partnership of which the sole general partner is Hicks, Muse, Tate & Furst

     Fund II Incorporated, a corporation affiliated with Hicks Muse; (ii) shares owned of record by HM2/Wire/Hunt Partners, L.P., HM2/Wire/Sunwestern Partners, L.P. and HM2/Wire/Hubbard Partners, L.P., limited partnerships of which the sole general partner is HM2/GP Partners, L.P.; and (iii) shares owned of record by certain individuals subject to an irrevocable proxy in favor of Hicks Muse. Thomas O. Hicks is a controlling stockholder of Hicks Muse and serves as Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary of Hicks Muse. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of Holding Common Stock held by HM Fund II. John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence
     D. Stuart, Michael J. Levitt and Alan B. Menkes are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Hicks the power to vote or dispose of Holding Common Stock held by HM Fund II. Each of Messrs. Hicks, Muse, Tate, Furst, Stuart, Levitt and Menkes disclaims the existence of a group and disclaims beneficial ownership of Holding Common Stock not respectively owned of record by him.

 (3) Includes shares of Holding Class A Common Stock held by James N. Mills and shares of Holding Class A Common Stock that Mr. Mills has the power to vote by proxy. Does not include 1,400,913 shares of Holding Common Stock issuable to Mr. Mills upon the exercise of Performance Options that are not currently exercisable. See "Management -- Benefit Plans -- Performance Options."

 (4) Includes 80,000 shares of Holding Common Stock issuable to Mr. Kent upon exercise of options granted under the Option Plan that are currently exercisable. Does not include 320,000 shares of Holding Common Stock issuable to Mr. Kent upon exercise of options granted under the Option Plan that are not currently exercisable. See "Management -- Benefit
     Plans -- Stock Option Plan."

 (5) Includes 80,000 shares of Holding Common Stock issuable to Mr. Fiamingo upon exercise of options granted under the Option Plan that are currently exercisable. Does not include 920,000 shares of Holding Common Stock issuable to Mr. Fiamingo upon exercise of options granted under the option plan that are not currently exercisable. See "Management -- Benefit
     Plans -- Stock Option Plan."

 (6) Does not include 1,050,690 shares of Holding Common Stock issuable to Mr. Sindelar upon exercise of Performance Options that are not currently exercisable. See "Management -- Benefit Plans -- Performance Options."

 (7) Does not include 700,457 shares of Holding Common Stock issuable to Mr. Bacon upon exercise of Performance Options that are not currently exercisable. See "Management -- Benefit Plans -- Performance Options."

 (8) Does not include 700,456 shares of Holding Common Stock issuable to Mr. McGhee upon exercise of Performance Options that are not currently exercisable. See "Management -- Benefit Plans -- Performance Options."

 (9) Includes shares of Holding Class A Common Stock which Mr. Mills has the power to vote by proxy and 490,000 shares subject to currently exercisable options and options exercisable within 60 days. Does not include 5,012,516 shares of Holding Common Stock issuable to executive officers of Holding upon the exercise of Performance Options and options under the Option Plan that are not currently exercisable. See "Management -- Benefit
     Plans -- Performance Options."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS WITH HICKS MUSE

  Monitoring and Oversight Agreement

     On June 12, 1995, Holding and the Company entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), a limited partnership of which the sole general partner is HM Partners Inc., a corporation affiliated with Hicks Muse, pursuant to which they pay an annual fee of $500,000 for oversight and monitoring services to Holding and the Company. The annual fee is adjustable at the end of each fiscal year to an amount equal to 0.1% of the consolidated net sales of the Company, but in no event less than $500,000. Hicks Muse Partners also will be entitled to receive a fee equal to 1.5% of the transaction value (as hereinafter defined) for each add-on transaction (as hereinafter defined) in which the Company is involved. The term "transaction value" means the total value of any add-on transaction, including, without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Monitoring and Oversight Agreement and any fees, if any, paid to any other person or entity for financial advisory, investment banking, brokerage, or any other similar services rendered in connection with such add-on transaction) including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring, or other similar transaction directly or indirectly involving Holding, the Company, or any of their respective subsidiaries and any other person or entity. On March 5, 1996, in connection with the DWT Acquisition, Holding and the company paid Hicks Muse Partners a cash financial advisory fee of approximately $2.5 million as compensation for its services as financial advisor. On February 12, 1997, in connection with the Camden Acquisition, Holding and the Company paid Hicks Muse Partners a cash financial advisory fee of approximately $900,000 as compensation for its services as financial advisor.

     Messrs. Tate and Furst, directors of Holding and the Company, are each principals of Hicks Muse Partners. In addition, Holding and the Company have agreed to indemnify Hicks Muse Partners, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Hicks Muse Partners in connection with the Monitoring and Oversight Agreement.

     The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by Holding and the Company without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under this agreement reasonably reflect the benefits received and to be received by Holding and the Company.

  Stockholders Agreement

     Each investor in any class of common stock of Holding has entered into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement, among other things, grants preemptive rights and certain registration rights to the parties thereto and contains provisions requiring the parties thereto to sell their shares of common stock in connection with certain sales of Holding Common Stock by HM Fund II ("drag-along rights") and granting the parties thereto the right to include a portion of their shares of common stock in certain sales in which HM Fund II does not exercise its drag-along rights ("tag-along rights"). All parties to the Stockholders Agreement agree to take all action within their respective power (including the voting of Holding Common Stock and Holding Class A Common Stock) to cause the Board of Directors of the

Company to at all times be constituted by the members designated by HM Fund II. In addition, the Stockholders Agreement contains an irrevocable proxy pursuant to which all parties to the Stockholders Agreement (other than the initial holders of Holding Class A Common Stock and their transferees) grant to HM Fund II the power to vote all shares of Holding Common Stock held by such parties on all matters submitted to the Company's stockholders. Further, the Stockholders Agreement contains an irrevocable proxy pursuant to which the initial holders of Holding Class A Common Stock and their transferees grant to James N. Mills (HM Fund II if Mr. Mills is no longer an officer or director of Holding and the Company) the power to vote all shares of Holding Class A Common Stock held by such parties on all matters submitted to the Company's stockholders. The Stockholders Agreement terminates on its tenth anniversary date, although the preemptive rights, drag-along rights and tag-along rights contained therein terminate earlier upon the consummation of a firm commitment underwritten public offering of Holding Common Stock.

Notes Repurchase

     On June 20, 1997, the Company consummated the Notes Repurchase, pursuant to which the Company repurchased $5.0 million in aggregate principal amount of the Company's 14% Senior Subordinated Notes due 2005 for 113% of the principal amount of such notes, plus accrued and unpaid interest, from HM Fund II, and certain affiliates and principals of Hicks Muse, including Messrs. Tate and Furst, directors of Holding and the Company.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company on June 17, 1997, in a private placement. In connection with that placement, the Company and the Subsidiary Guarantors entered into the Registration Rights Agreement, which requires that the Company and the Subsidiary Guarantors file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company and the Subsidiary Guarantors must use their best efforts to cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before October 30, 1997. Except as provided below, upon the completion of the Exchange Offer, the Company's and the Subsidiary Guarantors' obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is subject to, and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain liquidated damages provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below) holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

     In order to participate in the Exchange Offer, a holder must represent to the Company and the Subsidiary Guarantors, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company or any Subsidiary Guarantor. In the event that (i) existing law or Commission interpretations are changed with the result that the New Notes received by holders in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the Company or any Subsidiary Guarantor) without restriction under the Securities Act, (ii) one of the initial purchasers of the Old Notes directly from the Company so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by it after consummation of the Exchange Offer or (iii) any holder of Old Notes either (a) is not eligible to participate in the Exchange Offer or (b) participates in the Exchange Offer and does not receive freely transferrable New Notes in exchange for Old Notes (in each case under this clause (iii) other than as a result of applicable Commission interpretations or laws in effect on the original issue date of the Old Notes) such holders can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary information, to have such holder's Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that the Company and the Subsidiary Guarantors are obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for two years, subject to certain limitations. See "-- Procedures for Tendering." Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement or otherwise to require that the Company and the Subsidiary Guarantors register such holder's Old Notes under the Securities Act.

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third-parties unrelated to the Company and the Subsidiary Guarantors, the Company and the Subsidiary Guarantors believe that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the holder (other than any such holder or such other person which is an "affiliate" of the Company and the Subsidiary Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth in the second paragraph under "-- Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company and the Subsidiary Guarantors will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.


     As of November 11, 1997, Old Notes representing $150,000,000 aggregate principal amount were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company and the Subsidiary Guarantors intend to conduct the Exchange Offer with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.


     The Company and the Subsidiary Guarantors shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company and the Subsidiary Guarantors. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company and the Subsidiary Guarantors will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean December 12, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange
Offer -- Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.


PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address et forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not withdrawn before 5:00 p.m., New York City time, on the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sold discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer -- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under rule 405 of the Securities Act, of the Company or any Subsidiary Guarantor.

     In the event that (i) existing commission interpretations are changed such that the New Notes received by holders in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the company or any Subsidiary Guarantor) without restriction under the Securities Act or (ii) any holder of Old Notes either (a) is not eligible to participate in the Exchange Offer or (b) participates in the Exchange Offer and does not receive freely transferrable new Notes in exchange for Old Notes (in each case under this clause (ii) other than as a result of applicable Commission interpretations or laws in effect on the original issue date of the Old Notes) such holders can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary information, to have such holder's Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. Such election must be made by the Expiration Date in order for such holder to participate in the "shelf" registration.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be resume without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to 5:00 p.m. New York City time, on the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the terms of the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purpose of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "The Exchange Offer -- Procedures for Tendering" at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company and the Subsidiary Guarantors shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company and the Subsidiary Guarantors determine that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and the Subsidiary Guarantors and may be asserted by the Company and the Subsidiary Guarantors regardless of the circumstances giving rise to any such condition or may be waived by the Company and the Subsidiary Guarantors in whole or in part at any time and from time to time in its sole discretion. The failure by the Company or any Subsidiary Guarantor at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company and the Subsidiary Guarantors will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event the Company and the Subsidiary Guarantors are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                         For Information by Telephone:
                                 (212) 858-2103

       By Registered or Certified Mail:            By Hand or Overnight Delivery Service:
      IBJ Schroder Bank & Trust Company              IBJ Schroder Bank & Trust Company
                 P.O. Box 84                                  One State Street
            Bowling Green Station                         New York, New York 10004
        New York, New York 10274-0084             Attention: Securities Processing Window,
     Attention: Reorganization Operations                   Subcellar One (SC-1)
                  Department

                           By Facsimile Transmission:
                                 (212) 858-2611
                            (Facsimile Confirmation)
                                 (212) 858-2103

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being make by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $225,455, which includes fees and expenses of the Trustee, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Old Notes. Therefore, such exchange should not constitute an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes.

                      DESCRIPTION OF SENIOR BANK FACILITY

     The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Company's Senior Bank Facility. Capitalized terms used but not otherwise defined in this "Description of Senior Bank Facility" shall have the meaning to be ascribed to them in the Credit Agreement, as amended by the First Amendment.

     The Senior Bank Facility provides senior secured financing of up to $260.5 million, consisting of the $25.0 million Tranche A Loan, the $160.5 million Tranche B Loan and the $75.0 million Revolver.

     The Tranche A Loan amortizes quarterly with a maturity date of September 30, 2002, and the Tranche B Loan amortizes quarterly with a maturity date of September 30, 2003. Optional prepayments under the Term Facility will be allocated among the loans made thereunder as the Company may elect (other than certain installments of the Tranche B Loan) in connection with the first $10.0 million of such prepayments, and any amount of such optional prepayments in excess of $10.0 million and any mandatory prepayments will be allocated, on a pro rata basis, among the Tranche A Loan and the Tranche B Loan and thereafter applied in accordance with the then remaining number of scheduled principal installments of the Tranche A Loan and the Tranche B Loan, respectively.

     The Company has made principal payments in respect of the Term Facility of $5.0 million thus far in 1997. The Company is obligated to make principal payments in respect of the Term Facility of $1.6 million for the remainder of 1997, $3.5 million in 1998, $4.8 million in 1999, $6.0 million in 2000, $7.3 million in 2001, $46.4 million in 2002 and $115.9 million in 2003.

     The obligations of the Company under the Senior Bank Facility are unconditionally and irrevocably guaranteed by Holding and the Domestic Subsidiaries (the "Guarantors"). In addition, the Senior Bank Facility is secured by first priority or equivalent security interests in substantially all tangible and intangible assets of the Company and the Guarantors, including all the capital stock of, or other equity interests in, each other direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Company or any Guarantor (to the extent permitted by applicable contractual and legal provisions).

     At the Company's election, the interest rates per annum applicable to the Tranche A Loan and the Revolver are either the Eurodollar Rate plus 1.5%, 1.25% or 1.0% based upon a formula described in the Credit Agreement or the Alternate Base Rate plus 0.5%, 0.25% or 0.0% based upon a formula described in the Credit Agreement. In addition, at the Company's election, the interest rates per annum applicable to the Tranche B Loan will be either the Eurodollar Rate plus 2.0% or the Alternate Base Rate plus 1.0%. The Alternate Base Rate is the highest of The Chase Manhattan Bank's Prime Rate, the Secondary Market Rate for Certificates of Deposit plus 1.0%, and the Federal Funds Rate plus 0.5%.

     The Company pays a per annum fee equal to the interest rate margin applicable to loans under the Revolver, which bear interest at the Eurodollar Rate, of the average daily face amount of outstanding letters of credit under the Revolver and a per annum fee equal to 0.5% on the undrawn portion of the commitments in respect of the Revolver.

     The Senior Bank Facility contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into leases, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, enter into sale and leaseback transactions, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Senior Bank Facility the Company is required to comply with specified financial ratios and tests, including minimum interest coverage and maximum leverage ratios and a trailing four quarter minimum EBITDA test.

     The Senior Bank Facility also contains provisions that prohibit any modification of the Indenture, the Original 11 3/4% Notes Indenture or the 14% Notes Indenture in any manner adverse to the lenders under the Senior Bank Facility and that limit the Company's ability to refinance the Notes, the Original 11 3/4% Notes or the 14% Notes without the consent of such lenders.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The description set forth below does not purport to be complete and is qualified in its entirety by reference to the Original 11 3/4% Notes, the Original 11 3/4% Notes Indenture, the 14% Notes and the 14% Notes Indenture. Capitalized terms used but not otherwise defined in this "Description of Other Indebtedness" shall have the meanings ascribed to them in the Original 11 3/4% Notes Indenture and the 14% Notes Indenture, as applicable.

     The Company currently has outstanding two issues of unsecured, Senior Subordinated Indebtedness other than the Notes: the $150.0 million aggregate principal amount of Original 11 3/4% Notes and the $5.0 million aggregate principal amount of 14% Notes. The New Notes will rank pari passu with the Original 11 3/4% Notes and the 14% Notes. The Original 11 3/4% Notes and the 14% Notes are unconditionally guaranteed on an unsecured, senior subordinated basis, by the Subsidiary Guarantors.

     The Original 11 3/4% Notes were issued pursuant to the Original 11 3/4% Notes Indenture and the 14% Notes were issued pursuant to the 14% Notes Indenture. Except as described below, the Original 11 3/4% Notes Indenture and the 14% Notes Indenture and the corresponding Original 11 3/4% Notes and 14% Notes are substantially identical to the Indenture and the Notes, respectively, except that (i) the Original 11 3/4% Notes have been registered under the Securities Act and, therefore, do not bear legends restricting their transfer pursuant to the Securities Act and (ii) holders of the Original 11 3/4% Notes and the 14% Notes will not be entitled to the rights of holders of the Notes under the Registration Rights Agreement.

     The Original 11 3/4% Notes bear interest at the rate of 11 3/4% per annum. The 14% Notes bear interest at the rate of 14% per annum.

     At any time and from time to time prior to June 1, 1998, the Company may redeem in the aggregate up to $50.0 million principal amount of the Original
11 3/4% Notes with the proceeds of one or more Equity Offerings by the Company or Holding (to the extent, in the case of Holding, that the net cash proceeds thereof are contributed to the equity capital of the Company) so long as there is a Public Market at the time of such redemption, at a redemption price (expressed as a percentage of principal amount) of 110%, plus accrued and unpaid interest, if any, to the redemption date, provided that at least $75.0 million remains outstanding after each such redemption.

     Pursuant to the Original 11 3/4% Notes Indenture, the Company is required, subject to certain limitations and restrictions contained in the Original
11 3/4% Notes Indenture, to make an offer to purchase the Original 11 3/4% Notes to the extent of Net Available Cash from an Asset Disposition after application of such Net Available Cash to (i) prepay, repay or purchase Senior Indebtedness or Indebtedness of a Wholly-Owned Subsidiary (in each case after other than Indebtedness owed to the Company) or (ii) invest or acquire Additional Assets. The 14% Notes Indenture contains a covenant identical to the Original 11 3/4% Notes Indenture described in the preceding sentence, except that the Company is required, subject to certain limitations and restrictions contained in the 14% Notes Indenture, to make the offer to purchase the 14% Notes only to the extent of Net Available Cash after the Company has made an offer to purchase the Original 11 3/4% Notes pursuant to the provision of the Original 11 3/4% Notes Indenture described above. The Indenture contains a covenant identical to the Original 11 3/4% Notes Indenture described in the penultimate sentence, except that the Company is required, subject to certain limitations and restrictions described under "Description of New Notes -- Certain Covenants -- Limitations on Sales of Assets and Subsidiary Stock," to make the offer to purchase the Notes only to the extent of Net Available Cash after the Company has made an offer to purchase the Original 11 3/4% Notes pursuant to the provision of the Original
11 3/4% Notes Indenture described above and an offer to purchase the 14% Notes pursuant to the provision of the 14% Notes Indenture described above.

                            DESCRIPTION OF NEW NOTES

GENERAL

     The New Notes are to be issued under an Indenture, dated as of June 17, 1997, between the Company and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the New Notes.

     Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at One State Street, New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register.

     The New Notes will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of New Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF NEW NOTES

     The New Notes will be unsecured senior subordinated obligations of the Company, limited to $150 million aggregate principal amount, and will mature on June 1, 2005. Each New Note will bear interest at the rate of 11 3/4% per annum from the date of issuance of the Old Note for which such New Note is exchanged, or from the most recent date to which interest has been paid or provided for on the Old Note, payable semiannually on June 1 and December 1 of each year commencing on December 1, 1997 to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date.

OPTIONAL REDEMPTION

     Except as set forth below, the New Notes are not redeemable at the option of the Company prior to June 1, 2000. On and after such date, the New Notes are redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     If redeemed during the 12-month period commencing on June 1 of the years set forth below:

                                                              REDEMPTION
                           PERIOD                               PRICE
                           ------                             ----------
2000........................................................   105.875%
2001........................................................   103.917%
2002........................................................   101.958%
2003 and thereafter.........................................   100.000%

     In addition, at any time and from time to time prior to June 1, 1998, the Company may redeem in the aggregate up to $50.0 million principal amount of New Notes with the proceeds of one or more Equity Offerings by the Company or Holding (to the extent, in the case of Holding, that the net cash proceeds thereof are contributed to the equity capital of the Company) so long as there is a Public Market at the time of such redemption, at a redemption price (expressed as a percentage of principal amount) of 110%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $75.0 million aggregate principal amount of the New Notes must remain outstanding after each such redemption.

     At any time on or prior to June 1, 2000, the New Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Notwithstanding the above, the Company will not be permitted to redeem the Original 11 3/4% Notes unless, substantially concurrently with such redemption, the Company redeems an aggregate principal amount of the New Notes (rounded to the nearest integral multiple of $1,000) equal to the product of: (1) a fraction, the numerator of which is the aggregate principal amount of Original 11 3/4% Notes to be so redeemed and the denominator of which is the aggregate principal amount of Original 11 3/4% Notes outstanding immediately prior to such proposed redemption, and (2) the aggregate principal amount of the New Notes outstanding immediately prior to such proposed redemption.

     "Applicable Premium" means, with respect to a New Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such New Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such New Note at June 1, 2000 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments due on such New Note through June 1, 2000, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the principal amount of such New Note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to June 1, 2000; provided, however, that if the period from the Redemption Date to June 1, 2000 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to June 1, 2000 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     Selection. In the case of any partial redemption, selection of the New Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no New Note of $1,000 in original principal amount or less will be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note shall state the portion of the principal amount thereof to be redeemed. A New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original New Note.

RANKING

     The payment of the principal of, premium (if any), and interest on the New Notes is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of June 30, 1997, the aggregate principal amount of the Company's outstanding Senior Indebtedness was approximately $201.0 million (excluding unused commitments of $52.0 million under the Senior Bank Facility). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below. All the operations of the Company are conducted through its subsidiaries. Each Subsidiary of the Company (other than foreign subsidiaries) has guaranteed the Company's obligations under the Senior Bank Facility. Although the Indenture limits the incurrence of Indebtedness of the Company's subsidiaries, such limitation is subject to a number of significant qualifications; moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See
"-- Certain Covenants -- Limitation on Indebtedness."

     "Senior Indebtedness" is defined, whether outstanding on the Issue Date or thereafter issued, as the Bank Indebtedness and all Indebtedness of the Company, including interest and fees thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness will not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company,
(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), or (4) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the New Notes in accordance with the provisions of the Indenture. The New Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, including the Original 11 3/4% Notes and the 14% Notes. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, no Subsidiary Guarantor shall incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is expressly subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any), or interest on, the New Notes or make any deposit pursuant to the provisions described under Defeasance below and may not otherwise purchase or retire any New Notes (collectively, "pay the New Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Company may pay the New Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice

(except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the New Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the New Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to holders that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the New Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the New Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the New Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the New Noteholders, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the New Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness.

SUBSIDIARY GUARANTEES

     Each Subsidiary Guarantor fully and unconditionally guarantees, jointly and severally, to each holder and the Trustee, subject to subordination provisions substantially the same as those described above, the full and prompt payment of principal of and interest on the New Notes, and of all other obligations under the Indenture. The Subsidiary Guarantors are Camden, ECM Holding Company, Omega, OWI Corporation, Wire Harness Industries, Inc., Wirekraft Employment Company, Wirekraft and Wire Technologies. The only Subsidiaries of the Company which are not Subsidiary Guarantors are ECM and Wirekraft Industries de Mexico, S.A. de C.V. ("Wirekraft Mexico").

     The Indebtedness evidenced by each Subsidiary Guarantee (including the payment of principal of, premium, if any, and interest on the New Notes) will be subordinated to Guarantor Senior Indebtedness on the same basis as the New Notes are subordinated to Senior Indebtedness. As of June 30, 1997, the aggregate principal amount of Guarantor Senior Indebtedness of the Subsidiary Guarantors was approximately $208.5 million (including guarantees of the Senior Bank Facility). See "-- Ranking" above.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including without limitation, any guarantees under the Senior Bank Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership or trust other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor). Upon the sale or disposition of a Subsidiary Guarantor (or all or substantially all of its assets) to a Person (whether or not an Affiliate of the Subsidiary Guarantor) which is not a Subsidiary of the Company, which is otherwise in compliance with the Indenture, such Subsidiary Guarantor shall be deemed released from all its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee shall terminate; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under the Senior Bank Facility and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company shall also terminate upon such release, sale or transfer.

     The Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the New Notes, such guarantees are full and unconditional (subject to the fraudulent conveyance savings clause described above). Given the size of the Non-Guarantor Subsidiaries relative to the Company on a consolidated basis, separate financial statements of the respective Subsidiary Guarantors are not presented because management has determined that such information is not material in assessing the Subsidiary Guarantors.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder will have the right to require the Company to repurchase all or any part of such holder's New Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than to Hicks Muse, Mills & Partners or any of their Affiliates, officers and directors (the "Permitted Holders"); or

          (ii) a majority of the Board of Directors of Holdings or the Company shall consist of Persons who are not Continuing Directors; or

          (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Holding or the Company.

     Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's New Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its New Notes purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Bank Facility. Future Senior Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. The occurrence of the events that would constitute a Change of Control would also constitute a "Change of Control" under the Original 11 3/4% Notes Indenture and the 14% Notes Indenture. In such a case, the Company would be subject to the same obligations with respect to the Original 11 3/4% Notes and the 14% Notes as the Company would be subject to with respect to the New Notes. Moreover, the exercise by the holders of their right to require the Company to repurchase the New Notes, the Original 11 3/4% Notes or the 14% Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Bank Indebtedness will prohibit the Company's prepayment of New Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of New Notes, Original 11 3/4% Notes or 14% Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

CERTAIN COVENANTS

     The Indenture contains certain covenants including, among others, the following:

  Limitation on Indebtedness.

          (a) The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and any of its Subsidiaries may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.25 : 1.00.

          (b) Notwithstanding the foregoing paragraph (a), the Company and its Subsidiaries may Incur the following Indebtedness: (i) Indebtedness Incurred pursuant to (A) the Credit Agreement (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in clause (ii) of the definition thereof) or (B) any other agreements or indentures governing Senior Indebtedness; provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $240.0 million at any time outstanding, less the aggregate principal amount thereof repaid with the net proceeds of Asset Dispositions (to the extent, in the case of a repayment of revolving credit Indebtedness, the commitment to advance the loans repaid has been terminated); (ii) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Related Business or Incurred to Refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (ii) shall not exceed $10.0 million at any time outstanding; (iii) Permitted Indebtedness; and
     (iv) Indebtedness (other than Indebtedness described in clauses (i)-(iii)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (iv) and then outstanding, will not exceed $25.0 million.

          (c) The Company shall not Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the New Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor shall Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to Refinance any Guarantor Subordinated Obligation of such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty to at least the same extent as such Guarantor Subordinated Obligation.

          (d) In addition, the Company shall not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the New Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. No Subsidiary Guarantor shall Incur any Secured Indebtedness which is not Guarantor Senior Indebtedness unless contemporaneously therewith effective provision is made to secure such Subsidiary Guarantor's obligations under the Subsidiary Guaranty equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     Limitation on Layering. The Company shall not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor shall Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is expressly subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, and (B) dividends or distributions payable to the Company or a Subsidiary of the Company (and, if such Subsidiary is not a Wholly-Owned Subsidiary, to its other stockholders on a pro rata basis or on a basis no more favorable to such other stockholders), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than a Subsidiary of the Company or any Capital Stock of a Subsidiary of the Company held by any Affiliate of the Company, other than another Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or
(2) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Original 11 3/4% Notes Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Original 11 3/4% Notes Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other cash contributions to its capital subsequent to the Original 11 3/4% Notes Issue Date (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or similar trust); (C) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or similar trust subsequent to the Original 11 3/4% Notes Issue Date; provided, however, that if such plan or trust Incurs any Indebtedness to or Guaranteed by the Company or any of its Subsidiaries to finance the acquisition of such Capital Stock, such aggregate amount shall be limited to such Net Cash Proceeds less such Indebtedness Incurred or Guaranteed by the Company or any of its Subsidiaries and any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such plan or trust with respect to Indebtedness Incurred by it to finance the purchase of such Capital Stock; (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Original 11 3/4% Notes Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); and (E) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Subsidiaries in any Person resulting from repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets by such Person to the Company or any Subsidiary of the Company; provided, however, that no amount shall be included under this clause (E) to the extent it is already included in Consolidated Net Income.

     (b) The provisions of paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3)(B) of paragraph (a); (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) [intentionally omitted]; (vi) payments by the Company to fund (A) out of pocket expenses of Holding for administrative, legal and accounting services provided by third parties, or to pay franchise fees and similar costs; provided, however, any such administrative expenses shall not exceed an aggregate amount of $1,000,000 per annum, and (B) taxes of Holding; (vii) payments by the Company to Holding pursuant to the Monitoring and Oversight Agreement; (viii) payments of dividends on the Company's common stock after an initial public offering of common stock of the Company or of Holding in an annual amount not to exceed 6% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by the Company (directly or as a common equity contribution from Holding) from such initial public offering; (ix) payments by the Company to repurchase, or to enable Holding to repurchase, Capital Stock or other securities of Holding from members of management of Holding or the Company in an aggregate amount not to exceed $7,500,000; (x) payments to enable Holding to redeem or repurchase stock purchase or similar rights granted by Holding with respect to its Capital Stock in an aggregate amount not to exceed $500,000; (xi) payments, not to exceed $100,000 in the aggregate, to enable Holding to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (xii) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (xii) unless, after giving effect to such transaction, the Consolidated Coverage Ratio of the Company would be greater than 3.5 to 1.0; provided, further, that in the case of clauses (vii),
(viii), (ix), (x), (xi) and (xii) no Default or Event of Default (in the case of clause (vii) such Default or Event of Default shall be limited to items (i) and
(ii) under "-- Defaults") shall have occurred or be continuing at the time of such payment or as a result thereof.

     Limitation on Restrictions on Distributions from Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company; except: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Original 11 3/4% Notes Issue Date, including the Credit Agreement; (b) any encumbrance of restriction with respect to such a Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company); (c) any encumbrance or restriction with respect to such a Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to the holders in any material respect, as determined in good faith by the senior management of the Company or Board of Directors of the Company, than encumbrances and restrictions with respect to such Subsidiary contained in agreements in effect at, or entered into on, the Original 11 3/4% Notes Issue Date; (d) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a

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

licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Subsidiary; (e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; (f) any restriction with respect to such a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition and (g) encumbrances or restrictions arising or existing by reason of applicable law.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Company's senior management or the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Company or such Subsidiary is in the form of cash or cash equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as, the case may be) (A) first, to the extent the Company or any Subsidiary elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase (x) Senior Indebtedness or (y) Indebtedness of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company) within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, within one year from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election either (x) to the investment in or acquisition of Additional Assets or (y) to prepay, repay or purchase (1) Senior Indebtedness or (2) Indebtedness of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company); (C) third, within 45 days after the later of the application of Net Available Cash in accordance with clauses (A) and (B) and the date that is one year from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase the Original 11 3/4% Notes at par plus accrued and unpaid interest, if any, thereon in accordance with the provisions of the Original
11 3/4% Notes Indenture; and (D) fourth, within 45 days of the later of the application of Net Available Cash in accordance with clauses (A), (B) and (C) and the date that is one year from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to make an offer to purchase the 14% Notes at par plus accrued and unpaid interest, if any, thereon in accordance with the provisions of the 14% Notes Indenture; and (E) fifth, within 45 days of the later of the application of Net Available Cash in accordance with clauses
(A), (B), (C) and (D) and the date that is one year from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C) and (D), to make an offer to purchase the New Notes at par plus accrued and unpaid interest, if any, thereon; and (F) sixth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C), (D) and (E), to (w) the investment in or acquisition of Additional Assets, (x) the making of Temporary Cash Investments, (y) the prepayment, repayment or purchase of Indebtedness of the Company or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company) or (z) any other purpose otherwise permitted under the Indenture, in each case within the later of 45 days after the application of Net Available Cash in accordance with clauses (A), (B), (C), (D) and (E) or the date that is one year from the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B), (C), (D), (E) or (F) above, the Company or such Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $10 million. The Company shall not be required to make an offer for New Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A), (B), (C) and (D) is less than $10 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of Senior Indebtedness of the Company or Indebtedness of any Subsidiary of the Company and the release of the Company or such Subsidiary from all liability on such Senior Indebtedness or Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by the Company or any Subsidiary of the Company from the transferee that are promptly converted by the Company or such Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of New Notes pursuant to clause (a)(iii)(E), the Company will be required to purchase New Notes tendered pursuant to an offer by the Company for the New Notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the New Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the New Notes, the Company will apply the remaining Net Available Cash in accordance with clause (a)(iii)(F) above.

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2.5 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

     (b) The foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of its Subsidiaries, (iv) any transaction between Wholly-Owned Subsidiaries, (v) the payment of fees and indemnities to directors, officers and employees of the Company and its Subsidiaries in the ordinary course of business, (vi) transactions pursuant to agreements as in existence on the Original 11 3/4% Notes Issue Date, (vii) any employment agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, (viii) the issuance of Capital Stock of the Company (other than Disqualified Stock), and (ix) any obligations of the Company pursuant to the Monitoring and Oversight Agreement.

     Limitation on Preferred Stock of Subsidiaries. The Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Preferred Stock (other than Acquired Preferred Stock); provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Company or merges with the Company or any of its Subsidiaries, and after giving effect to such transaction, the Company shall be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness" (treating the amount of all obligations of such Subsidiary with respect to the redemption, repayment of other repurchase of such Acquired Preferred Stock (but excluding any accrued dividends thereon) as Indebtedness solely for purpose of such calculation, but only to the extent that such obligations arise on or prior to the first anniversary of the Stated Maturity of the New Notes).

     Limitation on Capital Stock of Subsidiaries. The Company will not permit any of its Subsidiaries to issue any Capital Stock (other than Preferred Stock) to any Person (other than to the Company or a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Capital Stock (other than Preferred Stock) of a Subsidiary of the Company, if in either case as a result thereof such Subsidiary would no longer be a Subsidiary of the Company; provided, however that this provision shall not prohibit the Company or any of its Subsidiaries from selling, leasing or otherwise disposing of all of the Capital Stock of any Subsidiary.

     SEC Reports. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, and within 15 days after such reports are filed, provide the Trustee and the holders (at their addresses as set forth in the register of New Notes) with the annual and quarterly reports and the information, documents and other reports which are otherwise required pursuant to Section 13 of the Exchange Act. In addition, following the registration of the common stock of the Company pursuant to Section 12(b) or 12(g) of the Exchange Act, the Company shall furnish to the Trustee and the holders, promptly upon their becoming available, copies of the Company's annual report to stockholders and any other information provided by the Company to its public stockholders generally.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting surviving or transferee Person (the "Successor Company") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the New Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness"; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor, the Company, in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the New Notes.

     Notwithstanding the foregoing clauses (ii) and (iii), (1) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking" above,
(ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above, (iii) the failure by the Company to comply with its obligations under "Certain Covenants -- Merger and Consolidation" above,
(iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (ii) above), other than "-- Merger and Consolidation," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million and such default shall not have been cured or such acceleration rescinded after a 10 day period (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $10 million (to the extent not covered by insurance) is rendered against the Company or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and nonappealable (the "judgment default provision"). However, a default under clauses (iv) and (v) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding New Notes by notice to the Company may declare the principal of and accrued and unpaid interest, if any, on all the New Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest on all the New Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding New Notes may rescind any such acceleration with respect to the New Notes and its consequences.

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

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the New Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding New Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding New Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding New Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any New Note, the Trustee may withhold notice if and so long as a committee of its Trust officers in good faith determines that withholding notice is in the interests of the New Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the New Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the New Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of New Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any New Note, (iii) reduce the principal of or extend the Stated Maturity of any New Note, (iv) reduce the premium payable upon the redemption of any New Note or change the time at which any New Note may be redeemed as described under "Optional Redemption" above, (v) make any New Note payable in money other than that stated in the New Note, (vi) impair the right of any holder to receive payment of principal of and interest on such holder's New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's New Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New

Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code), to add further Guarantees with respect to the New Notes, to secure the New Notes, to add to the covenants of the Company for the benefit of the New Noteholders or to surrender any right or power conferred upon Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the New Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes. The Company at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (iii) and (iv) under "Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries), or (viii) under "Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the New Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the New Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     IBJ Schroder Bank & Trust is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the New Notes. The Trustee is also the trustee under the Original 11 3/4% Notes Indenture and the 14% Notes Indenture.

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

GOVERNING LAW

     The Indenture provides that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "14% Notes" means the Company's 14% Senior Subordinated Notes due 2005 issued pursuant to the 14% Notes Indenture.

     "14% Notes Guarantee" means the Guarantee of the Subsidiary Guarantors (as defined in the 14% Notes Indenture) set forth in Article XI of the 14% Notes Indenture.

     "14% Notes Indenture" means the Indenture, dated February 12, 1997, among the Company, the Subsidiary Guarantors (as therein defined) and IBJ Schroder Bank & Trust Company, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

     "Acquired Preferred Stock" means Preferred Stock of any Person which was issued and outstanding at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Subsidiary of the Company; (iii) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary of the Company; or (iv) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; provided, however, that, in the case of clauses (ii) and (iii), such Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business,
(iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds less than $2.5 million in the aggregate in any calendar year, and (v) transactions permitted under "Certain Covenants -- Merger and Consolidation" above.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the New Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable by the Company under or in respect of the Credit Agreement and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) exchange or translation losses on foreign currencies, and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the Stated Maturity of the New Notes) and less, to the extent added in calculating Consolidated Net Income (x) exchange or translation gains on foreign currencies and (y) non-cash items (excluding non-cash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the New Notes), in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters: provided, however, that (1) if the Company or any of its Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (provided that if such Indebtedness is Incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected minimum balance of such Indebtedness (as determined in good faith by senior management of the Company and assuming a constant level of sales) shall be deemed outstanding for purposes of this calculation) and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period any Indebtedness of the Company or any of its Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (3) if since the beginning of such period the Company or any of its Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (4) if since the beginning of such period the Company or any of its Subsidiaries (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any Investment in a Subsidiary of the Company or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Subsidiary of the Company or was merged with or into the Company or any Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net payments (whether positive or negative) pursuant to Interest Rate

Agreements, and (viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs and (b) interest income. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Subsidiary of the Company, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person acquired by the Company or any of its Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Subsidiary of the Company if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary directly or indirectly, to the Company (other than restrictions in effect on the Original 11 3/4% Notes Issue Date with respect to a Subsidiary of the Company and other than restrictions that are created or exist in compliance with the "Limitation on Restrictions on Distributions from Subsidiaries covenant), (iii) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles, (vi) any expenses (including taxes) or writeoffs attributable to, and effective as of the date of, the Mergers (as described in the offering memorandum for the Original 11 3/4% Notes) in an amount not to exceed the amount thereof set forth in the pro forma balance sheet of the Company and its subsidiaries contained in the offering memorandum for the Original 11 3/4% Notes, and (vii) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (A) dividends or distributions paid to the Company or any of its Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the Company or any of its Subsidiaries in such Person.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Continuing Director" means, as of the date of determination, any person who (i) was a member of the Board of Directors of Holding or the Company on the Original 11 3/4% Notes Issue Date, (ii) was nominated for election or elected to the Board of Directors of Holding or the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

     "Credit Agreement" means (i) the Amended and Restated Credit Agreement, dated as of March 12, 1997, among Holding, the Company, Chase, as Administrative Agent, Bankers Trust Company, as Documentation Agent, and the lenders party thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and (ii) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original Administrative Agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock which is convertible or exchangeable solely at the option of the Company or a Subsidiary) or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the New Notes, provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Stated Maturity shall be deemed to be Disqualified Stock.

     "Equity Offering" means an offering for cash by Holding or the Company of its common stock, or options, warrants or rights with respect to its common stock.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Original 11 3/4% Notes Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter issued, the Guarantee of the Bank Indebtedness by such Subsidiary Guarantor, all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company and all Indebtedness of such Subsidiary Guarantor, including interest and fees thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations of such Subsidiary Guarantor in respect of such Indebtedness are not superior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee; provided, however, that Guarantor Senior Indebtedness shall not include (1) any obligation of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company, (2) any liability for Federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or (4) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Subsidiary Guarantor.

     "Guarantor Senior Subordinated Indebtedness" means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Original 11 3/4% Subsidiary Guarantee, the 14% Subsidiary Guarantee, the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

     "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee pursuant to a written agreement.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

     "Issue Date" means the date on which the Old Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Monitoring and Oversight Agreement" means the Monitoring and Oversight Agreement among Hicks Muse Partners, the Company and Holding as in effect on the Original 11 3/4% Notes Issue Date.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Subsidiary of the Company after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Subsidiary.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "Original 11 3/4% Notes" means the Company's 11 3/4% Senior Subordinated Notes due 2005 issued pursuant to the Original 11 3/4% Notes Indenture.

     "Original 11 3/4% Notes Guarantee" means the Guarantee of the Subsidiary Guarantors (as defined in the 11 3/4% Notes Indenture) set forth in Article XI of the Original 11 3/4% Notes Indenture.

     "Original 11 3/4% Notes Indenture" means the Indenture, dated June 12, 1995, among the Company, the Subsidiary Guarantors (as therein defined) and IBJ Schroder Bank & Trust Company, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

     "Original 11 3/4% Notes Issue Date" means June 12, 1995.

     "Permitted Indebtedness" means (i) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any

Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (ii) Indebtedness represented by (x) the New Notes, the Original 11 3/4% Notes and the 14% Notes, (y) any Indebtedness (other than the Indebtedness described in clauses (i), (ii) and (iv) of paragraph (b) of the covenant described under "Limitation on Indebtedness" and other than Indebtedness Incurred pursuant to clause (i) above or clauses (iv), (v) or (vi) below) outstanding on the Original 11 3/4% Notes Issue Date and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (ii) or Incurred pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness"; (iii) (A) Indebtedness of a Subsidiary Incurred and outstanding on the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) of the description of "Limitation on Indebtedness" above after giving effect to the Incurrence of such Indebtedness pursuant to this clause
(iii) and (B) Refinancing Indebtedness Incurred by a Subsidiary in respect of Indebtedness Incurred by such Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Subsidiaries to their customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of the Company or any of its Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, (C) arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations (other than Indebtedness) incurred in the ordinary course of business and (D) under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Subsidiaries on customary terms entered into in the ordinary course of business; (v) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credits, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiary of the Company (other than Guarantees of Indebtedness or other obligations Incurred by any person acquiring all or any portion of such business assets or Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (v), when taken together with all Indebtedness Incurred pursuant to this clause (v) and then outstanding, shall not exceed $10 million; and (vi) Indebtedness consisting of (A) Guarantees by the Company or a Subsidiary of Indebtedness Incurred by a Wholly-Owned Subsidiary without violation of the Indenture and (B) Guarantees by a Subsidiary of Senior Indebtedness Incurred by the Company without violation of the Indenture (so long as such Subsidiary could have Incurred such Indebtedness directly without violation of the Indenture).

     "Permitted Investment" means an Investment by the Company or any of its Subsidiaries in (i) a Wholly-Owned Subsidiary of the Company; provided, however, that the primary business of such

Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary of the Company; provided, however, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees for purposes of purchasing the Company's common stock in an aggregate amount outstanding at any one time not to exceed $5 million and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Subsidiaries or in satisfaction of judgments or claims;
(viii) a Person engaged in a Related Business or a loan or advance to the Company the proceeds of which are used solely to make an Investment in a Person engaged in a Related Business or a Guarantee by the Company of Indebtedness of any Person in which such Investment has been made; provided, however, that no Permitted Investments may be made pursuant to this clause (viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $20 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (viii), or any release or other cancellation of any Guarantee constituting such Permitted Investment); (ix) Persons to the extent such Investment is received by the Company or any Subsidiary as consideration for asset dispositions effected in compliance with "Limitations on Sales of Assets and Subsidiary Stock"; (x) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries; and (xi) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

     "Person" means any individual, corporation, partnerships joint venture, association, joint-stock company, trust, unincorporated organizations government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     A "Public Market" exists at any time with respect to the common stock of Holding or the Company if (a) the common stock of Holding or the Company, as applicable, is then registered with the Securities Exchange Commission pursuant to Section 12(b) or 12(g) of Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and (b) at least 15% of the total issued and outstanding common stock of Holding or the Company, as applicable, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that
(i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebted-ness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101% of, in the case of a refinancing of the New Notes in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced.

     "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Subsidiaries on the date of the Indenture, as reasonably determined by the Company's Board of Directors.

     "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Subordinated Indebtedness" means the Original 11 3/4% Notes, the 14% Notes, the New Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the New Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the New Notes pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

     "Subsidiary Guarantor" means each Subsidiary (other than foreign Subsidiaries) of the Company in existence on the Issue Date and each subsidiary (other than foreign Subsidiaries) created or acquired by the Company after the Issue Date.

     "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc. and (vi) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Wholly-Owned Subsidiary" means a Subsidiary of the Company, at least 99% of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

BOOK ENTRY; DELIVERY AND FORM

     Except as provided below, the New Notes will be available initially only in book-entry form. The Company expects that, except as provided below, the New Notes sold pursuant hereto will be issued in the form of one fully registered global note (the "Global Note"). The Global Note will be deposited with, or on behalf of, the DTC and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the New Notes will be shown on and transfers thereof will be effected only through, records maintained by the DTC and its participants (the "Participants"). After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for the Global Note only as set forth in the Indenture.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities and other trading activities. The Company and the Subsidiary Guarantors have agreed that, for a period of 90 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 11, 1998, all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.


     Neither the Company nor the Subsidiary Guarantors will receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New

Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company and the Subsidiary Guarantors have jointly and severally agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Notes will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York and Dallas, Texas, and R. Scott Cohen, who is a partner in Weil, Gotshal & Manges LLP, owns 12,000 shares of Holding Common Stock. Other than the foregoing, no attorney of Weil, Gotshal & Manges LLP participating in the documentation for the Exchange Offer owns any shares of Holding Common Stock or otherwise has a substantial interest in the Company.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995, for the year ended December 31, 1996 and the seven months ended December 31, 1995, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of Camden as of January 25, 1997 and January 27, 1996 and for each of the years ended January 25, 1997, January 27, 1996 and January 28, 1995, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The combined financial statements of Dekko as of December 28, 1995 and for each of the years ended December 28, 1995 and December 29, 1994, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Wirekraft Holdings Corp. for the six months ended May 31, 1995 and for the year ended November 30, 1994, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Omega for the two months ended May 31, 1995, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of THL-Omega for the three months ended March 31, 1995, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of THL-Omega for the year ended December 31, 1994, have been included herein in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The statement of direct revenues and expenses for ECM for the period January 1, 1994 through November 30, 1994, has been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
INTERNATIONAL WIRE GROUP, INC.
  Report of Coopers & Lybrand L.L.P., Independent Public
     Accountants............................................  F-3
  Consolidated Balance Sheets as of December 31, 1996 and
     December 31, 1995......................................  F-4
  Consolidated Statements of Operations for the year ended
     December 31, 1996 and seven months ended December 31,
     1995...................................................  F-5
  Consolidated Statements of Stockholder's Equity (Deficit)
     for the year ended December 31, 1996 and seven months
     ended December 31, 1995................................  F-6
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1996 and seven months ended December 31,
     1995...................................................  F-7
  Notes to Consolidated Financial Statements................  F-8
  Consolidated Balance Sheet as of June 30, 1997
     (unaudited)............................................  F-27
  Consolidated Statements of Operations for the six months
     ended June 30, 1997 and six months ended June 30, 1996
     (unaudited)............................................  F-28
  Consolidated Statements of Cash Flows for the six months
     ended June 30, 1997 and 1996 and six months ended June
     30 (unaudited).........................................  F-29
  Notes to Consolidated Financial Statements (unaudited)....  F-30
CAMDEN WIRE CO., INC.
  Report of Coopers & Lybrand L.L.P., Independent Public
     Accountants............................................  F-40
  Balance Sheets as of January 25, 1997 and January 27,
     1996...................................................  F-41
  Statements of Operations for the years ended January 25,
     1997, January 27, 1996 and January 28, 1995............  F-42
  Statements of Stockholder's Equity for the years ended
     January 25, 1997, January 27, 1996, and January 28,
     1995...................................................  F-43
  Statements of Cash Flows for the years ended January 25,
     1997, January 27, 1996 and January 28, 1995............  F-44
  Notes to Financial Statements.............................  F-45
DEKKO WIRE TECHNOLOGIES
  Report of Coopers & Lybrand L.L.P., Independent Public
     Accountants............................................  F-51
  Combined Balance Sheet as of December 28, 1995............  F-52
  Combined Statements of Income, for the two years ended
     December 28, 1995 and December 29, 1994................  F-53
  Combined Statements of Shareholders' Equity for the two
     years ended December 28, 1995 and December 29, 1994....  F-54
  Combined Statements of Cash Flows for the two years ended
     December 28, 1995 and December 29, 1994................  F-55
  Notes to Combined Financial Statements....................  F-56
WIREKRAFT HOLDINGS CORP. (FORMERLY WB HOLDINGS INC.)
  Report of Coopers & Lybrand L.L.P., Independent Public
     Accountants............................................  F-63
  Consolidated Statements of Operations for the six months
     ended May 31, 1995 and the year ended November 30,
     1994...................................................  F-64
  Consolidated Statements of Stockholders' Equity for the
     six months ended May 31, 1995 and the year ended
     November 30, 1994......................................  F-65
  Consolidated Statements of Cash Flows for the six months
     ended May 31, 1995 and the year ended November 30,
     1994...................................................  F-66
  Notes to Consolidated Financial Statements................  F-67
OMEGA WIRE CORP.
  Report of Coopers & Lybrand L.L.P., Independent Public
     Accountants............................................  F-75
  Consolidated Statement of Operations for the two months
     ended May 31, 1995.....................................  F-76
  Consolidated Statement of Stockholders' Equity for the two
     months ended May 31, 1995..............................  F-77
  Consolidated Statement of Cash Flows for the two months
     ended May 31, 1995.....................................  F-78
  Notes to Consolidated Financial Statements................  F-79

                                                              PAGE
                                                              -----
THL-OMEGA HOLDING CORPORATION
  Report of Coopers & Lybrand L.L.P., Independent Public
     Accountants............................................  F-84
  Consolidated Statement of Operations and Retained Earnings
     for the three months ended March 31, 1995..............  F-85
  Consolidated Statement of Cash Flows for the three months
     ended March 31, 1995...................................  F-86
  Notes to Consolidated Financial Statements................  F-87
  Report of Price Waterhouse LLP, Independent Public
     Accountants............................................  F-90
  Consolidated Statement of Operations and Retained Earnings
     for the year ended December 31, 1994...................  F-91
  Consolidated Statement of Cash Flows for the year ended
     December 31, 1994......................................  F-92
  Notes to Consolidated Financial Statements................  F-93
ELECTRO COMPONENTES DE MEXICO, S.A. DE C.V. AND CERTAIN
  RELATED ASSETS OF GENERAL ELECTRIC COMPANY
  Report of Coopers & Lybrand L.L.P., Independent Public
     Accountants............................................  F-97
  Statement of Direct Revenues and Expenses for the eleven
     months ended November 30, 1994.........................  F-98
  Notes to Financial Statements.............................  F-99

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
International Wire Group, Inc.:

     We have audited the accompanying consolidated balance sheets of International Wire Group, Inc. and subsidiaries as of December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1996 and seven months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Wire Group, Inc. and subsidiaries as of December 31, 1996 and December 31, 1995, and the consolidated results of their operations and their cash flows for the year ended December 31, 1996 and the seven months ended December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

St. Louis, Missouri
February 28, 1997

                         INTERNATIONAL WIRE GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
Current assets:
  Accounts receivable, less allowance of $1,363, and $860...    $ 71,181       $ 47,180
  Inventories...............................................      60,362         57,777
  Prepaid expenses and other................................       5,060          2,733
  Deferred income taxes.....................................       4,741            125
                                                                --------       --------
          Total current assets..............................     141,344        107,815
  Property, plant and equipment, net........................     118,551         82,259
  Deferred financing costs, net.............................      21,222         16,688
  Intangible assets, net....................................     244,655        215,400
  Other assets..............................................       5,248          5,758
                                                                --------       --------
          Total assets......................................    $531,020       $427,920
                                                                ========       ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term obligations...............    $ 20,948       $ 12,662
  Accounts payable..........................................      45,832         37,627
  Accrued and other liabilities.............................      33,150         20,323
  Customers' deposits.......................................       8,033          5,688
  Accrued interest..........................................       4,648          2,516
                                                                --------       --------
          Total current liabilities.........................     112,611         78,816
Long-term obligations, less current maturities..............     426,719        326,015
Deferred income taxes.......................................      14,719          8,194
Other long-term liabilities.................................      12,162          4,897
                                                                --------       --------
          Total liabilities.................................     566,211        417,922
Stockholders' equity (deficit):
  Common stock, $.01 par value, 1,000 shares authorized,
     issued and outstanding.................................          --             --
  Series A senior cumulative exchangeable redeemable
     preferred stock, $.01 par value, $25 liquidation value,
     400,000 shares authorized, issued and outstanding......           4             --
  Contributed capital.......................................     125,340         81,051
  Carryover of predecessor basis............................     (67,762)       (67,762)
  Accumulated deficit.......................................     (92,773)        (3,291)
                                                                --------       --------
          Total stockholders' equity (deficit)..............     (35,191)         9,998
                                                                --------       --------
          Total liabilities and stockholders' equity
            (deficit).......................................    $531,020       $427,920
                                                                ========       ========

        See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                 SEVEN MONTHS
                                                             YEAR ENDED              ENDED
                                                          DECEMBER 31, 1996    DECEMBER 31, 1995
                                                          -----------------    -----------------
Net sales...............................................      $546,981             $245,583
Operating expenses:
  Cost of goods sold....................................       420,823              195,221
  Selling, general and administrative...................        43,885               17,129
  Depreciation and amortization.........................        31,341               11,020
  Impairment, unusual and plant closing charges.........        84,250                1,750
  Inventory valuation adjustment........................         8,500                   --
                                                              --------             --------
Operating income (loss).................................       (41,818)              20,463
Other income (expense):
  Interest expense......................................       (43,013)             (19,931)
  Amortization of deferred financing costs..............        (3,701)              (1,468)
  Other, net............................................           312                 (158)
                                                              --------             --------
Loss before income tax provision........................       (88,220)              (1,094)
Income tax provision....................................         1,262                2,197
                                                              --------             --------
Net loss................................................      $(89,482)            $ (3,291)
                                                              ========             ========

        See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE
                      SEVEN MONTHS ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                  CARRYOVER OF
                               COMMON   PREFERRED   CONTRIBUTED   PREDECESSOR    ACCUMULATED
                               STOCK      STOCK       CAPITAL        BASIS         DEFICIT      TOTAL
                               ------   ---------   -----------   ------------   -----------   --------
Capital contributed..........   $--        $--       $ 81,951       $     --      $     --     $ 81,951
Issuance costs...............    --         --           (900)            --            --         (900)
Carryover of predecessor
  basis......................    --         --             --        (67,762)           --      (67,762)
Net loss.....................    --         --             --             --        (3,291)      (3,291)
                                ---        ---       --------       --------      --------     --------
Balance December 31, 1995....    --         --         81,051        (67,762)       (3,291)       9,998
Capital contributed..........    --         --         35,493             --            --       35,493
Issuance of preferred
  stock......................    --          4          9,996             --            --       10,000
Issuance costs...............    --         --         (1,200)            --            --       (1,200)
Net loss.....................    --         --             --             --       (89,482)     (89,482)
                                ---        ---       --------       --------      --------     --------
Balance December 31, 1996....   $--        $ 4       $125,340       $(67,762)     $(92,773)    $(35,191)
                                ===        ===       ========       ========      ========     ========

        See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  SEVEN MONTHS
                                                              YEAR ENDED              ENDED
                                                           DECEMBER 31, 1996    DECEMBER 31, 1995
                                                           -----------------    -----------------
Cash flows provided by (used in) operating activities:
  Net loss...............................................      $ (89,482)           $  (3,291)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
  Depreciation and amortization..........................         31,341               11,020
  Impairment and unusual charges.........................         78,250                   --
  Amortization of deferred financing costs...............          3,701                1,468
  Inventory valuation adjustment.........................          8,500                   --
  Deferred income taxes..................................          3,184                  274
  Change in assets and liabilities, net of acquisitions:
     Accounts receivable.................................         (1,878)              12,094
     Inventories.........................................         (3,645)              (9,590)
     Prepaid expenses and other..........................         (4,829)                (846)
     Accounts payable....................................          1,216                1,232
     Accrued and other liabilities.......................          2,299               (2,084)
     Accrued interest....................................          2,132                2,516
     Income taxes payable/refundable.....................          1,914                  778
     Other long-term liabilities.........................           (723)                (237)
                                                               ---------            ---------
Net cash from operating activities.......................         31,980               13,334
                                                               ---------            ---------
Cash flows provided by (used in) investing activities:
  Acquisitions, net of cash..............................       (160,259)            (341,046)
  Capital expenditures, net..............................        (15,849)              (5,751)
                                                               ---------            ---------
Net cash used in investing activities....................       (176,108)            (346,797)
                                                               ---------            ---------
Cash flows provided by (used in) financing activities:
  Equity proceeds........................................         45,039               15,048
  Proceeds from issuance of long-term obligations........        128,200              337,500
  Repayment of long-term obligations.....................        (21,311)              (5,085)
  Financing fees and other...............................         (7,800)             (14,000)
                                                               ---------            ---------
Net cash from financing activities.......................        144,128              333,463
                                                               ---------            ---------
Net change in cash.......................................             --                   --
                                                               ---------            ---------
Cash at beginning of the period..........................             --                   --
                                                               ---------            ---------
Cash at end of the period................................      $      --            $      --
                                                               =========            =========

        See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEAR ENDED DECEMBER 31, 1996 AND
                      SEVEN MONTHS ENDED DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. THE COMPANY

     International Wire Group, Inc. ("Group" or the "Company"), a Delaware corporation, was formed to participate in the transactions contemplated by the Wirekraft/Omega Acquisitions (as described below). On June 12, 1995, Wirekraft Holdings Corp. ("Wirekraft"), Omega Wire Corp. ("Omega"), International Wire Holding Company ("Holding"), the sole common stockholder of Group, Wirekraft Acquisition Company and certain shareholders of Wirekraft and Omega entered into a series of acquisitions and mergers (the "Acquisitions") pursuant to which Group acquired all of the common equity securities (and all securities convertible into such securities) of Wirekraft and all of the common equity securities of Omega. The Company has designated June 1, 1995, as the effective date of the Acquisitions for financial reporting purposes. The Company through its two segments, the Wire segment and the Harness segment, is engaged in the design, manufacture and marketing of non-insulated and insulated copper wire and wire harnesses. The Company's products are used by a wide variety of customers primarily in the appliance, computer and data communications, automotive and industrial equipment industries.

     The total purchase price of the Acquisitions was approximately $420,591, which included the redemption of certain equity securities, the retirement of existing indebtedness of Wirekraft and Omega and the payment of related fees and costs, is summarized as follows:

Redemption of common stock, equity rights, warrants and
  options...................................................  $104,810
Repayment of existing indebtedness..........................   275,460
Redemption of preferred stock...............................    26,321
Fees and costs..............................................    14,000
                                                              --------
                                                              $420,591
                                                              ========

     In accordance with EITF 88-16, "Basis in Leveraged Buy Out Transactions," the Acquisitions have been accounted for at "predecessor basis". The total acquisition costs have been allocated to the acquired net assets as follows:

Current assets..............................................  $117,504
Property, plant and equipment...............................    83,253
Goodwill....................................................   209,818
Fees and costs..............................................    19,000
Other assets................................................     3,749
Current liabilities.........................................   (58,707)
Other liabilities...........................................   (21,788)
Carryover predecessor basis.................................    67,762
                                                              --------
                                                              $420,591
                                                              ========

     Unaudited pro forma data, which present condensed results of operations for the twelve months ended December 31, 1995 as though the Acquisitions and related financing had occurred at the beginning of the period, is as follows:

Net sales...................................................  $454,693
Net income..................................................  $  3,406

                         INTERNATIONAL WIRE GROUP, INC.

2. DWT ACQUISITION

     On March 5, 1996, Wire Technologies, Inc. ("Wire Technologies"), a wholly-owned subsidiary of the Company, acquired the businesses of Hoosier Wire, Inc., Dekko Automotive Wire, Inc., Albion Wire, Inc. and Silicones, Inc., a group of affiliated companies operating together under the trade name Dekko Wire Technology Group (the "DWT Acquisition"). The total consideration of $173,239 paid in connection with the DWT Acquisition including fees, expenses and certain adjustments consisted of (i) cash and (ii) warrants for the purchase of 2,000,000 shares of Common Stock, par value $.01 per share, of Holding. The DWT Acquisition and the related transaction fees and expenses were funded with (i) $128,200 of senior debt under the Amended Credit Agreement, (ii) $35,000 from the issuance of 35,000,000 shares of Common Stock, par value $.01 per share, of Holding, (iii) $39 from the issuance of 3,888,889 shares of Class A Common Stock, par value $.01 per share, of Holding, and (iv) $10,000 from the issuance of 400,000 shares of Series A Senior Cumulative Exchangeable Redeemable Preferred Stock, par value $.01 per share, of the Company (sold in units together with warrants for the purchase of shares of Common Stock, par value $.01 per share, of Holding).

     The DWT Acquisition was accounted for using the purchase method of accounting whereby the total acquisition cost has been allocated to the consolidated assets and liabilities based upon their estimated respective fair values. The total acquisition cost is allocated to the acquired net assets as follows:

Current assets..............................................  $ 37,669
Property, plant and equipment...............................    36,020
Goodwill....................................................   105,041
Other, non-current..........................................     3,515
Fees and costs..............................................     7,800
Current liabilities.........................................   (15,306)
Other liabilities...........................................    (1,500)
                                                              --------
                                                              $173,239
                                                              ========

     Unaudited pro forma results of operations of the Company for the years ended December 31, 1996 and December 31, 1995, are included below. Such pro forma presentation has been prepared assuming that the DWT Acquisition and related financing had occurred as of January 1, 1996 and January 1, 1995, respectively, and that the Acquisitions (as described in Note 1) had occurred as of January 1, 1995.

                                                                1996        1995
                                                              --------    --------
Net sales...................................................  $574,827    $601,709
Net income (loss)...........................................  $(88,994)   $ (2,613)

3. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Group and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

                         INTERNATIONAL WIRE GROUP, INC.

  Revenue Recognition

     Sales and related cost of goods sold are included in income when goods are shipped to customers.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is calculated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: building -- 25 to 40 years; building improvements -- 15 years; machinery and equipment -- 3 to 11 years; and furniture and fixtures -- 5 years. Leasehold improvements are amortized over the shorter of the term of the respective lease or the life of the respective improvement. In fiscal 1996, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Intangible Assets

     Intangible assets consist principally of goodwill arising from the excess of cost over the value of net assets acquired which is amortized using the straight-line method over forty years. In fiscal 1996, the Company completed a review of the carrying value of goodwill, which resulted in an impairment charge (see Note 10). Accumulated amortization aggregated $18,182 and $8,783 at December 31, 1996 and December 31, 1995, respectively.

     The Company periodically evaluates goodwill to assess recoverability. The Company considers various factors in determining if goodwill may be impaired. These factors include reductions in estimated future cash flows, significant events impacting the Company's business and changes in the business environment. The Company further assesses the recoverability of goodwill by comparing the value of goodwill as indicated by a discounted cash flow analysis to the carrying value of goodwill. The discounted cash flow analysis consists of discounted free cash flows for a projection period plus a terminal value, which is calculated by dividing estimated annual unlevered net income by the weighted average cost of capital less an assumed growth rate. Upon consideration of these factors, if the Company determines that an impairment has occurred, the Company determines the impairment charge by comparing the carrying value of goodwill to the adjusted fair value of the Company, as calculated through a discounted cash flow analysis. In fiscal 1996, the Company completed a review of the carrying value of goodwill, which resulted in an impairment charge (see Note 10).

  Deferred Financing Costs

     Deferred financing costs, consisting of fees and other expenses associated with the debt financing are amortized over the term of the related debt using the effective interest method and the straight-line method which approximates the effective interest method. Accumulated amortization aggregated $5,169 and $1,468 at December 31, 1996 and December 31, 1995, respectively.

                         INTERNATIONAL WIRE GROUP, INC.

  Foreign Currency

     For operations in Mexico, the Company's functional currency is the U.S. dollar. Gains and losses from translation and transactions are determined using a combination of current and historical rates and are included in net income.

  Interest Rate Hedging Arrangement

     In 1996, the Company entered into an interest rate hedging arrangement for the purpose of hedging against rising interest rates. The company paid a fee of approximately $200 for the arrangement. This fee is included in deferred financing fees and amortized on a straight-line basis over the life of the arrangement, through May 1998. The interest rate hedging arrangement provides a ceiling interest rate of 7.0% on $55,000 of indebtedness through May 1997 and a ceiling interest rate of 8.0% on $63,500 of indebtedness thereafter through May 1998. The Company estimates that fair value approximates carrying value of the interest rate hedging arrangement, due to the short life of the arrangement and the relative stability of interest rates in 1996.

  Fair Value of Financial Instruments

     The Company's financial instruments, excluding the Senior Notes (as hereinafter defined) are carried at fair value or amounts that approximate fair value. The Company has estimated the fair value of the Senior Notes using current market data. At December 31, 1996, the estimated fair market value of the Senior Notes was $162,000.

  Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Statement of Cash Flows

     For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Interest paid for the year ended December 31, 1996 and seven months ended December 31, 1995 was $40,881 and $17,415, respectively. Taxes refunded, net of payments for the year ended December 31, 1996 and taxes paid for the seven months ended December 31, 1995 were $4,073 and $1,145, respectively.

     During the year ended December 31, 1996 and seven months ended December 31, 1995, the Company entered into certain non-cash investing and financing activities. In connection with the Acquisitions, certain shares of Omega and Wirekraft common stock and Class A common stock were exchanged for shares of Holding common stock. The total amount of shares exchanged was $66,903. In fiscal 1996 and 1995, the Company recorded capital lease obligations of $2,348 and $680 respectively, for property, plant and equipment.

  Significant Customer

     A significant portion of the Company's sales were to a major customer within the Harness segment. Sales to this customer represented 18% and 19% of net sales for the year ended December 31, 1996 and the seven months ended December 31, 1995, respectively.

                         INTERNATIONAL WIRE GROUP, INC.

4. INVENTORIES

     The composition of inventories is as follows:

                                                           DECEMBER 31,    DECEMBER 31,
                                                               1996            1995
                                                           ------------    ------------
Raw materials............................................    $26,191         $19,451
Work-in-process..........................................     14,908          15,916
Finished goods...........................................     19,263          22,410
                                                             -------         -------
          Total inventories..............................    $60,362         $57,777
                                                             =======         =======

     The current cost of inventories is approximately $57,267 and $56,035 at December 31, 1996 and December 31, 1995.

     In connection with the decline in the average price of copper during fiscal 1996 the Company recorded an $8,500 pre-tax inventory valuation charge to reduce the LIFO valuation of copper in inventory.

5. PROPERTY, PLANT AND EQUIPMENT

     The composition of property, plant and equipment is as follows:

                                                           DECEMBER 31,    DECEMBER 31,
                                                               1996            1995
                                                           ------------    ------------
Land.....................................................    $  2,797        $  2,061
Buildings and improvements...............................      31,546          20,848
Machinery and equipment..................................     121,013          76,668
                                                             --------        --------
                                                              155,356          99,577
Less: accumulated depreciation...........................     (36,805)        (17,318)
                                                             --------        --------
                                                             $118,551        $ 82,259
                                                             ========        ========

6. FINANCING COSTS AND RELATED PARTY TRANSACTIONS

     In connection with the Acquisitions, the Company incurred aggregate fees and costs of $14,000. Costs of $13,100 related to the Senior Notes and Credit Agreement (see Note 7) are included in deferred financing costs and are being amortized over the terms of the related borrowings. Costs of $900 related to the issuance of Holding's common stock have been deducted from the proceeds to reduce the carrying value of the common stock. In connection with the DWT Acquisition, the Company incurred aggregate fees and costs of $7,800. Costs of $6,600 related to the Amended Credit Agreement (as hereinafter defined) are included in deferred financing costs and are being amortized over the terms of the related borrowings. Costs of $1,200 related to the issuance of Holding's common stock and the Preferred Stock (as defined in Note 8) have been deducted from the proceeds to reduce the carrying value of the common and preferred stock.

     In connection with the Acquisitions and the related financing, the Company entered into a Monitoring and Oversight Agreement ("Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks, Muse") (an affiliate of the Company) pursuant to which the Company paid Hicks, Muse a cash fee of $3,725 as compensation for financial advisory services. Pursuant to the Agreement, the Company paid Hicks, Muse a cash fee of $2,500 as compensation for financial advisory services received in connection with the DWT Acquisition. The fees have been allocated based upon the issuance proceeds to the debt and equity securities issued in connection with the Acquisitions and the DWT Acquisition as deferred financing costs or as a deduction from the cash proceeds received

                         INTERNATIONAL WIRE GROUP, INC.

from the sale of the common stock of Holding. The Agreement further provides that the Company shall pay Hicks, Muse an annual fee of $500, for ten years for monitoring and oversight services adjusted annually at the end of each fiscal year to an amount equal to .1% of the consolidated net sales of the Company, but in no event less than $500 annually. The obligation under the Agreement and the related deferred financing costs have been recorded in the consolidated balance sheets.

7. LONG-TERM OBLIGATIONS

     The composition of long-term obligations is as follows:

                                                     DECEMBER 31,   DECEMBER 31,
                                                         1996           1996
                                                     ------------   ------------
Credit Agreement:
  Revolver.........................................    $ 18,990       $ 19,000
  Term Facility....................................     271,404        163,813
Senior Subordinated Notes..........................     150,000        150,000
Capital lease and other obligations................       7,273          5,864
                                                       --------       --------
                                                        447,667        338,677
Less, current maturities...........................     (20,948)       (12,662)
                                                       --------       --------
                                                       $426,719       $326,015
                                                       ========       ========

     The schedule of principal payments for long-term obligations at December 31, 1996 is as follows:

1997........................................................  $ 20,948
1998........................................................    23,782
1999........................................................    29,123
2000........................................................    58,568
2001........................................................    41,457
Thereafter..................................................   273,789
                                                              --------
          Total.............................................  $447,667
                                                              ========

  Credit Agreement

     In connection with the DWT Acquisition, Group and Holding entered into an Amended Credit Agreement (the "Amended Credit Agreement") dated as of March 5, 1996 with certain financial institutions. Borrowings under the Amended Credit Agreement are collateralized by first priority mortgages and liens on all of the assets of Group. In addition, borrowings under the Amended Credit Agreement are guaranteed by Holding.

     The Amended Credit Agreement consists of an $111,000 term loan (the "Term A Loan"), an $82,500 term loan (the "Term B Loan"), a $95,000 term loan (the "Term C Loan", collectively, the "Term Facility") and a $75,000 revolving credit facility (the "Revolver"). The Revolver provides that up to $10,000 of such facilities may be used for the issuance of letters of credit. At December 31, 1996, Group had $930 in outstanding letters of credit and $55,966 of unused borrowing capacity under the Amended Credit Agreement. A commitment fee on the unused portion of the Revolver of .5% is payable quarterly. The Amended Credit Agreement contains several financial covenants which, among other things, require Group to maintain certain financial ratios and restrict Group's ability to incur indebtedness, make capital expenditures and pay dividends.

                         INTERNATIONAL WIRE GROUP, INC.

     Mandatory principal payments of the Term Facility are due in quarterly installments. The final installment on the Term A Loan is due on September 30, 2000 at which time the Revolver is also due. The final installment on the Term B Loan is due on September 30, 2002, and the final installment on the Term C Loan is due on September 30, 2003. The Amended Credit Agreement requires annual prepayments of the Term Facility based on "Excess Cash Flow" (as defined in the Amended Credit Agreement).

     Borrowings under the Term A Loan and Revolver bear interest, at the option of Group, at a rate per annum equal to (a) the Alternate Base Rate (as defined in the Amended Credit Agreement) plus 1.5% or (b) the Eurodollar Rate (as defined in the Amended Credit Agreement) plus 2.5%. Borrowings under the Term B Loan bear interest, at the option of Group, at a rate per annum equal to (a) the Alternate Base Rate (as defined in the Amended Credit Agreement) plus 2.0% or
(b) the Eurodollar Rate (as defined in the Amended Credit Agreement) plus 3.0%. Borrowings under the Term C Loan bear interest, at the option of Group, at a rate per annum equal to (a) the Alternate Base Rate (as defined in the Amended Credit Agreement plus 2.5% or (b) the Eurodollar Rate (as defined in the Amended Credit Agreement) plus 3.5%. The Alternate Base Rate and Eurodollar Rate margins are established quarterly based on a formula as defined in the Amended Credit Agreement. Interest payment dates vary depending on the interest rate option to which the Term Facility and the Revolver are tied, but generally interest is payable quarterly. The weighted average interest rate on outstanding borrowings was 8.75% and 8.59% at December 31, 1996 and December 31, 1995, respectively.

  Senior Subordinated Notes

     The Senior Subordinated Notes due 2005 ("the Senior Notes") were issued under an indenture, dated June 12, 1995 (the "Indenture") in connection with the Acquisitions. The Senior Notes represent unsecured general obligations of Group and are subordinated to all Senior Debt (as defined in the Indenture) of Group. The Senior Notes, which were originally sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, were exchanged for identical notes registered under such Act in November 1995.

     The Senior Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured, senior subordinated basis by each subsidiary of the Company (the "Guarantor Subsidiaries") other than Electro Componentes de Mexico, S.A. de C.V. and Wirekraft Industries de Mexico, S.A. de C.V. (The "Non-Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries and Non-Guarantor Subsidiaries is wholly owned by the Company (see Note 14).

     The Senior Notes mature on June 1, 2005. Interest on the Senior Notes is payable semi-annually on each June 1 and December 1. The Senior Notes bear interest at the rate of 11 3/4% per annum. The Senior Notes may not be redeemed prior to June 1, 2000, except in the event of a Change of Control (as defined) or Initial Public Offering (as defined) and at such applicable premium (as defined). The Senior Notes are redeemable, at the Company's option, at the redemption prices of 105.875% at June 1, 2000, and at decreasing prices to 100% at June 1, 2003, and thereafter, with accrued interest. In addition, prior to June 1, 1998, the Company may redeem, within guidelines specified in the Indenture, up to $50,000 of the Senior Notes with the proceeds of one or more Equity Offerings (as defined) by the Company or Holding at a redemption price of 110%, with accrued interest.

     The Senior Notes restrict, among other things, the incurrence of additional indebtedness by the Company, the payment of dividends and other distributions in respect of the Company's capital stock, the payment of dividends and other distributions by the Company's subsidiaries, the creating

                         INTERNATIONAL WIRE GROUP, INC.

of liens on the properties and the assets of the Company to secure certain subordinated debt and certain mergers, sales of assets and transactions with affiliates.

8. PREFERRED STOCK

     In connection with the DWT Acquisition, the Company issued 400,000 shares of Series A Senior Cumulative Exchangeable Redeemable Preferred Stock (the "Preferred Stock"). In accordance with the Certificate of Designation of the Preferred Stock (the "Certificate of Designation"), cumulative dividends are payable quarterly at the rate of 14% per annum. Dividend rates could increase upon the occurrence of any Event of Non-Compliance (as defined in the Certificate of Designation). At December 31, 1996, dividends in arrears were $1,200 or $2.99 per share. The Preferred Stock has a liquidation preference of $25.00 per share and a par value of $.01 per share. The Preferred Stock is exchangeable, at the option of the Company, for 14.0% Senior Subordinated Exchange Notes due June 1, 2005 (the "Exchange Notes") (see Note 15). The Preferred Stock ranks with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation, or winding up of the Company, prior to all other capital stock of the Company.

     The Company may redeem the Preferred Stock, in whole or in part, at any time. If such redemption occurs prior to December 31, 1997, the redemption price shall equal the Makewhole Price (as defined in the Certificate of Designation). If such redemption occurs on or after December 31, 1997, the redemption price shall equal the product of the liquidation preference plus all accrued and unpaid dividends, multiplied by the applicable Redemption Percentage (as defined in the Certificate of Designation).

9. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The provision (benefit) for income taxes is as follows:

                                                                          SEVEN MONTHS
                                                           YEAR ENDED        ENDED
                                                          DECEMBER 31,    DECEMBER 31,
                                                              1996            1995
                                                          ------------    ------------
Current:
  State.................................................     $  935          $1,262
  Foreign...............................................        264             661
                                                             ------          ------
                                                              1,199           1,923
Deferred:
  Federal...............................................        (64)           (530)
  State.................................................        127             804
                                                             ------          ------
                                                                 63             274
                                                             ------          ------
          Total:........................................     $1,262          $2,197
                                                             ======          ======

                         INTERNATIONAL WIRE GROUP, INC.

     Reconciliation between the statutory income tax rate and effective tax rate is summarized below:

                                                      YEAR ENDED     SEVEN MONTHS ENDED
                                                     DECEMBER 31,       DECEMBER 31,
                                                         1996               1995
                                                     ------------    ------------------
U.S. Federal statutory rate........................    $(30,877)          $  (372)
State taxes, net of federal effect.................         690             1,364
Foreign taxes......................................        (430)              789
Nondeductible expenses.............................      31,814               397
Other..............................................          65                19
                                                       --------           -------
                                                       $  1,262           $ 2,197
                                                       ========           =======

     The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                      YEAR ENDED     SEVEN MONTHS ENDED
                                                     DECEMBER 31,       DECEMBER 31,
                                                         1996               1995
                                                     ------------    ------------------
Deferred tax assets:
  Accounts receivable reserves.....................    $    477           $   298
  Accrued liabilities not yet deductible...........       3,497             2,540
  Inventories......................................       3,381                --
  Net operating loss carry forward.................          --             3,544
  Other............................................         227                87
                                                       --------           -------
                                                          7,582             6,469
                                                       --------           -------
Deferred tax liabilities:
  Depreciation and amortization....................      14,684            11,809
  Inventories......................................       2,176             2,523
  Other............................................         700               206
                                                       --------           -------
                                                         17,560            14,538
                                                       --------           -------
  Net deferred tax liability.......................    $  9,978           $ 8,069
                                                       ========           =======

10. IMPAIRMENT, UNUSUAL AND PLANT CLOSING CHARGES

     Commencing in the first quarter of 1996, the Company began a comprehensive review of the strategic position of its individual business units. The original goodwill related to the original Wirekraft acquisition recognized long-term customer relationships and plant locations that were strategically sized, located and customer focused. Due to intense competition in the appliance and automotive markets and the loss of the portion of the business from a major appliance customer in 1995, the Company developed and executed new business strategies in 1996, including the DWT Acquisition, to maintain customer volume levels, meet competitive pressures and address key changes within the marketplace. As a result, the Company embarked on a major plant consolidation program including the utilization of facilities purchased in the DWT Acquisition and transitioning of business from the Midwest to the Southwest and Mexico. To this end, six plants were closed in 1995 and another six plants were closed in 1996.

     The Company recorded a pre-tax charge to operations of $6,000 in 1996 and $1,750 in 1995 to provide for the plant closing costs. The plant closing costs include provisions for shut-down costs from the period of the plant closure to the date of disposal, commitment costs for leased property

                         INTERNATIONAL WIRE GROUP, INC.

and key personnel and severance related costs. During 1996 and 1995, plant closing actions resulted in the reduction of approximately 45 and 55 employees, respectively. Plant closing costs accrued at December 31, 1996 and December 31, 1995 were $2,462 and $700, respectively. There have been no adjustments to amounts charged to expense. Following is a summary of activity in the accounts related to the plant closing costs accrued:

                                                                          SEVEN MONTHS
                                                           YEAR ENDED         ENDED
                                                          DECEMBER 31,    DECEMBER 31,
                                                              1996            1995
                                                          ------------    -------------
Balance, beginning of period............................    $   700          $    --
Charges to operations:
  Facility shut-down costs..............................      3,872              731
  Lease commitments.....................................        773               67
  Key personnel and severance costs.....................      1,355              952
                                                            -------          -------
                                                              6,000            1,750
Costs incurred:
  Facility shut-down costs..............................     (3,017)            (339)
  Lease commitments.....................................       (134)             (67)
  Key personnel and severance costs.....................     (1,087)            (644)
                                                            -------          -------
                                                             (4,238)          (1,050)
                                                            -------          -------
Balance, end of period..................................    $ 2,462          $   700
                                                            =======          =======

     In December 1996, the Company completed its review of the carrying value of goodwill, resulting in an impairment charge of $78,250. In determining the goodwill impairment charge, the Company completed financial projections through the year 2000. These projections reflect the Company's business strategies and were based on current industry trends, forecasts and expected developments. A discounted cash flow analysis of the consolidated entity was used to calculate the fair market value of the Company and was based upon the Company's acquisition strategy which focuses on the identification and realization of certain synergies existing between the acquired businesses. The calculated fair value of the Company is determined as the sum of discounted free cash flows through the year 2000 plus a terminal value, which is calculated using a discounted cash flow terminal value approach, determined by capitalizing unlevered net income in the last year of the projection by dividing unlevered net income by the weighted average cost of capital, less an assumed future growth rate. The calculated fair market value was compared to net tangible assets (net working capital and net property, plant and equipment). The difference between net tangible assets and the fair market value was compared to net goodwill to determine the goodwill impairment charge.

     In connection with this review and impairment charge, the Company has provided for anticipated losses of $4,201 related to product liability claims associated with the period preceding the original acquisition of Wirekraft in 1992. These claims are for a non-wire product in the appliance industry that the Company has not manufactured since 1992. The Company's policy is to record the probable and reasonably estimable loss related to product liability claims. In 1996, the claims significantly increased as a result of the receipt of claims accumulated by insurance companies related to prior periods. Accordingly, the Company revised its estimated liability outstanding on actual claims reported and its estimate of claims incurred but not reported. In developing its estimated liability outstanding on actual claims reported, the Company considered historical settlement rates. The Company has estimated its liability outstanding on actual claims reported to be

                         INTERNATIONAL WIRE GROUP, INC.

$1,500. In determining its estimate of claims incurred but not reported, the Company considered historical claim levels and amounts relative to total product shipped. Additionally, the Company considered historical settlement rates to develop its estimate for incurred but not reported claims of $2,701. Due to the uncertainties associated with these product claims, the future cost of final settlement of these claims may differ from the liability currently accrued. However, in the Company's opinion, the impact of final settlement of these claims on future operations, financial position and cash flows will not be material.

11. RETIREMENT BENEFITS AND STOCK OPTION PLANS

     The Company sponsors a number of defined contribution retirement plans which provide retirement benefits for eligible employees. Company contribution expense related to these retirement plans for the year ended December 31, 1996 and seven months ended December 31, 1995 amounted to approximately $1,208 and $902, respectively.

     Holding's Qualified and Non-qualified Stock Option Plan (the "Option Plan") provides for the granting of up to 4,795,322 shares of common stock to officers and key employees of Holding and the Company. Under the plan, options granted approximate market value of the common stock at the date of grant. Such options vest ratably over a five year period commencing on the first anniversary date after the date of grant, and vested options are exercisable at the discretion of the committee appointed to administer the Option Plan. Generally, an option may be exercised only if the holder is an officer or employee of Holding or the Company at the time of exercise. Options granted under the Option Plan are not transferable, except by will and the laws of descent and distribution.

     Holding and the Company have also granted Performance Options (the "Performance Options") to certain key executives. The Performance Options are exercisable only on the occurrence of certain events. The exercise price for the Performance Options is initially equal to $1.00 per share and, effective each anniversary of the grant date, the per share exercise price for the Performance Options is equal to the per share exercise price for the prior year multiplied by 1.09. The Performance Options terminate on the tenth anniversary date of the date of grant.

     In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the Option Plan. Accordingly, no compensation cost has been recognized for the Option Plan and the Performance Options. There may be compensation expense in future periods when the Performance Options become exercisable to the extent that the fair value of the stock exceeds the exercise price of the Performance Options. Had compensation cost for the Option Plan and the Performance Options been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss would approximate the following:

                                                                         SEVEN MONTHS
                                                     YEAR ENDED              ENDED
                                                  DECEMBER 31, 1996    DECEMBER 31, 1995
                                                  -----------------    -----------------
As reported.....................................      $(89,482)             $(3,291)
Pro forma.......................................      $(89,759)             $(3,329)

     The minimum value of each option grant is estimated on the date of grant with the following assumptions in 1996 and 1995, respectively: (i) risk-free interest rates of 5.9% in 1995 and ranging from 5.9% to 6.5% in 1996 and (ii) expected life of 10 years.

                         INTERNATIONAL WIRE GROUP, INC.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

     Changes in the status of the Option Plan are summarized below:

                                                  WEIGHTED
                                                  AVERAGE
                                               EXERCISE PRICE     OPTIONS      OPTIONS
                                                 PER SHARE        GRANTED      VESTED
                                               --------------    ----------    -------
  June 1, 1995...............................         --                 --         --
     Granted.................................      $1.00          3,400,000         --
     Vested..................................         --                 --         --
                                                   -----         ----------    -------
  December 31, 1995..........................      $1.00          3,400,000         --
     Granted.................................      $1.02          1,865,249
     Vested..................................      $1.00                 --    495,249
     Forfeiture..............................      $1.00         (1,250,000)        --
                                                   -----         ----------    -------
  December 31, 1996..........................      $1.01          4,015,249    495,249
                                                   =====         ==========    =======

Changes in the status of the Performance Options are summarized below:
  June 1, 1995...............................         --                 --         --
     Granted.................................      $1.00          2,966,178
                                                   -----         ----------    -------
  December 31, 1995..........................      $1.00          2,966,178         --
     Granted.................................      $1.00          1,236,566         --
                                                   -----         ----------    -------
  December 31, 1996..........................      $1.06          4,202,744         --
                                                   =====         ==========    =======

     The weighted average grant-date fair value of options granted during 1996 and 1995 was $0.48 and $0.44 per share, respectively. Of the options outstanding under the Option Plan at December 31, 1996, 4,350,000 and 65,249 have exercise prices of $1.00 and $1.625 respectively, and have weighted average remaining contractual lives of between 9 and 10 years. The weighted average exercise price of options vested at December 31, 1996 is $1.00 per share.

     Of the Performance Options outstanding at December 31, 1996, 2,966,178 and 1,235,566 have exercise prices of $1.09 and $1.00 respectively, and have weighted average remaining contractual lives of between 9 and 10 years.

                         INTERNATIONAL WIRE GROUP, INC.

12. COMMITMENTS AND CONTINGENCIES

     The Company leases certain property, transportation vehicles and other equipment. Total rental expense under operating leases was $2,237 and $1,420 for the year ended December 31, 1996 and seven months ended December 31, 1995. Future minimum lease payments under capital and operating leases for years ending are:

                                                              CAPITAL    OPERATING
                                                              -------    ---------
1997........................................................  $ 1,416     $2,706
1998........................................................    1,416      2,401
1999........................................................    1,416      1,453
2000........................................................    1,376      1,128
2001........................................................      970        927
Thereafter..................................................    3,010        437
                                                              -------     ------
  Total minimum lease payments..............................    9,604     $9,052
                                                                          ======
  Less amount representing interest.........................   (2,705)
                                                              -------
  Present value of net minimum lease payments...............  $ 6,899
                                                              =======

     The Company is subject to legal proceedings and claims which arise in the normal course of business. In the opinion of management, the ultimate liabilities with respect to these actions will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

     The Company has agreed in principal to participate in an international expansion project with one of the Wire segment's largest customers. The Company estimates its financial commitment for property, plant and equipment to be approximately $13,000.

                         INTERNATIONAL WIRE GROUP, INC.

13. BUSINESS SEGMENT INFORMATION

     Certain information concerning the Company's operating segments for the year ended December 31, 1996 and the seven months ended December 31, 1995 is presented below. Total revenue by segment includes both sales to customers and intersegment sales, which are accounted for at prices charged to customers and eliminated in consolidation.

                                                   WIRE      HARNESS     CONSOLIDATED
                                                 --------    --------    ------------
YEAR ENDED DECEMBER 31, 1996
  Total revenue................................  $406,026    $161,354
  Intersegment sales...........................    20,399          --
                                                 --------    --------
  Sales to customers...........................  $385,627    $161,354      $546,981
  Operating loss...............................  $(29,443)   $(12,375)     $(41,818)
  Identifiable assets..........................  $437,524    $ 93,496      $531,020
  Depreciation and amortization................  $ 24,880    $  6,461      $ 31,341
  Capital expenditures, net....................  $ 13,060    $  2,789      $ 15,849
SEVEN MONTHS ENDED DECEMBER 31, 1995
  Total revenue................................  $167,082    $ 84,288
  Intersegment sales...........................     5,341         446
                                                 --------    --------
  Sales to customers...........................  $161,741    $ 83,842      $245,583
  Operating income.............................  $ 10,937    $  9,526      $ 20,463
  Identifiable assets..........................  $295,671    $132,249      $427,920
  Depreciation and amortization................  $  7,442    $  3,578      $ 11,020
  Capital expenditures, net....................  $  4,991    $    760      $  5,751

14. GUARANTOR SUBSIDIARIES

     The Senior Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured, senior subordinated basis by each subsidiary of the Company (the "Guarantor Subsidiaries") other than Electro Componentes de Mexico, S.A. de C.V. and Wirekraft Industries de Mexico, S.A. de C.V. (the "Non-Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries and Non-Guarantor Subsidiaries is wholly owned by the Company.

     The following condensed, consolidating financial statements of the Company include the accounts of the Company, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the Non-Guarantor Subsidiaries. Given the size of the Non-Guarantor Subsidiaries relative to the Company on a consolidated basis, separate financial statements of the respective Guarantor Subsidiaries are not presented because management has determined that such information is not material in assessing the Guarantor Subsidiaries.

                         INTERNATIONAL WIRE GROUP, INC.

                                               TOTAL          TOTAL
                                  COMPANY    GUARANTOR    NON-GUARANTOR    ELIMINATIONS    TOTAL
                                  --------   ---------    -------------    ------------   --------
BALANCE SHEET
  As of December 31, 1996:
ASSETS
  Cash..........................  $     --   $   (138)       $   138        $      --     $     --
  Accounts receivable...........        --     70,010          1,902             (731)      71,181
  Inventory.....................        --     59,648            714               --       60,362
  Other assets..................     5,375      4,314            112               --        9,801
                                  --------   --------        -------        ---------     --------
          Total current
            assets..............     5,375    133,834          2,866             (731)     141,344
  Property plant and equipment,
     net........................        --    109,774          8,777               --      118,551
  Intangible assets, net........    19,722    246,155             --               --      265,877
  Investment in subsidiaries....   534,857         --             --         (534,857)          --
  Other assets..................        --      4,368            880               --        5,248
                                  --------   --------        -------        ---------     --------
          Total assets..........  $559,954   $494,131        $12,523        $(535,588)    $531,020
                                  ========   ========        =======        =========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  Current liabilities...........  $ 24,620   $ 85,866        $ 2,856        $    (731)    $112,611
  Long term obligations, less
     current maturities.........   420,422      6,297             --               --      426,719
  Other long-term liabilities...     6,081     20,790             10               --       26,881
  Intercompany (receivable)
     payable....................    76,260    (85,366)         9,106               --           --
  Total liabilities.............   527,383     27,587         11,972             (731)     566,211
  Stockholders' equity
     Common stock...............        --         --             --               --           --
     Preferred stock............         4         --             --               --            4
     Contributed capital........   125,340    572,012             18         (572,030)     125,340
     Predecessor carryover......        --    (67,762)            --               --      (67,762)
     Accumulated deficit........   (92,773)   (37,706)           533           37,173      (92,773)
                                  --------   --------        -------        ---------     --------
          Total stockholders'
            equity (deficit)....    32,571    466,544            551         (534,857)     (35,191)
                                  --------   --------        -------        ---------     --------
          Total liabilities and
            stockholders' equity
            (deficit)...........  $559,954   $494,131        $12,523        $(535,588)    $531,020
                                  ========   ========        =======        =========     ========

                         INTERNATIONAL WIRE GROUP, INC.

                                                   TOTAL         TOTAL
                                      COMPANY    GUARANTOR   NON-GUARANTOR   ELIMINATIONS    TOTAL
                                      --------   ---------   -------------   ------------   --------
STATEMENT OF OPERATIONS
  For the year ended December 31,
     1996:
Net sales...........................  $     --   $546,981       $34,757       $ (34,757)    $546,981
Operating expenses
  Cost of goods sold................        --    435,164        20,416         (34,757)     420,823
  Selling, general and
     administration.................        --     33,384        10,501              --       43,885
  Depreciation and
     amortization...................        --     29,688         1,653              --       31,341
  Impairment, unusual and plant
     closing charges................        --     84,250            --              --       84,250
  Inventory valuation
     adjustment.....................        --      8,500            --              --        8,500
                                      --------   --------       -------       ---------     --------
Operating income (loss).............        --    (44,005)        2,187              --      (41,818)
Other income (expense)
  Interest expense..................   (41,187)    (1,410)         (416)             --      (43,013)
  Amortization of deferred financing
     fees...........................    (3,701)        --            --              --       (3,701)
  Equity in net loss of
     subsidiaries...................   (46,794)        --            --          46,794           --
  Other.............................        --        243            69              --          312
                                      --------   --------       -------       ---------     --------
Income (loss) before income tax
  provision.........................   (91,682)   (45,172)        1,840          46,794      (88,220)
Income tax provision................    (2,200)     3,197           265              --        1,262
                                      --------   --------       -------       ---------     --------
Net income (loss)...................  $(89,482)  $(48,369)      $ 1,575       $  46,794     $(89,482)
                                      ========   ========       =======       =========     ========
STATEMENT OF CASH FLOWS
  For the year ended December 31,
     1996:
Net cash from operating
  activities........................  $ 16,189   $ 12,881       $ 2,910       $      --     $ 31,980
                                      --------   --------       -------       ---------     --------
Cash flows provided by (used in)
  investing activities:
  Acquisition, net of cash..........  (160,259)        --            --              --     (160,259)
  Capital expenditures, net.........        --    (13,048)       (2,801)             --      (15,849)
                                      --------   --------       -------       ---------     --------
Net cash used in investing
  activities........................  (160,259)   (13,048)       (2,801)             --     (176,108)
                                      --------   --------       -------       ---------     --------
Cash flows provided by (used in)
  financing activities:
  Equity proceeds...................    44,289        750            --              --       45,039
  Proceeds from issuance of
     long-term obligations..........   128,200         --            --              --      128,200
  Repayment of long-term
     obligations....................   (20,619)      (692)           --              --      (21,311)
  Financing fees and other..........    (7,800)        --            --              --       (7,800)
                                      --------   --------       -------       ---------     --------
Net cash from financing
  activities........................   144,070         58            --              --      144,128
                                      --------   --------       -------       ---------     --------
Net change in cash..................  $     --   $   (109)      $   109       $      --     $     --
                                      ========   ========       =======       =========     ========

                         INTERNATIONAL WIRE GROUP, INC.

                                                  TOTAL         TOTAL
                                     COMPANY    GUARANTOR   NON-GUARANTOR   ELIMINATIONS     TOTAL
                                    ---------   ---------   -------------   ------------   ---------
BALANCE SHEET
  As of December 31, 1995:
ASSETS
  Cash............................  $      --   $    (29)      $    29       $      --     $      --
  Accounts receivable.............         --     46,945         1,012            (777)       47,180
  Inventory.......................         --     57,777            --              --        57,777
  Other assets....................         --      2,858            --              --         2,858
                                    ---------   --------       -------       ---------     ---------
          Total current assets....         --    107,551         1,041            (777)      107,815
  Property plant and equipment,
     net..........................         --     74,630         7,629              --        82,259
  Intangible assets, net..........     16,688    215,400            --              --       232,088
  Investment in subsidiaries......    416,212         --            --        (416,212)           --
  Other assets....................         --      5,565           193              --         5,758
                                    ---------   --------       -------       ---------     ---------
          Total assets............  $ 432,900   $403,146       $ 8,863       $(416,989)    $ 427,920
                                    =========   ========       =======       =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities.............  $  15,815   $ 62,537       $ 1,241       $    (777)    $  78,816
  Long term obligations, less
     current maturities...........    321,001      5,014            --              --       326,015
  Other long-term liabilities.....     (3,615)    16,706            --              --        13,091
  Intercompany (receivable)
     payable......................     21,939    (30,585)        8,646              --            --
  Total liabilities...............    355,140     53,672         9,887            (777)      417,922
  Stockholders' equity
     Common stock.................         --         --            --              --            --
     Preferred stock..............         --         --            --              --            --
     Contributed capital..........     81,051    406,573            18        (406,591)       81,051
     Predecessor carryover........         --    (67,762)           --              --       (67,762)
     Accumulated deficit..........     (3,291)    10,663        (1,042)         (9,621)       (3,291)
                                    ---------   --------       -------       ---------     ---------
          Total stockholders'
            equity................     77,760    349,474        (1,024)       (416,212)        9,998
                                    ---------   --------       -------       ---------     ---------
          Total liabilities and
            stockholders'
            equity................  $ 432,900   $403,146       $ 8,863       $(416,989)    $ 427,920
                                    =========   ========       =======       =========     =========

                         INTERNATIONAL WIRE GROUP, INC.

                                                  TOTAL         TOTAL
                                     COMPANY    GUARANTOR   NON-GUARANTOR   ELIMINATIONS     TOTAL
                                    ---------   ---------   -------------   ------------   ---------
STATEMENT OF OPERATIONS
  For the seven months ended
     December 31, 1995:
Net sales.........................  $      --   $245,583       $ 8,240       $  (8,240)    $ 245,583
Operating expenses
  Cost of goods sold..............         --    198,958         4,503          (8,240)      195,221
  Selling, general and
     administration...............         --     13,259         3,870              --        17,129
  Depreciation and amortization...         --     10,927            93              --        11,020
  Impairment, unusual and plant
     closing charges..............         --      1,750            --              --         1,750
  Inventory valuation
     adjustment...................         --         --            --              --            --
                                    ---------   --------       -------       ---------     ---------
Operating income (loss)...........         --     20,689          (226)             --        20,463
Other income (expense)
  Interest expense................    (18,960)      (815)         (156)             --       (19,931)
  Amortization of deferred
     financing fees...............     (1,468)        --            --              --        (1,468)
  Equity in net loss of
     subsidiaries.................      9,621         --            --          (9,621)           --
  Other...........................         --       (158)           --              --          (158)
                                    ---------   --------       -------       ---------     ---------
Income (loss) before income tax
  provision.......................    (10,807)    19,716          (382)         (9,621)       (1,094)
Income tax provision..............     (7,516)     9,053           660              --         2,197
                                    ---------   --------       -------       ---------     ---------
Net income (loss).................  $  (3,291)  $ 10,663       $(1,042)      $  (9,621)    $  (3,291)
                                    =========   ========       =======       =========     =========
STATEMENT OF CASH FLOWS
  For the seven months ended
     December 31, 1995:
Net cash from operating
  activities......................  $     108   $  7,945       $ 5,281       $      --     $  13,334
                                    ---------   --------       -------       ---------     ---------
Cash flows provided by (used in)
  investing activities:
  Acquisition, net of cash........   (341,046)        --            --              --      (341,046)
  Capital expenditures, net.......         --     (5,482)         (269)             --        (5,751)
                                    ---------   --------       -------       ---------     ---------
Net cash used in investing
  activities......................   (341,046)    (5,482)         (269)             --      (346,797)
                                    ---------   --------       -------       ---------     ---------
Cash flows provided (used in)
  financing activities:
  Equity proceeds.................     15,048         --            --              --        15,048
  Proceeds from issuance of
     long-term obligations........    337,500         --            --              --       337,500
  Repayment of long-term
     obligations..................         --       (450)       (4,635)             --        (5,085)
  Financing fees and other........    (14,000)        --            --              --       (14,000)
                                    ---------   --------       -------       ---------     ---------
Net cash from financing
  activities......................    338,548       (450)       (4,635)             --       333,463
                                    ---------   --------       -------       ---------     ---------
Net change in cash................  $  (2,390)  $  2,013       $   377       $      --     $      --
                                    =========   ========       =======       =========     =========

                         INTERNATIONAL WIRE GROUP, INC.

15. SUBSEQUENT EVENTS

     On February 4, 1997, the Board of Directors approved the exchange of the Preferred Stock for Exchange Notes, and voted to pay all dividends in arrears related to the Preferred Stock.

     On February 12, 1997, the Company completed the purchase of the stock and business activities of Camden Wire Co. for approximately $65,000, including fees and expenses, subject to certain purchase price adjustments (the "Camden Acquisition"). The Camden Acquisition and related transaction fees and expenses were funded with $65,000 of senior debt under the Amended Credit Agreement pursuant to an amendment dated February 12, 1997 (the "Credit Agreement").

                         INTERNATIONAL WIRE GROUP, INC.

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                     ASSETS

                                                              JUNE 30,
                                                                1997
                                                              ---------
Current assets:
  Accounts receivable, less allowance of $1,418.............  $100,307
  Inventories...............................................    65,066
  Prepaid expenses and other................................    11,119
  Deferred income taxes.....................................     4,741
                                                              --------
          Total current assets..............................   181,233
  Property, plant and equipment, net........................   156,513
  Deferred financing costs, net.............................    24,890
  Intangible assets, net....................................   244,931
  Other assets..............................................     7,229
                                                              --------
          Total assets......................................  $614,796
                                                              ========
            LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term obligations...............  $  4,463
  Accounts payable..........................................    42,065
  Accrued and other liabilities.............................    53,706
  Accrued interest..........................................     2,716
                                                              --------
          Total current liabilities.........................   102,950
  Long-term obligations, less current maturities............   521,296
  Deferred income taxes.....................................    14,719
  Other long-term liabilities...............................    19,746
                                                              --------
          Total liabilities.................................   658,711
                                                              --------
Stockholder's equity (deficit):
  Common stock, $.01 par value, 1,000 shares authorized,
     issued and outstanding.................................        --
  Contributed capital.......................................   114,193
  Carryover of predecessor basis............................   (67,762)
  Accumulated deficit.......................................   (90,346)
                                                              --------
          Total stockholder's equity (deficit)..............   (43,915)
                                                              --------
          Total liabilities and stockholder's equity
          (deficit).........................................  $614,796
                                                              ========

        See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS       SIX MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 1997    JUNE 30, 1996
                                                              -------------    -------------
Net sales...................................................    $365,551         $266,116
Operating expenses:
  Cost of goods sold........................................     284,378          207,968
  Selling, general and administrative.......................      27,719           20,578
  Depreciation and amortization.............................      16,167           12,946
  Inventory valuation adjustment............................          --            8,500
  Expenses related to plant closings........................         500            4,000
                                                                --------         --------
Operating income............................................      36,787           12,124
Other income (expense):
  Interest expense..........................................     (25,380)         (20,583)
  Amortization of deferred financing costs..................      (2,057)          (1,814)
  Other, net................................................          11              132
                                                                --------         --------
Income (loss) before income tax provision...................       9,361          (10,141)
Income tax provision........................................       3,943              575
                                                                --------         --------
Income (loss) before extraordinary item.....................       5,418          (10,716)
Extraordinary item (loss related to early extinguishment of
  debt, net of income taxes of $1,995)......................      (2,991)              --
                                                                --------         --------
Net income (loss)...........................................    $  2,427         $(10,716)
                                                                ========         ========

        See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS      SIX MONTHS
                                                                  ENDED           ENDED
                                                              JUNE 30, 1997   JUNE 30, 1996
                                                              -------------   -------------
Cash flows provided by (used in) operating activities:
  Net income (loss).........................................    $  2,427        $ (10,716)
  Adjustment to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
  Depreciation and amortization.............................      16,167           12,946
  Amortization of deferred financing costs..................       2,057            1,814
  Extraordinary loss on early extinguishment of debt........       4,986               --
  Inventory valuation adjustment............................          --            8,500
  Change in assets and liabilities, net of acquisitions:
     Accounts receivable....................................     (13,654)         (11,380)
     Inventories............................................      20,482            5,541
     Prepaid expenses and other.............................      (4,220)          (2,751)
     Accounts payable.......................................     (17,522)          (8,546)
     Accrued and other liabilities..........................      (2,284)           3,111
     Accrued interest.......................................      (1,932)           1,161
     Income taxes payable/refundable........................          --            4,001
     Other long-term liabilities............................       1,824             (203)
                                                                --------        ---------
Net cash provided by operating activities...................       8,331            3,478
                                                                --------        ---------
Cash flows provided by (used in) investing activities:
  Acquisitions, net of cash.................................     (58,996)        (160,259)
  Capital expenditures......................................      (7,679)          (5,486)
                                                                --------        ---------
Net cash from investing activities..........................     (66,675)        (165,745)
                                                                --------        ---------
Cash flows provided by (used in) financing activities:
  Equity proceeds...........................................          --           45,039
  Proceeds from issuance of long-term obligations...........     228,125          128,200
  Borrowing of long-term obligations........................    (162,992)            (336)
  Cash dividends paid on preferred stock....................      (1,378)              --
  Financing fees and other..................................      (5,411)          (7,800)
                                                                --------        ---------
Net cash from financing activities..........................      58,344          165,103
                                                                --------        ---------
Net change in cash..........................................          --            2,836
Cash at beginning of the period.............................          --               --
                                                                --------        ---------
Cash at end of the period...................................    $     --        $   2,836
                                                                ========        =========

        See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

1. THE COMPANY

     International Wire Group, Inc. ("Group" or the "Company"), a Delaware corporation, was formed to participate in the transactions contemplated by the IW Acquisition (as described below). On June 12, 1995, Wirekraft Holdings Corp. ("Wirekraft"), Omega Wire Corp. ("Omega"), International Wire Holding Company ("Holding", the parent company of Group), Group, Wirekraft Acquisition Company and certain shareholders of Wirekraft and Omega entered into a series of acquisitions and mergers (the "IW Acquisition") pursuant to which Group acquired all of the common equity securities (and all securities convertible into such securities) of Wirekraft and all of the common equity securities of Omega. On March 5, 1996, Wire Technologies, Inc. ("Wire Technologies"), a wholly-owned subsidiary of the Company, acquired the businesses of Hoosier Wire, Inc., Dekko Automotive Wire, Inc., Albion Wire, Inc. and Silicones, Inc., a group of affiliated companies operating together under the tradename Dekko Wire Technology Group (the "DWT Acquisition"). On February 12, 1997, the Company acquired all of the issued and outstanding common stock of Camden Wire, Co., Inc. ("Camden Wire") a wholly-owned subsidiary of Oneida LTD. (the "Camden Acquisition"). See Note 3.

     The Company through its two segments, the wire segment and the harness segment, is engaged in the design, manufacture and marketing of non-insulated and insulated copper wire and wire harnesses. The Company's products are used by a wide variety of customers primarily in the automotive, appliance, computer and data communications and industrial equipment industries.

2. BASIS OF PRESENTATION

  Unaudited Interim Consolidated Financial Statements

     The unaudited interim consolidated financial statements reflect all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. The results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for a full fiscal year.

  Statement of Cash Flows

     Interest and taxes paid for the six months ended June 30, 1997 were $27,312 and $1,721, respectively.

  Recently Issued Accounting Standards

     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, is effective for years beginning after December 15, 1997. This statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of position.

     Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, is effective for years beginning after December 15, 1997. This statement requires that a public business enterprise report financial and descriptive information about its reportable business segments.

                         INTERNATIONAL WIRE GROUP, INC.

     The Company believes that the future adoption of these statements will not have a significant impact on the results of operations or financial position but will have disclosure requirements.

3. CAMDEN ACQUISITION

     On February 12, 1997, the Company completed the Camden Acquisition. The total consideration of $65,000 paid in connection with the Camden Acquisition, including fees and expenses, consisted of (i) cash and (ii) the assumption of debt related to Industrial Revenue Bonds. The cash portion of the consideration paid and the transaction fees and expenses incurred in connection with the Camden Acquisition were funded with $65,000 of senior debt under the Amended and Restated Credit Agreement.

     The Camden Acquisition was accounted for using the purchase method of accounting whereby the total acquisition cost has been preliminarily allocated to the consolidated assets and liabilities based upon their estimated respective fair values. The purchase price allocations are still in process. It is not expected that the final allocation of the purchase cost will result in a materially different allocation than is presented herein. The total acquisition cost is preliminarily allocated to the acquired net assets as follows:

Current assets..............................................  $ 48,033
Property, plant & equipment.................................    42,041
Goodwill....................................................     3,802
Other, non-current..........................................     1,696
Fees and costs..............................................     3,250
Current liabilities.........................................   (28,062)
Other liabilities...........................................    (5,760)
                                                              --------
                                                              $ 65,000
                                                              ========

     Unaudited pro forma results of operations of the Company for the six months ended June 30, 1997 and June 30, 1996 are included below. Such pro forma presentation has been prepared assuming that the Camden Acquisition and related financing had occurred as of January 1, 1997 and January 1, 1996, respectively, and that the DWT Acquisition and related financing had occurred as of January 1, 1996.

                                                             SIX MONTHS ENDED JUNE 30,
                                                             --------------------------
                                                                1997            1996
                                                             ----------      ----------
Net sales..................................................    $384,542        $363,134
Income (loss) before extraordinary item....................    $  4,327        $ (6,551)
Net income (loss)..........................................    $  1,366        $ (6,551)

4. INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method.

     The composition of inventories at June 30, 1997 is as follows:

Raw materials...............................................  $26,033
Work-in-process.............................................   18,305
Finished goods..............................................   20,728
                                                              -------
          Total.............................................  $65,066
                                                              =======

                         INTERNATIONAL WIRE GROUP, INC.

5. LONG-TERM OBLIGATIONS

     The composition of long-term obligations at June 30, 1997 is as follows:

Credit Agreement:
  Revolving credit facility.................................  $     --
  Term facility.............................................   185,500
Senior Subordinated Notes...................................   150,000
Series B Senior Subordinated Notes..........................   150,000
Series B Senior Subordinated Notes Premium..................    13,036
Exchange notes..............................................     5,000
Industrial revenue bonds....................................    15,500
Other.......................................................     6,723
                                                              --------
                                                               525,759
Less, current maturities....................................     4,463
                                                              --------
                                                              $521,296
                                                              ========

     The schedule of principal payments for long-term obligations at June 30, 1997 is as follows:

1997.............................................  $  2,251
1998.............................................     4,424
1999.............................................     5,674
2000.............................................     6,924
2001.............................................     8,174
Thereafter.......................................   485,276
                                                   --------
          Total..................................  $512,723
                                                   ========

     During the second quarter of 1997 the Company issued $150,000 of 11.75% Series B Senior Subordinated Notes due June 2005, priced at 108.75%. The proceeds of this issuance were used to pay down the term facility of the Credit Agreement.

  Credit Agreement

     In connection with the Series B Senior Subordinated Note issuance, the Company amended the Amended and Restated Credit Agreement dated June 17, 1997, with certain financial institutions. This amendment to the Amended and Restated Credit Agreement provides senior secured financing of up to $260,500, consisting of a $25,000 Term A loan and a $160,500 Term B loan (collectively called the "Term Facility") and a $75,000 revolving loan and letter of credit facility (the "Revolver"). Mandatory principal payments of the Term Facility are due in quarterly installments. The final installment on the Term A loan is due September 30, 2002 at which time the Revolver is also due. The final installment on the Term B Loan is due September 30, 2003.

     Borrowings under the Term A Loan and Revolver bear interest, at the option of Group, at a rate per annum equal to (a) the Alternate Base Rate (as defined in the Amended Credit Agreement) plus .5% or (b) the Eurodollar Rate (as defined in the Amended Credit Agreement) plus 1.5%. Borrowings under the Term B Loan bear interest, at the option of Group, at a rate per annum equal to (a) the Alternate Base Rate (as defined in the Amended Credit Agreement) plus 1.0% or
(b) the Eurodollar Rate (as defined in the Amended Credit Agreement) plus 2.0%. The Alternate Base Rate and Eurodollar Rate margins are established quarterly based on a formula as defined in the Amended and Restated Credit Agreement. Interest payment dates vary depending on the interest

                         INTERNATIONAL WIRE GROUP, INC.

rate option to which the Term Facility and the Revolver are tied, but generally interest is payable quarterly. The Amended and Restated Credit Agreement contains several financial covenants which, among other things, require Group to maintain certain financial ratios and restrict Group's ability to incur indebtedness, make capital expenditures and pay dividends.

  Senior Subordinated Notes

     The Senior Subordinated Notes issued in connection with the Acquisitions and the Series B Senior Subordinated Notes issued in connection with refinancing of the Term Facility (collectively called the "Senior Notes") were issued under similar indentures (the "Indentures") dated June 12, 1995 and June 17, 1997 respectively. The Senior Notes represent unsecured general obligations of Group and are subordinated to all Senior Debt (as defined in the Indenture) of Group.

     The Senior Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured, senior subordinated basis by each subsidiary of the Company (the "Guarantor Subsidiaries") other than Electro Componentes de Mexico, S.A. de C.V. and Wirekraft Industries de Mexico, S.A. de C.V. (the "Non-Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries and Non-Guarantor Subsidiaries is wholly owned by the Company.

  Exchange Notes

     In February 1997, the Company exchanged $10,000 of Series A Senior Cumulative Exchangeable Redeemable Preferred Stock (the "Preferred Stock") for 14.0% Senior Subordinated Notes due June 1, 2005 (the "Exchange Notes") and paid all dividends in arrears related to the Preferred Stock. The Exchange Notes were issued under an indenture dated February 12, 1997 (the "Exchange Indenture"). The Exchange Notes represent unsecured general obligations of Group, are subordinated to all Senior Indebtedness (as defined in the Exchange Indenture) of Group and rank on equal terms with the Senior Notes.

     In June 1997, the Company offered to repurchase its Exchange Notes for a cash price of 113% of principal amount, plus accrued interest. As a result of this offer, the Company acquired $5,000 principal amount of these notes.

     The Exchange Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured, senior subordinated basis by each Guarantor Subsidiary other than the Non-Guarantor Subsidiaries. Each of the Guarantor Subsidiaries and Non-Guarantor Subsidiaries is wholly owned by the Company.

     The Exchange Notes mature on June 1, 2005. Interest on the Exchange Notes is payable semi-annually on each June 1 and December 1. The Exchange Notes bear interest at the rate of 14.0% per annum. The Exchange Notes may not be redeemed prior to June 1, 2000, except in the event of a Change of Control (as defined) and at such applicable premium (as defined). The Exchange Notes are redeemable, at the Company's option, at the redemption prices of 105.875% at June 1, 2000, and at decreasing prices to 100% at June 1, 2003, and thereafter, with accrued interest.

  Industrial Revenue Bonds

     In connection with the Camden Acquisition the company assumed debt related to two Industrial Revenue Bonds (the "IRB's") totaling $15,500. The IRB's are due in August 2005 and March 2016 in the amounts of $9,000 and $6,500 respectively. The IRB's bear interest at a rate per annum which is tied to the Tax Exempt Money Market Index. Rates change weekly and interest is paid monthly.

                         INTERNATIONAL WIRE GROUP, INC.

6. PLANT CLOSING EXPENSE

     In March 1997, the Company recorded a pretax charge to operations of $500 to provide for plant closing costs. The plant closing costs relate to consolidating a wire segment facility and include provisions for certain shut-down and severance related costs. A summary of activity related to plant closing is as follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               1997       1996
                                                              -------    ------
Balance beginning of period.................................  $ 2,462    $  700
Charges to operations:
  Facility shut-down costs..................................      375     2,500
  Lease commitments.........................................                570
  Key personnel and severance costs.........................      125       930
                                                              -------    ------
                                                                  500     4,000
Costs incurred:
  Facility shut-down costs..................................   (1,128)     (202)
  Lease commitments.........................................     (114)       --
  Key personnel and severance costs.........................     (202)       --
                                                              -------    ------
                                                               (1,444)     (202)
                                                              -------    ------
Balance, end of period......................................  $ 1,518    $4,498
                                                              =======    ======

7. INCOME TAXES

     Wirekraft's U.S. income tax returns for the years 1993-1995 are being reviewed by the Internal Revenue Service. The proposed settlement is being reviewed by the Joint Tax Committee. The Company believes that final settlement will not have a material adverse effect and that adequate amounts of taxes and related interest, if any, have been provided.

8. EXTRAORDINARY ITEMS -- LOSS RELATED TO EARLY RETIREMENT OF DEBT

     In June 1997, the Company refinanced debt under the Credit Agreement. Accordingly, the Company recorded an extraordinary loss of $2,601, net of income tax related to the write-off of deferred financing fees. In addition, the Company repurchased $5,000 of the Exchange Notes. An extraordinary loss of $390, net of income tax, was recognized related to a prepayment premium.

9. GUARANTOR SUBSIDIARIES

     The Senior Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured, senior subordinated basis by each subsidiary of the Company (the "Guarantor Subsidiaries") other than Electro Componentes de Mexico, S.A. de C.V. and Wirekraft Industries de Mexico, S.A. de C.V. (the "Non-Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries and Non-Guarantor Subsidiaries is wholly owned by the Company.

     The following condensed, consolidating financial statements of the Company include the accounts of the Company, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the Non-Guarantor Subsidiaries. Given the size of the Non-Guarantor Subsidiaries relative to the Company on a consolidated basis, separate financial statements of the respective Guarantor Subsidiaries are not presented because management has determined that such information is not material in assessing the Guarantor Subsidiaries.

                         INTERNATIONAL WIRE GROUP, INC.

                                                   TOTAL         TOTAL
                                      COMPANY    GUARANTOR   NON-GUARANTOR   ELIMINATIONS    TOTAL
                                      --------   ---------   -------------   ------------   --------
BALANCE SHEET
  As of June 30, 1997
ASSETS
  Cash..............................  $     --   $    (79)      $    79       $      --     $     --
  Accounts receivable...............        --    100,191         1,434          (1,318)     100,307
  Inventory.........................        --     65,066            --              --       65,066
  Other assets......................     4,741     11,119            --              --       15,860
                                      --------   --------       -------       ---------     --------
          Total current assets......     4,741    176,297         1,513          (1,318)     181,233
Property, plant and equipment,
  net...............................        --    147,234         9,279              --      156,513
Intangible assets, net..............    24,890    244,931            --              --      269,821
Investment in subsidiaries..........   567,712         --            --        (567,712)          --
Other assets........................        --      6,370           859              --        7,229
                                      --------   --------       -------       ---------     --------
          Total assets..............  $597,343   $574,832       $11,651       $(569,030)    $614,796
                                      ========   ========       =======       =========     ========
LIABILITIES AND STOCKHOLDER'S EQUITY
  Current liabilities...............  $  6,216   $ 95,290       $ 2,762       $  (1,318)    $102,950
  Long-term obligations, less
     current maturities.............   500,036     21,260            --              --      521,296
  Other long-term liabilities.......    14,719     19,746            --              --       34,465
  Intercompany (receivable)
     payable........................    52,525    (58,110)        5,585              --           --
                                      --------   --------       -------       ---------     --------
          Total liabilities.........   573,496     78,186         8,347          (1,318)     658,711
  Stockholders' equity
     Common stock...................        --         --            --              --           --
     Contributed capital............   114,193    572,012            18        (572,030)     114,193
     Carryover of predecessor
       basis........................        --    (67,762)           --              --      (67,762)
     Accumulated deficit............   (90,346)    (7,604)        3,286           4,318      (90,346)
                                      --------   --------       -------       ---------     --------
          Total stockholder's
            equity..................    23,847    496,646         3,304        (567,712)     (43,915)
                                      --------   --------       -------       ---------     --------
          Total liabilities and
            stockholder's equity....  $597,343   $574,832       $11,651       $(569,030)    $614,796
                                      ========   ========       =======       =========     ========

                         INTERNATIONAL WIRE GROUP, INC.

                                                   TOTAL         TOTAL
                                      COMPANY    GUARANTOR   NON-GUARANTOR   ELIMINATIONS    TOTAL
                                     ---------   ---------   -------------   ------------   --------
STATEMENT OF OPERATIONS
  For the six months ended June 30,
     1997
Net sales..........................  $      --   $365,551       $18,023        $(18,023)    $365,551
Operating expenses
  Cost of goods sold...............         --    294,794         7,607         (18,023)     284,378
  Selling, general and
     administrative................         --     21,369         6,350              --       27,719
  Depreciation and amortization....         --     15,118         1,049              --       16,167
  Inventory valuation adjustment...         --         --            --              --           --
  Expenses related to plant
     closings......................         --        500            --              --          500
                                     ---------   --------       -------        --------     --------
Operating income (loss)............         --     33,770         3,017              --       36,787
Other income (expense)
  Interest expense.................    (25,380)        --            --              --      (25,380)
  Amortization of deferred
     financing costs...............     (2,057)        --            --              --       (2,057)
  Equity in net income (loss) of
     subsidiaries..................     32,855         --            --         (32,855)          --
  Other............................         --         10             1              --           11
                                     ---------   --------       -------        --------     --------
Income (loss) before income tax
  provision........................      5,418     33,780         3,018         (32,855)       9,361
Income tax provision...............         --      3,678           265              --        3,943
                                     ---------   --------       -------        --------     --------
Income (loss) before extraordinary
  item.............................      5,418     30,102         2,753         (32,855)       5,418
Extraordinary item, net of income
  taxes............................     (2,991)        --            --              --       (2,991)
                                     ---------   --------       -------        --------     --------
Net income (loss)..................  $   2,427   $ 30,102       $ 2,753        $(32,855)    $  2,427
                                     =========   ========       =======        ========     ========

                         INTERNATIONAL WIRE GROUP, INC.

                                                  TOTAL         TOTAL
                                     COMPANY    GUARANTOR   NON-GUARANTOR   ELIMINATIONS     TOTAL
                                    ---------   ---------   -------------   ------------   ---------
STATEMENT OF CASH FLOWS
  For the six months ended June
     30, 1997
Net cash from operating
  activities......................  $ (42,084)  $ 48,923       $ 1,492        $    --      $   8,331
                                    ---------   --------       -------        -------      ---------
Cash flows provided by (used in)
  investing activities:
  Acquisition, net of cash........         --    (58,996)           --             --        (58,996)
  Capital expenditures............         --     (6,128)       (1,551)            --         (7,679)
                                    ---------   --------       -------        -------      ---------
Net cash from investing
  activities......................         --    (65,124)       (1,551)            --        (66,675)
                                    ---------   --------       -------        -------      ---------
Cash flows provided by (used in)
  financing activities
  Equity proceeds.................         --         --            --             --             --
  Proceeds from issuance of
     long-term obligations........    211,614     16,511            --             --        228,125
  Repayment of long-term
     obligations..................   (162,741)      (251)           --             --       (162,992)
  Cash dividends paid on preferred
     stock........................     (1,378)        --            --             --         (1,378)
  Financing fees and other........     (5,411)        --            --             --         (5,411)
                                    ---------   --------       -------        -------      ---------
Net cash from financing
  activities......................     42,084     16,260            --             --         58,344
                                    ---------   --------       -------        -------      ---------
Net change in cash................  $      --   $     59       $   (59)       $    --      $      --
                                    =========   ========       =======        =======      =========

                         INTERNATIONAL WIRE GROUP, INC.

                                                                TOTAL
                                                   TOTAL         NON-
                                      COMPANY    GUARANTOR    GUARANTOR     ELIMINATIONS     TOTAL
                                      --------   ---------   ------------   ------------   ---------
STATEMENT OF OPERATIONS
  For the six months ended June 30,
     1996
Net sales...........................  $     --   $266,116      $16,096        $(16,096)    $ 266,116
Operating expenses
  Cost of goods sold................        --    215,573        8,491         (16,096)      207,968
  Selling, general and
     administrative.................        --     15,491        5,087              --        20,578
  Depreciation and amortization.....        --     12,200          746              --        12,946
  Inventory valuation adjustment....        --      8,500           --              --         8,500
  Expenses related to plant
     closings.......................        --      4,000           --              --         4,000
                                      --------   --------      -------        --------     ---------
Operating income (loss).............        --     10,352        1,772              --        12,124
Other income (expense)
  Interest expense..................   (20,583)        --           --              --       (20,583)
  Amortization of deferred financing
     costs..........................    (1,814)        --           --              --        (1,814)
  Equity in net income (loss) of
     subsidiaries...................    11,681         --           --         (11,681)           --
  Other.............................        --        132           --              --           132
                                      --------   --------      -------        --------     ---------
Income (loss) before income tax
  provision.........................   (10,716)    10,484        1,772         (11,681)      (10,141)
Income tax provision................        --        409          166              --           575
                                      --------   --------      -------        --------     ---------
Net income (loss)...................  $(10,716)  $ 10,075      $ 1,606        $(11,681)    $ (10,716)
                                      ========   ========      =======        ========     =========

                         INTERNATIONAL WIRE GROUP, INC.

                                                   TOTAL         TOTAL
                                      COMPANY    GUARANTOR   NON-GUARANTOR   ELIMINATIONS     TOTAL
                                     ---------   ---------   -------------   ------------   ---------
STATEMENT OF CASH FLOWS
  For the six months ended June 30,
     1996
Net cash from operating
  activities.......................  $  (5,069)   $ 6,627       $ 1,920          $ --       $   3,478
                                     ---------    -------       -------          ----       ---------
Cash flows provided by (used in)
  investing activities:
  Acquisition, net of cash.........   (160,259)        --            --            --        (160,259)
  Capital expenditures.............         --     (3,679)       (1,807)           --          (5,486)
                                     ---------    -------       -------          ----       ---------
Net cash used in investing
  activities.......................   (160,259)    (3,679)       (1,807)           --        (165,745)
                                     ---------    -------       -------          ----       ---------
Cash flows provided by (used in)
  financing activities
  Equity proceeds..................     45,039         --            --            --          45,039
  Proceeds from issuance of
     long-term obligations.........    128,200         --            --            --         128,200
  Repayment of long-term
     obligations...................       (111)      (225)           --            --            (336)
  Cash dividends paid on preferred
     stock.........................         --         --            --            --              --
  Financing fees and other.........     (7,800)        --            --            --          (7,800)
                                     ---------    -------       -------          ----       ---------
Net cash from financing
  activities.......................    165,328       (225)           --            --         165,103
                                     ---------    -------       -------          ----       ---------
Net change in cash.................  $      --    $ 2,723       $   113          $ --       $   2,836
                                     =========    =======       =======          ====       =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of:

International Wire Group, Inc.
St. Louis, Missouri

and

Camden Wire Co., Inc.
Camden, New York:

     We have audited the balance sheets of Camden Wire Co., Inc. (the Company) as of January 25, 1997 and January 27, 1996 and the related statements of operations, stockholder's equity, and cash flows for the years ended January 25, 1997, January 27, 1996 and January 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Camden Wire Co., Inc. as of January 25, 1997 and January 27, 1996 and the results of its operations and its cash flows for the years ended January 25, 1997, January 27, 1996 and January 28, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
Syracuse, New York
October 31, 1997

                             CAMDEN WIRE CO., INC.

                                 BALANCE SHEETS
                  AS OF JANUARY 25, 1997 AND JANUARY 27, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              JANUARY 25,    JANUARY 27,
                                                                 1997           1996
                                                              -----------    -----------
Current assets:
  Cash......................................................    $     3        $     3
  Accounts receivable, less allowance of $233 and $650 in
     1997 and 1996, respectively............................     16,100         14,818
  Inventories, net..........................................     19,878         16,102
  Deferred taxes............................................      1,126            631
  Prepaid expenses and other................................      3,427          3,276
                                                                -------        -------
          Total current assets..............................     40,534         34,830
Property, plant and equipment, net..........................     41,738         35,519
Restricted cash and cash equivalents........................      1,306             --
Other assets................................................        572          1,585
                                                                -------        -------
          Total assets......................................    $84,150        $71,934
                                                                =======        =======

                          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $19,273        $13,259
  Accrued and other liabilities.............................      3,269          4,127
  Intercompany payable (Oneida Ltd.)........................      8,953          5,602
                                                                -------        -------
          Total current liabilities.........................     31,495         22,988
Long-term obligations, less current maturities..............     15,500          9,000
Deferred taxes..............................................      1,709          2,665
Postretirement benefit liability............................     11,457         10,868
                                                                -------        -------
          Total liabilities.................................     60,161         45,521
                                                                -------        -------
Common stock, no par value, $1,000 stated value, 1,000
  shares authorized, 1 share issued and outstanding.........          1              1
Retained earnings...........................................     23,988         26,412
                                                                -------        -------
          Total stockholder's equity........................     23,989         26,413
                                                                -------        -------
          Total liabilities and stockholder's equity........    $84,150        $71,934
                                                                =======        =======

    The accompanying notes are an integral part of the financial statements.

                             CAMDEN WIRE CO., INC.

                            STATEMENTS OF OPERATIONS
  FOR THE YEARS ENDED JANUARY 25, 1997, JANUARY 27, 1996 AND JANUARY 28, 1995
                                 (IN THOUSANDS)

                                                             JANUARY 25,   JANUARY 27,   JANUARY 28,
                                                                1997          1996          1995
                                                             -----------   -----------   -----------
Net sales..................................................   $137,960      $149,989      $157,124
Operating expenses:
  Cost of goods sold.......................................    121,825       128,302       132,825
  Selling, general and administrative......................     10,275        10,892        12,668
  Depreciation and amortization............................      5,092         4,787         4,633
                                                              --------      --------      --------
     Operating income......................................        768         6,008         6,998
Other income (expense):
  Interest expense.........................................     (1,046)         (860)         (862)
  Other, net...............................................       (494)          (45)         (117)
                                                              --------      --------      --------
     Income (loss) before income tax provision (benefit)...       (772)        5,103         6,019
Income tax provision (benefit).............................       (298)        1,900         2,266
                                                              --------      --------      --------
     Net income (loss).....................................   $   (474)     $  3,203      $  3,753
                                                              ========      ========      ========

    The accompanying notes are an integral part of the financial statements.

                             CAMDEN WIRE CO., INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                     FOR THE YEARS ENDED JANUARY 25, 1997,
                     JANUARY 27, 1996 AND JANUARY 28, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    COMMON    COMMON    RETAINED
                                                    SHARES    STOCK     EARNINGS     TOTAL
                                                    ------    ------    --------    -------
Balance, January 29, 1994.........................     1       $ 1      $24,656     $24,657
  Net income......................................                        3,753       3,753
  Dividends declared and paid.....................                       (2,600)     (2,600)
                                                      --       ---      -------     -------
Balance, January 28, 1995.........................     1         1       25,809      25,810
  Net income......................................                        3,203       3,203
  Dividends declared and paid.....................                       (2,600)     (2,600)
                                                      --       ---      -------     -------
Balance, January 27, 1996.........................     1         1       26,412      26,413
  Net loss........................................                         (474)       (474)
  Dividends declared and paid.....................                       (1,950)     (1,950)
                                                      --       ---      -------     -------
Balance, January 25, 1997.........................     1       $ 1      $23,988     $23,989
                                                      ==       ===      =======     =======

    The accompanying notes are an integral part of the financial statements.

                             CAMDEN WIRE CO., INC.

                            STATEMENTS OF CASH FLOWS
  FOR THE YEARS ENDED JANUARY 25, 1997, JANUARY 27, 1996 AND JANUARY 28, 1995
                                 (IN THOUSANDS)

                                                           JANUARY 25,   JANUARY 27,   JANUARY 28,
                                                              1997          1996          1995
                                                           -----------   -----------   -----------
Cash flows provided by (used in) operating activities:
  Net income (loss)......................................   $   (474)      $ 3,203       $ 3,753
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.......................      5,092         4,787         4,633
     Deferred income taxes...............................     (1,451)         (304)         (457)
     Change in assets and liabilities:
       Accounts receivable...............................     (1,282)        8,416        (6,535)
       Inventories.......................................     (3,776)        2,946        (1,547)
       Prepaid expenses and other........................        862          (258)         (360)
       Accounts payable..................................      6,014        (2,614)          889
       Accrued and other liabilities.....................       (858)          (83)          663
       Intercompany payables.............................      3,351        (7,160)        6,808
       Postretirement benefit liability..................        589           420           491
                                                            --------       -------       -------
       Net cash from operating activities................      8,067         9,353         8,338
                                                            --------       -------       -------
Cash flows used in investing activities:
  Capital expenditures...................................    (11,311)       (6,753)       (5,738)
  Cash restricted for capital expenditures...............     (1,306)           --            --
                                                            --------       -------       -------
          Net cash from investing activities.............    (12,617)       (6,753)       (5,738)
                                                            --------       -------       -------
Cash flows provided by (used in) financing activities:
  Proceeds from issuance of long-term obligations........      6,500            --            --
  Dividends declared and paid............................     (1,950)       (2,600)       (2,600)
                                                            --------       -------       -------
          Net cash from financing activities.............      4,550        (2,600)       (2,600)
                                                            --------       -------       -------
          Net change in cash.............................         --            --            --
Cash, beginning of period................................          3             3             3
                                                            --------       -------       -------
Cash, end of period......................................   $      3       $     3       $     3
                                                            ========       =======       =======

    The accompanying notes are an integral part of the financial statements.

                             CAMDEN WIRE CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. THE COMPANY:

     Nature of Business: As of January 25, 1997, and for all years presented, Camden Wire Co., Inc. (the "Company") was a wholly-owned subsidiary of Oneida Ltd. ("Oneida"). The Company is an independent non-insulated copper wire fabricator, manufacturing current carrying and signal carrying conductor products for original equipment manufacturers. The Company's primary markets include the electronics, transportation and consumer products industries.

     Basis of Presentation: The accompanying financial statements reflect the financial position, results of operations and cash flows for the periods presented. The financial statements have been prepared as if the Company had operated as a stand-alone entity for all periods presented, and include those assets, liabilities, revenues and expenses directly attributable to the operations of the Company. The determination and presentation of assets, liabilities, revenues and expenses of the Company have been made on a basis consistent with the policies of Oneida used for purposes of consolidation. Historically, Camden operated as a stand-alone company. However, as a wholly-owned subsidiary, Camden did receive certain services from Oneida which included general treasury services and other miscellaneous corporate and general and administrative costs, which are not deemed material to the on-going operation of Camden. The financial information included herein may not necessarily be considered indicative of future operating results of the Company on a stand-alone basis.

     On February 12, 1997, International Wire Group, Inc. ("International Wire"), an unrelated third party, acquired Oneida's interest in the Company for approximately $43,500 in cash and the assumption of the Industrial Revenue Bonds ("IRB's"). In conjunction with the transaction, the Company paid all outstanding intercompany obligations, Oneida was released as guarantor on one IRB and International Wire was added as guarantor, and the letter of credit provided by Oneida in support of the New York State workers' compensation liability was replaced with a letter of credit from International Wire. The Company also became a guarantor of certain debt obligations of International Wire. The accompanying financial statements do not reflect any adjustments resulting from this change of ownership.

2. SIGNIFICANT ACCOUNTING POLICIES:

     Revenue Recognition: Sales and related cost of goods sold are included in income when the goods are shipped to the customers.

     Inventory: Inventories are valued at the lower of cost (determined on the last-in, first-out method) or market. If the first-in, first-out method had been used, inventory would have been approximately $2,845 and $6,923 higher than reported at January 25, 1997 and January 27, 1996, respectively.

     Property, Plant and Equipment: Property, plant and equipment are stated at cost. Cost includes expenditures for improvements and replacements and the net amount of interest cost associated with capital additions. Capitalized interest was $140 and $92 for the years ended January 25, 1997 and January 27, 1996. No interest was capitalized for the year ended January 28, 1995.

     Depreciation is calculated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings -- 25-40 years; building improvements -- 20-40 years; and machinery and equipment -- 2-16 years. Leasehold improvements are amortized over the shorter of the term of the respective lease or the life of the respective improvement.

                             CAMDEN WIRE CO., INC.

     Restricted Cash: Restricted cash is comprised of the unexpended portion of proceeds obtained from the issuance of the Company's IRB's.

     Income Taxes: The Company joins in the filing of consolidated income tax returns of with Oneida and its subsidiaries. For financial reporting purposes, the Company prepares its provision for income taxes on a separate return basis. The provision for income taxes prepared on a separate basis may differ, however, from the Company's share of the consolidated Oneida tax provision. Deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.

     Statements of Cash Flows: For purposes of the statements of cash flows, cash includes all cash that is not legally restricted for capital expenditures. Interest paid for the years ended January 25, 1997, January 27, 1996 and January 28, 1995 was $1,058, $823 and $998, respectively. Taxes paid for the years ended January 25, 1997, January 27, 1996 and January 28, 1995 was $1,870, $2,350 and
$2,763, respectively.

     As described in Note 6, the Company participates in a centralized cash management system.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.

     Fair Value of Financial Instruments: The estimated fair values of the Company's financial instruments approximate their recorded values.

     Concentrations of Risk: A significant portion of the Company's sales were to a major customer. Sales to this customer represented 13%, 17% and 13% of net sales for the years ended January 25, 1997, January 27, 1996, and January 28, 1995.

     Recently Issued Accounting Standards: Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, is effective for years beginning after December 15, 1997. This statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of position. The Company believes that the future adoption of this statements will not have a significant impact on the results of operations or financial position.

3. INVENTORIES:

     The composition of inventories consists of the following:

                                                              JANUARY 25,    JANUARY 27,
                                                                 1997           1996
                                                              -----------    -----------
Raw materials...............................................    $ 3,901        $ 2,388
Work-in-process.............................................      6,973          5,676
Finished goods..............................................      9,004          8,038
                                                                -------        -------
          Total inventories.................................    $19,878        $16,102
                                                                =======        =======

                             CAMDEN WIRE CO., INC.

4. PROPERTY, PLANT AND EQUIPMENT:

     The major classes of property, plant and equipment are as follows:

                                                              JANUARY 25,    JANUARY 27,
                                                                 1997           1996
                                                              -----------    -----------
Land and improvements.......................................    $ 1,565        $   767
Buildings and improvements..................................     15,531         14,947
Machinery and equipment.....................................     60,345         50,408
                                                                -------        -------
                                                                 77,441         66,122
Less accumulated depreciation and amortization..............     35,703         30,603
                                                                -------        -------
                                                                $41,738        $35,519
                                                                =======        =======

5. LONG-TERM OBLIGATIONS:

     The Company has been financed principally by intercompany borrowings (Note
6) and by the issuance of IRB's. During the year ended January 25, 1997, the Company issued a $6,500 IRB for the construction of a facility in El Paso, Texas.

     The Company has long-term debt related to IRB's totaling $15,500 at January 25, 1997 and $9,000 at January 27, 1996. The IRB's are due in August, 2005 and March, 2016 in the amounts of $9,000 and $6,500, respectively. The IRB's bear interest at a rate per annum that is tied to the Tax Exempt Money Market Index. Rates change weekly and interest is paid monthly. For the years ended January 25, 1997, January 27, 1996, and January 28, 1995, the effective interest rates on the $9,000 IRB were 3.55%, 4.26% and 2.76%, respectively. For the $6,500 IRB, the effective interest rate was 3.11% for the year ended January 25, 1997. The IRB's are guaranteed by Oneida and collateralized with letters of credit totaling $15,500. The IRB's are subject to certain financial covenants that are calculated based on the consolidated financial information of Oneida.

6. RELATED PARTY TRANSACTIONS:

     The Company participates in a centralized cash management system with Oneida whereby substantially all cash is processed through the system. When borrowed, the cash management system incurs interest at a variable interest rate which is based on the federal funds rate. At January 25, 1997 and January 27, 1996, the effective interest rates on intercompany borrowings were 5.72% and 5.90%, respectively. The Company pays interest to Oneida based on the actual daily rate of the system. Interest expense incurred on intercompany borrowings, included in interest expense in the Statements of Operations, for the years ended January 25, 1997, January 27, 1996 and January 28, 1995 approximated $445, $538 and $584, respectively.

     Oneida is named as guarantor of the IRB's. Oneida was released as guarantor at the closing of the sale of the Company to International Wire Group, Inc. for one of the guarantees and holds a letter of credit in support of the other guarantee.

     Oneida provides a letter of credit in support of the Company's New York State workers' compensation liability.

7. EMPLOYEE BENEFITS:

     The Company reimburses a portion of the health care and life insurance benefits for the majority of its retired employees who have attained specified age and service requirements.

                             CAMDEN WIRE CO., INC.

     Net periodic postretirement benefit cost for the year ended January 25, 1997, January 27, 1996 and January 28, 1995 included the following components:

                                                              1997     1996    1995
                                                             ------    ----    ----
Service cost of benefits earned...........................   $  363    $257    $307
Interest cost on accumulated postretirement benefit
  obligation..............................................      783     703     665
Net amortization and deferral.............................      (74)    (99)    (93)
                                                             ------    ----    ----
Net periodic postretirement benefit cost..................   $1,072    $861    $879
                                                             ======    ====    ====

     The following table sets forth the status of the Company's postretirement plan, which is unfunded:

                                                               1997       1996
                                                              -------    -------
Accumulated postretirement benefit obligation:
  Retirees..................................................  $ 4,952    $ 4,316
  Fully eligible active plan participants...................    2,088      1,730
  Other active plan participants............................    4,073      3,059
                                                              -------    -------
     Accrued postretirement benefit cost....................   11,113      9,105
Unrecognized prior service cost.............................    1,111      1,210
Unrecognized net gain (loss)................................     (767)       553
                                                              -------    -------
     Accrued postretirement benefit cost....................  $11,457    $10,868
                                                              =======    =======

     The assumed weighted-average discount rates used in the calculations were 7.1% and 8.4% as of January 25, 1997 and January 27, 1996. The assumed annual increase in health care cost (healthcare inflation rates) as of January 25, 1997 and January 27, 1996 was 9.0%. This rate was assumed to decrease gradually to 5.0% by the year 2003 and remain at that level thereafter. An increase in the assumed health care inflation rates by 1% per year could increase the accumulated postretirement benefit obligation at January 25, 1997 by approximately $1,594, and the service and interest cost components of the net periodic postretirement benefit cost for the year ended January 25, 1997 by approximately $176.

     The Company also maintains a defined contribution plan (the "Plan") covering substantially all employees. Contributions made to the Plan by the Company are primarily based upon operating income. Company contribution expense related to these retirement plans for the years ended January 25, 1997, January 27, 1996 and January 28, 1995 amounted to approximately $116, $517 and $676, respectively.

                             CAMDEN WIRE CO., INC.

8. INCOME TAXES:

     The income tax provision (benefit) for the years ended January 25, 1997, January 27, 1996 and January 28, 1995 is summarized as follows:

                                                        1997       1996       1995
                                                       -------    -------    ------
  Current:
    Federal........................................    $   977    $ 1,943    $2,370
    State..........................................        176        261       353
                                                       -------    -------    ------
                                                         1,153      2,204     2,723
                                                       -------    -------    ------
  Deferred:
    Federal........................................     (1,238)      (268)     (420)
    State..........................................       (213)       (36)      (37)
                                                       -------    -------    ------
                                                        (1,451)      (304)     (457)
                                                       -------    -------    ------
                                                       $  (298)   $ 1,900    $2,266
                                                       =======    =======    ======

     The reasons for differences between the Company's effective income tax rate and the statutory rate for 1997, 1996 and 1995 are as follows:

                                                          1997      1996      1995
                                                          -----    ------    ------
Federal income tax calculated at statutory rate (34% for
  1997, 1996 and 1995)..................................  $(262)   $1,735    $2,046
State income tax, net of federal benefit, and other.....    (36)      165       220
                                                          -----    ------    ------
  Income tax provision..................................  $(298)   $1,900    $2,266
                                                          =====    ======    ======

     The primary sources of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at January 25, 1997 and January 27, 1996 are as follows:

                                                               1997       1996
                                                              -------    -------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $   128    $   134
  LIFO reserve..............................................      321        327
  Postretirement benefits...................................    4,239      4,173
  Accrued liabilities.......................................      853        680
                                                              -------    -------
                                                                5,541      5,314
                                                              -------    -------
Deferred tax liabilities:
  Property, plant and equipment.............................   (5,948)    (6,758)
  Prepaid expenses and other................................     (176)      (590)
                                                              -------    -------
                                                               (6,124)    (7,348)
                                                              -------    -------
     Net deferred tax liability.............................  $  (583)   $(2,034)
                                                              =======    =======

                             CAMDEN WIRE CO., INC.

9. LEASE COMMITMENTS:

     The Company leases certain facilities and equipment used in its operations which are accounted for as operating leases. The rental expense for the Company's operating leases for the years ended January 25, 1997, January 27, 1996 and January 28, 1995 was approximately $2,563, $1,630 and $2,200, respectively.

     Future minimum rental commitments for long-term noncancelable operating leases as of January 25, 1997 are approximately:

1998........................................................  $1,609
1999........................................................   1,462
2000........................................................     976
2001........................................................     122
2002........................................................      65
                                                              ------
                                                              $4,234
                                                              ======

10. CONTINGENCIES:

     The Company is subject to various lawsuits and claims with respect to such matters as contract disputes, governmental regulations and other actions arising in the normal course of business. In the opinion of the Company's management, the ultimate liabilities arising from such lawsuits and claims will not have a material adverse effect on the Company's financial condition and results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of each of the Companies comprising
Dekko Wire Technologies:

     We have audited the accompanying combined balance sheet of Dekko Wire Technologies (the "Company") as of December 28, 1995 and the related combined statements of income, shareholders' equity and cash flows for each of the years in the two years ended December 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements of the Company referred to above present fairly, in all material respects, the financial position of Dekko Wire Technologies as of December 28, 1995 and the results of their operations and their cash flows for each of the two years in the period ended December 28, 1995.

COOPERS & LYBRAND L.L.P.

Fort Wayne, Indiana
January 30, 1996, except for
Note 10, as to which the date
is February 6, 1996

                            DEKKO WIRE TECHNOLOGIES

                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 28, 1995
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                               1995
                                                              -------
Current assets:
  Cash and cash equivalents.................................  $ 2,949
  Accounts receivable, trade................................   19,295
  Inventories:
     Raw materials..........................................    8,945
     Work in progress.......................................      160
     Finished goods.........................................    4,459
                                                              -------
                                                               13,564
     LIFO reserve...........................................    2,292
                                                              -------
                                                               11,272
  Prepaid expenses..........................................      209
                                                              -------
          Total current assets..............................   33,725
Property, plant and equipment:
  Land......................................................    1,339
  Buildings.................................................   10,581
  Machinery and equipment...................................   26,190
  Construction in progress..................................      677
                                                              -------
                                                               38,787
  Less accumulated depreciation.............................    8,636
                                                              -------
                                                               30,151
Intangible assets...........................................      400
Undisbursed bond funds......................................    2,108
Other assets................................................      305
                                                              -------
                                                              $66,689
                                                              =======

                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Long-term debt, current portion...........................  $ 2,545
  Accounts payable, trade...................................    7,695
  Accrued expenses..........................................    2,787
  Customer deposits.........................................      912
                                                              -------
          Total current liabilities.........................   13,939
  Long-term debt, less current portion......................   26,403
                                                              -------
          Total liabilities.................................   40,342
  Redeemable common stock...................................      289

Shareholders' Equity
  Common stock..............................................    5,055
  Paid-in capital...........................................    2,263
  Retained earnings.........................................   21,381
                                                               28,699
                                                              -------
  Less treasury stock.......................................   (2,641)
                                                              -------
                                                               26,058
                                                              -------
                                                              $66,689
                                                              =======

    The accompanying notes are an integral part of the financial statements

                            DEKKO WIRE TECHNOLOGIES

                         COMBINED STATEMENTS OF INCOME
                        FOR EACH OF THE TWO YEARS IN THE
                         PERIOD ENDED DECEMBER 28, 1995
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                1995        1994
                                                              --------    --------
Net sales...................................................  $154,321    $131,832
Cost of sales...............................................   127,898     107,228
                                                              --------    --------
  Gross profit..............................................    26,423      24,604
  Other operating revenues, rentals and administrative
     services...............................................       437         458
  Selling, general and administrative expenses..............     6,889       5,506
                                                              --------    --------
  Operating income..........................................    19,971      19,556
Other income (expenses):
  Interest income...........................................       438         134
  Interest expense..........................................    (1,679)     (1,314)
  Gain (loss) on sale of property, plant and equipment......       (14)         51
  Other income (expense)....................................      (200)       (114)
                                                              --------    --------
          Net income........................................  $ 18,516    $ 18,313
                                                              ========    ========

    The accompanying notes are an integral part of the financial statements

                            DEKKO WIRE TECHNOLOGIES

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY
               FOR EACH OF THE TWO YEARS ENDED DECEMBER 28, 1995
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                    COMMON   PAID-IN   TREASURY   SUBSCRIBED   SUBSCRIPTIONS   RETAINED
                                    STOCK    CAPITAL    STOCK       STOCK       RECEIVABLE     EARNINGS    TOTAL
                                    ------   -------   --------   ----------   -------------   --------   --------
Balance on December 30, 1993......  $1,410   $  116    $(1,396)    $ 2,411        $(2,411)     $ 11,432   $ 11,562
Net income........................                                                               18,313     18,313
Distributions to shareholders.....                                                              (11,987)   (11,987)
Common stock issued...............    229     1,792        390      (2,411)         2,411                    2,411
Common stock subscribed...........                                     483           (483)                      --
Stock redemption..................    357       (26)    (1,613)                                     851       (431)
Elimination of El Paso Wire
  Division Retained Earnings......                                                               (3,532)    (3,532)
                                    ------   ------    -------     -------        -------      --------   --------
Balance on December 29, 1994......  1,996     1,882     (2,619)        483           (483)       15,077     16,336
Net income........................                                                               18,516     18,516
Distributions to shareholders.....                                                              (10,409)   (10,409)
Common stock issued...............  3,022       406         55        (483)           483                    3,483
Common stock subscribed...........      3                   (3)                                                 --
Stock redemption..................     34       (25)       (74)                                    (223)      (288)
Elimination of Albion Wire
  Division Retained Earnings......                                                               (1,580)    (1,580)
                                    ------   ------    -------     -------        -------      --------   --------
Balance on December 28, 1995......  $5,055   $2,263    $(2,641)    $    --        $    --      $ 21,381   $ 26,058
                                    ======   ======    =======     =======        =======      ========   ========

    The accompanying notes are an integral part of the financial statements

                            DEKKO WIRE TECHNOLOGIES

                        COMBINED STATEMENT OF CASH FLOWS
               FOR EACH OF THE TWO YEARS ENDED DECEMBER 28, 1995
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                1995        1994
                                                              --------    --------
Cash flows from operating activities:
Net income..................................................  $ 18,516    $ 18,313
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     2,729       1,189
  (Gain) loss on sale of property, plant and equipment......        14         (51)
  (Gain) loss on investment in Group Dekko Services LLC.....      (362)        179
  Change in assets and liabilities:
     Accounts receivable....................................       643      (3,994)
     Inventory..............................................      (760)      3,454
     Prepaid expenses.......................................       291          19
     Accounts payable.......................................      (670)      1,614
     Accrued expenses.......................................     1,235         130
     Customer deposits......................................       (91)        180
                                                              --------    --------
          Net cash provided by operating activities.........    21,545      21,033
                                                              --------    --------
Cash flows from investing activities:
  Property, plant and equipment acquired....................    (4,792)       (751)
  Proceeds from sale of property, plant and equipment.......       136         124
  Investment in Group Dekko Services LLC....................                  (100)
  Distribution from investment in Group Dekko Services
     LLC....................................................       392
  Other assets acquired.....................................       (59)       (109)
  Acquisition of businesses.................................    (6,550)     (2,790)
  Change in undisbursed bond funds..........................     4,745
                                                              --------    --------
          Net cash used in investing activities.............    (6,128)     (3,626)
                                                              --------    --------
Cash flows from financing activities:
  Net borrowings (payments) on lines of credit..............    (1,640)       (300)
  Proceeds from short-term debt.............................                 2,671
  Payments on short-term debt...............................    (1,671)     (1,500)
  Proceeds from long-term debt..............................     3,100       6,200
  Payments on long-term debt................................    (5,521)     (7,176)
  Stock redemption..........................................      (431)     (5,243)
  Proceeds from sale of stock...............................     3,483       2,411
  Distribution to shareholders..............................   (10,409)    (11,987)
                                                              --------    --------
          Net cash used in financing activities.............   (13,089)    (14,924)
                                                              --------    --------
Acquisition adjustment......................................    (1,580)     (3,532)
                                                              --------    --------
Net change in cash and cash equivalents.....................       748      (1,049)
Cash and cash equivalents, beginning of year................     2,201       3,250
                                                              --------    --------
Cash and cash equivalents, end of year......................  $  2,949    $  2,201
                                                              ========    ========

    The accompanying notes are an integral part of the financial statements

                            DEKKO WIRE TECHNOLOGIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

1. BASIS OF PRESENTATION

     These combined financial statements and the accompanying notes for the years ended December 28, 1995 ("1995") and December 29, 1994 ("1994"), reflect the operations of Dekko Wire Technologies ("DWT"). DWT supplies high-quality insulated wire products and fabricated bare wire products primarily to the automotive, appliance, marine and electronic industries. DWT is part of a federation of companies known as "Group Dekko" and is comprised of the following:

                1995                                      1994
                ----                                      ----
- Albion Wire, Inc.                       - Albion Wire, a division of Group
- Dekko Automotive Wire, Inc.             Dekko International, Inc.
- Hoosier Wire, Inc.                      - Dekko Automotive Wire, Inc.
- Silicones, Inc.                         - Hoosier Wire, Inc.
                                          - Silicones, Inc.

     Albion Wire, a division of Group Dekko International, Inc. (GDI), was purchased by Albion Wire, Inc. on December 30, 1994, the first day of 1995, by leveraged buy-out. The product lines of El Paso Wire, a division of GDI, were purchased by Dekko Automotive Wire, Inc. on December 31, 1993, the first day of 1994. For comparability, the operations of Albion Wire (1994) have been included in these combined financial statements. As a division of GDI, Albion Wire shared common management with DWT during 1994. Wire Tech, Inc. was merged into Hoosier Wire, Inc. on the first day of 1994 and continues to operate as a division of Hoosier Wire, Inc.

     DWT businesses are also known in their industries as "Wire Tech," "Masterwire," and "National Reel Services."

2. RELATED PARTY TRANSACTIONS

     DWT and the other Group Dekko companies have common executive management and most have common ownership. DWT owns 26.5% of Group Dekko Services LLC, a company providing administrative services to its members.

     With the exception of Wire Tech, Inc., each of the entitles comprising DWT was once owned GDI. DWT entitles separated from GDI in several transactions as follows:

     1994 and 1995

     - Albion Wire, a division of GDI, was purchased by Albion Wire, Inc. on the first day of 1995, by leveraged buy-out totaling $19,663. The purchase of product lines and property, plant and equipment were financed with the assumption of certain industrial revenue bonds totaling $9,800 from GDI, capital from shareholders, and cash flows from operations. The accounts receivable and inventory associated with the product lines were acquired at GDI's basis which approximated fair market value. The property, plant and equipment were acquired at fair market value.

     - The product lines of El Paso Wire, a division of GDI, were purchased by Dekko Automotive Wire, Inc. on the first day of 1994 for $3,885. The accounts receivable and inventory associated with these product lines were acquired at GDI's basis which approximated fair market value. The purchase was financed with a $2,671 note payable to GDI, cash flows from operations and draws on the revolving credit agreement. Dekko Automotive Wire, Inc. continued to lease property, plant and equipment used by the El Paso Wire Division from GDI under one-year renewable operating leases.

                            DEKKO WIRE TECHNOLOGIES

     - The property, plant and equipment leased from GDI by Dekko Automotive Wire, Inc.'s Alabama Wire Division was purchased by Dekko Automotive Wire, Inc. on the first day of 1994 for $13,751. The purchase was financed with the assumption of certain industrial revenue bonds totaling $11,105 from GDI, cash flows from operations and draws on the revolving line of credit. The property, plant and equipment were acquired at fair market value.

     - Certain property, plant and equipment leased by Hoosier Wire, Inc. from GDI was purchased by Hoosier Wire, Inc. on the first day of 1994 for $4,131. The purchase was financed with the transfer of an industrial revenue bond in the amount of $3,945 and cash flows from operations. The property, plant and equipment were acquired at fair market value.

     The following table summaries non-cash investing and financing activities related to the acquisitions described above:

                                                               1995       1994
                                                              -------    -------
Fair value of assets acquired...............................  $19,663    $21,767
Less: cash paid.............................................    9,863      4,046
                                                              -------    -------
Liabilities incurred or assumed.............................  $ 9,800    $17,721
                                                              =======    =======

     DWT continues to lease certain equipment and manufacturing facilities from GDI under one-year renewable operating leases. Rent expense paid to GDI is included in the table below. Total rent expense charged to operations is disclosed in Note 8.

     DWT has significant transactions with Group Dekko companies described as follows:

     - Group Dekko Services LLC, a company wholly-owned by DWT and the other Group Dekko companies, provides DWT with certain administrative services, including: financial, tax, and accounting; employee benefit administration; legal counsel; facilities management; marketing and corporate planning; human resources management; information and communication systems; environmental and safety; risk management; and corporate records.

     - Group Dekko Logistics LLC, owned by Group Dekko Services LLC and GDI, provides transportation management and trucking services to DWT.

     - Certain DWT companies make payments to GDI on sales agreements for the purchase of intangible assets such as customer lists, trade names, patents, etc.

                            DEKKO WIRE TECHNOLOGIES

     DWT transactions with other Group Dekko companies are summarized as follows:

                                                               1995      1994
                                                              ------    ------
INCOME STATEMENT
Trade sales.................................................  $7,605    $5,256
Rent paid on facilities and equipment.......................   1,203     2,617
Rental income...............................................     334       349
Administrative services purchased...........................   1,822     2,403
Interest expense on notes payable...........................      91       339
Materials purchased.........................................   4,889     2,582
Labor purchased.............................................     269     1,078
Transportation services purchased...........................     506       876
Accrual on intangible assets................................      59        64
Capital distribution from Group Dekko Services LLC..........     392        --
Gain/(loss) on investment in Group Dekko Services LLC.......     362      (179)
BALANCE SHEET
Notes payable, balance at year end..........................      --     1,671
Accounts payable, balance at year end.......................   1,088       747
Accounts receivable, balance at year end....................     637       601

3. ACCOUNTING POLICIES

     Principles of Combination -- The combined financial statements include the accounts of the companies comprising DWT as detailed in Note 1. All significant intercompany transactions have been eliminated in combination.

     Cash and Cash Equivalents -- Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less. Interest paid during 1995 and 1994 was $1,657 and $1,270, respectively.

     Inventories -- DWT used the last-in, first-out (LIFO) cost method of valuing its inventories for approximately 86% and 95% of total inventories at December 28, 1995 and December 29, 1994, respectively. The remainder are stated at cost using the first-in, first-out (FIFO) method. On the first day of 1994, Dekko Automotive Wire, Inc., adopted the LIFO method of accounting. The cumulative effect of this accounting change for years prior to 1994 is not determinable, nor are the pro forma effects of retroactive application of the LIFO method to prior years. This change decreased 1994 net income by $1,565.

     Property, Plant and Equipment -- Assets are recorded at cost. Upon sale or retirement of property, plant and equipment, the asset cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

     Depreciation on assets is calculated by declining balance and straight-line methods over estimated lives principally as follows: buildings -- 15 to 39 years; machinery and equipment -- 5 to 7 years.

     Intangible Assets -- As part of various sales agreements, DWT has purchased customer lists, trade names, patents, etc., from GDI. Acceleration clauses in the agreements dictate that unpaid amounts are due immediately upon sale, liquidation, merger or other triggering event The assets are amortized over 15 years. Unpaid amounts under these agreements approximated $200 as of December 28, 1995.

                            DEKKO WIRE TECHNOLOGIES

     Financial Instruments -- The carrying amounts of financial instruments including cash equivalents, certificates of deposit, receivables, and accounts payable approximated fair value as of December 28, 1995, because of the relatively short maturities of these instruments. The carrying value of long-term debt, including current maturities, approximated fair value as of December 28, 1995, based upon terms and conditions currently available to the Company in comparison to terms and conditions of the long-term debt.

     Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                               1995
                                                              -------
Unsecured revolving and reducing line of credit
  Available $5,500, of which $3,850 was unused at December
  28, 1995. Bank advances on the line of credit carry an
  interest rate of the bank's Reference Rate. Agreement was
  refinanced on April 25, 1995 and the new interest rate is
  the bank's Reference Rate minus one percent. At December
  28, 1995, the effective rate was 7.5%.....................  $ 1,650
Unsecured revolving and reducing line of credit
  Available: $5,000 of which $1,900 was unused at December
  28, 1995. Bank advances on the line of credit carry an
  interest rate of the bank's Reference Rate minus
  three-quarters of a percent. Effective rate at December
  28, 1995 was 7.75%........................................    3,100
Unsecured revolving line of credit
  Available for one year: $500 of which $340 was unused at
  December 28, 1995. Bank advances on the line of credit are payable on demand and carry an interest rate based on
  prime minus one percent. Effective rate at December 28,
  1995 was 7.5%.............................................      160
Harris Bank, El Paso County, Texas, Series 1994 Variable
  Rate
  Demand Industrial Development Revenue Bonds
  Interest payable monthly, repriced weekly.
  Effective rate: December 28, 1995: 5.4%
  Average rate: 1995: 4.15%
  Principal due annually through December 1, 2007, in
     payment ranging from $500 to $800......................    8,000
Town of Avilla, Indiana, Series 'A' and 'B' 1990 Adjustable
  Rates
  Industrial Refunding Revenue Bonds.
  Interest payable monthly, repriced weekly.
  Effective rate: December 28, 1995: 5.35%
  Average rate: 1995: 3.86%
  Principal due annually through September 1, 2005, in
     payments ranging from $260 to $455.....................    3,478

                            DEKKO WIRE TECHNOLOGIES

                                                               1995
                                                              -------
Indiana Development Finance Authority -- Dekalb County
  Adjustable Rate Industrial Development Refunding Bonds
  Interest payable monthly, repriced weekly
  Effective rate: December 28, 1995: 5.2%
  Average rate: 1995: 3.50%
  Principal due annually through March 1, 2006, in payments
     ranging from $115 to $210..............................  $ 1,750
Harris Bank, Town of Elkmont, Alabama, Series 1989
  Variable/Fixed Rate Industrial Development Bonds
  Interest payable monthly, repriced weekly
  Effective rate: December 28, 1995: 5.4%
  Average rate: 1995: 4.17%
  Principal due annually through September 1, 2004, in
     payments ranging from $525 to $765.....................    5,500
Harris Bank, City of Kendallville, Indiana, Series 1987
  Variable/Fixed Rate Economic Development Revenue Bonds
  Interest payable monthly, repriced weekly.
  Effective rate: December 28, 1995: 5.25%
  Average rate: 1995: 4.69%
  Principal due annually through February 1, 2000 in
     payments of $300 each..................................    1,500
Bank One, Town of Ardmore, Alabama, Series 1989
  Variable/Fixed Rate Industrial Development Bonds
  Interest payable monthly, repriced weekly.
  Effective rate: December 28, 1995: 5.35%
  Average rate: 1995: 4.34%
  Principal due annually through June 1, 2004, in payments
     ranging from $460 to $660..............................    3,810
                                                              -------
                                                               28,948
  Less current portion......................................    2,545
                                                              -------
                                                              $26,403
                                                              =======

     The industrial revenue bonds are collateralized by land, buildings and machinery and equipment of the Company totaling $30,132 at December 28, 1995. As additional collateral on all bonds, all rights and interest on leases entered into with respect to the above land, buildings and machinery and equipment have been assigned to the holders of the bonds.

     Certain of the debt agreements contain restrictive covenants which include, among other things, minimum tangible net worth, maintenance of minimum working capital and requirements to maintain certain financial ratios. At certain measurement dates in 1994, DWT was not in compliance with certain covenants. These events of noncompliance were waived by the lending institutions.

     The aggregate amount of long-term debt maturing in each of the five years following December 28, 1995, is as follows $2,545, $3,345, $4,310, $4,050, and
$2,610.

                            DEKKO WIRE TECHNOLOGIES

5. SHAREHOLDERS' EQUITY

                                                                            DEKKO AUTOMOTIVE
                                HOOSIER WIRE, INC.    SILICONES, INC.          WIRE, INC.          ALBION WIRE, INC.
                                ------------------   ------------------   ---------------------   -------------------
                                COMMON    TREASURY   COMMON    TREASURY     COMMON     TREASURY    COMMON    TREASURY
      SHARE INFORMATION:         STOCK     STOCK      STOCK     STOCK       STOCK       STOCK      STOCK      STOCK
      ------------------        -------   --------   -------   --------   ----------   --------   --------   --------
Par value.....................  No Par               $   10               $       10              $     10
Shares authorized.............  500,000              60,000                1,000,000               500,000
                                =======   =======    =======    ======    ==========     ====     ========      ==
Shares issued as of December
  29, 1994....................  359,059   248,074    45,953     13,834        97,910       --           --      --
Redemption....................              5,050                2,333                    333
Sale..........................             (3,266)              (1,917)        2,225     (333)     300,000
                                -------   -------    -------    ------    ----------     ----     --------      --
Shares issued as of December
  28, 1995....................  359,059   249,858    45,953     14,250       100,135       --      300,000      --
                                =======   =======    =======    ======    ==========     ====     ========      ==

     The amounts corresponding to the common stock redemption and sale transactions in the schedule above are reflected as redeemable common stock and subscribed stock, respectively, in the balance sheet in the year immediately prior to the redemption or sale transaction, as these transactions had been approved by the Board of Directors. Common stock redemptions are reflected in the statement of shareholders' equity in the year the transaction was approved by the Board of Directors. Common stock sales are reflected as common stock subscribed in the statement of shareholders' equity in the year the transaction was approved by the Board of Directors and as common stock issued in the year the transaction was executed.

     As discussed in Note 1, two divisions of GDI have been included in these combined financial statements for comparability. The acquisition of these divisions by DWT requires the elimination of the amounts accumulated by the division as retained earnings. These eliminations are reflected in the statement of shareholders' equity during the year the division was acquired by DWT.

6. INCOME TAXES

     The shareholders of each of the respective companies comprising DWT have elected S Corporation status for federal and state income tax purposes, whereby profits and losses are passed directly to them for inclusion in their personal tax returns. Accordingly, no liability or provision for federal or state income taxes is included in the accompanying financial statements. The pro forma amounts below reflect the income taxes that would have been reported had DWT been subject to federal and state income taxes and if the DWT companies had filed separate income tax returns during those years. There are no material timing differences which would give rise to deferred tax assets or liabilities.

                                                               1995       1994
                                                              -------    -------
Combined income before income taxes.........................  $18,516    $18,313
Pro forma federal and state income taxes....................    7,272      7,430
                                                              -------    -------
Pro forma net income........................................  $11,244    $10,883
                                                              =======    =======

     Texas franchise taxes included in selling, general and administrative expenses were $491 and $10 in 1995 and 1994, respectively.

7. PROFIT SHARING RETIREMENT PLAN

     DWT participates in a profit sharing retirement plan of GDI which covers substantially all employees. Under the plan employees may, but are not required to, make contributions. DWT

                            DEKKO WIRE TECHNOLOGIES
contributions under the plan are at the discretion of the Board of Directors and cannot exceed 15% of the annual compensation of the participating employees.

     Total profit sharing plan expense charged to operations in fiscal years 1995 and 1994 amounted to approximately $1,066 and $892, respectively.

8. LEASING TRANSACTIONS

     DWT leases certain equipment and manufacturing facilities under renewable operating leases. Total rent expense charged to operations was $1,712 and $3,059 in 1995 and 1994, respectively. Rent paid to related parties is summarized in
Note 2. The aggregate amount of minimum operating lease payments in each of the four years following December 28, 1995, is as follows: $353, $352, $299, and $114.

9. SIGNIFICANT CUSTOMER

     Sales to a single customer approximated 39% and 29% of total 1995 and 1994, sales, respectively. Accounts receivable from this customer at December 28, 1995 approximated 29% of total trade receivables. Sales to the automotive and appliance industries were 51% and 47%, of total sales, respectively, in 1995 and 1994.

10. SUBSEQUENT EVENTS

     On February 6, 1996, the Boards of Directors of each of the companies comprising DWT approved, subject to approval by the shareholders of the respective companies, certain Purchase Agreements whereby International Wire Group, Inc. (International Wire) would:

     - acquire substantially all of the assets and assume certain of the liabilities of Dekko Automotive Wire, Inc., Albion Wire, Inc., and Silicones, Inc.

     - acquire all of the issued and outstanding common shares of Hoosier Wire, Inc.

     Consideration for the above mentioned acquisition is to be in the form of cash and warrants to purchase shares in International Wire Holding Company, the parent of International Wire as follows:

                                                              GROSS CASH    WARRANTS
                                                              ----------    ---------
Dekko Automotive Wire, Inc..................................   $ 64,665       779,092
Albion Wire, Inc............................................     47,288       569,732
Silicones, Inc..............................................      7,624        91,850
Hoosier Wire, Inc...........................................     46,423       559,326
                                                               --------     ---------
          Total.............................................   $166,000     2,000,000

     The consideration described above is subject to certain adjustments prescribed by the Purchase Agreements and the payment of all outstanding debt and certain retained liabilities at the date of closing, as well as an aggregate escrow amount of $10 million. Closing is expected to occur prior to March 31, 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Wirekraft Holdings Corp.:

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Wirekraft Holdings Corp. and subsidiaries (formerly WB Holdings, Inc.) for the six months ended May 31, 1995 and the year ended November 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Wirekraft Holdings Corp. and subsidiaries for the six months ended May 31, 1995 and the year ended November 30, 1994, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

St. Louis, Missouri
January 27, 1996

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                            SIX MONTHS ENDED       YEAR ENDED
                                                              MAY 31, 1995      NOVEMBER 30, 1994
                                                            ----------------    -----------------
Net sales.................................................      $168,053            $240,972
Operating expenses:
  Cost of goods sold......................................       138,851             201,602
  Selling, general and administrative.....................        13,301              14,319
  Depreciation and amortization...........................         6,474               6,435
  Compensation expense....................................           895                  --
  Expenses related to sale................................           501                  --
  Expenses related to plant closings......................         2,000                  --
                                                                --------            --------
Operating income..........................................         6,031              18,616
Other income (expense):
  Interest expense........................................        (8,020)            (10,565)
  Amortization of deferred financing costs................        (1,657)             (1,995)
                                                                --------            --------
Income (loss) before income tax provision and
  extraordinary item......................................        (3,646)              6,056
Income tax provision (benefit)............................        (2,114)              3,023
                                                                --------            --------
Income (loss) before extraordinary item...................        (1,532)              3,033
Extraordinary item -- loss due to early extinguishment of
  debt, net of income tax of $4,930.......................        (7,835)                 --
                                                                --------            --------
Net income (loss).........................................      $ (9,367)           $  3,033
                                                                ========            ========

        See accompanying notes to the consolidated financial statements

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE SIX MONTHS ENDED MAY 31, 1995 AND
                        THE YEAR ENDED NOVEMBER 30, 1994
                                 (IN THOUSANDS)

                                                       CLASS A   ADDITIONAL   RETAINED
                                  PREFERRED   COMMON   COMMON     PAID-IN     EARNINGS
                                    STOCK     STOCK     STOCK     CAPITAL     (DEFICIT)    TOTAL
                                  ---------   ------   -------   ----------   ---------   -------
Balance November 30, 1993.......     $--       $200      $24      $22,576      $ 2,541    $25,341
Net income......................      --         --       --           --        3,033      3,033
                                     ---       ----      ---      -------      -------    -------
Balance November 30, 1994.......      --        200       24       22,576        5,574     28,374
Issuance of preferred stock.....      10         --       --       24,990           --     25,000
Issuance of common stock........      --          3       --          747           --        750
Issuance costs..................      --         --       --         (300)          --       (300)
Net loss........................      --         --       --           --       (9,367)    (9,367)
                                     ---       ----      ---      -------      -------    -------
Balance May 31, 1995............     $10       $203      $24      $48,013      $(3,793)   $44,457
                                     ===       ====      ===      =======      =======    =======

        See accompanying notes to the consolidated financial statements

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              SIX MONTHS
                                                                ENDED        YEAR ENDED
                                                               MAY 31,      NOVEMBER 30,
                                                                 1995           1994
                                                              ----------    ------------
Cash flows provided by (used in) operating activities:
  Net income (loss).........................................   $ (9,367)      $  3,033
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Extraordinary item.....................................     12,765             --
     Depreciation and amortization..........................      6,474          6,435
     Amortization of deferred financing costs...............      1,493          1,667
     Accretion of debt discount.............................        164            328
     Deferred income taxes..................................     (4,282)          (325)
     Change in assets and liabilities, net of acquisitions:
       Accounts receivable..................................     (9,863)        (7,928)
       Inventories..........................................       (824)        (6,622)
       Prepaid expenses and other...........................       (166)        (2,951)
       Accounts payable.....................................       (617)         8,231
       Accrued and other liabilities........................      2,628           (281)
       Accrued interest.....................................      1,276         (1,217)
       Income taxes payable/refundable......................     (3,366)         2,443
       Other long-term liabilities..........................       (236)          (495)
                                                               --------       --------
          Net cash from operating activities................     (3,921)         2,318
Cash flows provided by (used in) financing activities:
  Acquisitions, net of cash.................................    (44,973)       (11,754)
  Capital expenditures, net.................................     (2,914)        (6,248)
                                                               --------       --------
Net cash from investing activities..........................    (47,887)       (18,002)
Cash flows provided by (used in) financing activities:
  Proceeds from issuance of long-term obligations...........     24,000         12,674
  Equity proceeds...........................................     25,750             --
  Borrowings of long-term obligations.......................     19,639         22,995
  Repayment of long-term obligations........................    (14,226)       (17,481)
  Financing fees and other..................................     (3,500)          (691)
                                                               --------       --------
Net cash from financing activities..........................     51,663         17,497
                                                               --------       --------
Net change in cash and cash equivalents.....................       (145)         1,813
Cash and cash equivalents at beginning of the period........      2,053            240
                                                               --------       --------
Cash and cash equivalents at end of the period..............   $  1,908       $  2,053
                                                               ========       ========

        See accompanying notes to the consolidated financial statements

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE SIX MONTHS ENDED MAY 31, 1995, AND
                        THE YEAR ENDED NOVEMBER 30, 1994
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. THE COMPANY

     WB Holdings Inc. ("Holdings"), a Delaware corporation, was formed to participate in the December 21, 1992 Acquisition (defined below). Holdings had no operations prior to December 21, 1992.

     On December 2, 1994, Holdings, through a series of mergers, became a wholly-owned subsidiary of Wirekraft Holdings Corp. ("New Holdings" together with Holdings, the "Company"). Pursuant to the mergers, the existing stockholders of Holdings exchanged their Holdings securities for New Holdings securities that have terms identical to the exchanged Holdings securities. New Holdings, a Delaware corporation, was formed to participate in the acquisition of Electro Componentes de Mexico S.A. de C.V. ("ECM") as discussed in Note 2. New Holdings had no operations prior to December 2, 1994. Holdings and New Holdings have a fiscal year-end of November 30.

     On December 21, 1992, Holdings, through a series of acquisitions and mergers, acquired all of the issued and outstanding common stock of Bristol Holding Corporation and Burcliff Holdings Corporation, the parent companies of the general partners of Kirtland Indiana, Limited Partnership for a total consideration of $116,997 (the "Acquisition"). Through a related series of mergers after the Acquisition, Bristol Holding Corporation became the surviving entity. Bristol Holding Corporation was later renamed Wirekraft Industries, Inc. ("Wirekraft") (together with Holdings, the "Company"). Wirekraft through its two segments, the Wire segment and the Harness segment, is engaged in the manufacture, design and distribution of insulated wire and wire harnesses used primarily in the appliance and automobile markets. The Company markets and distributes its products through a combination of internal sales representatives and independent sales representatives, selling primarily to original equipment manufacturers.

     The total cost of the Acquisition consisted of $57,967 for issued and outstanding common stock, $42,877 for the retirement of existing indebtedness, $1,175 for outstanding warrants and $14,978 for fees and expenses. The Acquisition was accounted for using the purchase method of accounting whereby the total acquisition cost was allocated to the acquired net assets based on their respective fair values.

     The total acquisition cost was allocated to the acquired net assets as follows:

Current assets..............................................  $ 29,461
Property, plant and equipment...............................    19,980
Goodwill....................................................    80,319
Fees and costs..............................................     9,580
Other non-current assets....................................       386
Current liabilities.........................................   (16,365)
Other liabilities...........................................    (6,364)
                                                              --------
                                                              $116,997
                                                              ========

2. ECM ACQUISITION

     On December 2, 1994, through a series of acquisitions and transfers from New Holdings, Wirekraft acquired the stock of ECM and certain assets from General Electric Company. The

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

purchase price, including fees and expenses, was approximately $49,550. The purchase price consisted of $20,000 in cash, 1,000,000 shares of Series A Senior Preferred Stock, par value $.01 per share, $25 liquidation preference and 275,758 shares of common stock on New Holdings.

     The acquisition of ECM was accounted for using the purchase method of accounting whereby the total acquisition cost was allocated to the acquired net assets based on their respective fair values. The total acquisition cost was allocated to the acquired net assets as follows:

Current assets..............................................  $ 8,211
Property, plant and equipment...............................    8,288
Intangibles.................................................   37,958
Fees and costs..............................................    3,500
Current liabilities and other reserves......................   (8,407)
                                                              -------
                                                              $49,550
                                                              =======

     Unaudited pro forma data, which show condensed results of operations for the year ended November 30, 1994 as though the acquisition and related financing of ECM had occurred at the beginning of the period is as follows:

Net sales...................................................  $319,486
Net income..................................................  $  5,758

3. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements for the year ended November 30, 1994 include the accounts of Holdings and its wholly-owned subsidiary, Wirekraft. The consolidated financial statements for the six months ended May 31, 1995 include the accounts of New Holdings and its wholly-owned subsidiary, Holdings. All material intercompany balances and transactions have been eliminated in consolidation.

  Revenue Recognition

     Sales and related costs of goods sold are included in income when goods are shipped to customers.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is calculated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: building and improvements -- 25 years; machinery and equipment -- 7 years; and furniture and fixtures -- 5 years. Leasehold improvements are amortized over the shorter of the term of the respective lease or life of the respective improvement.

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Intangible Assets

     Intangible assets, which consist principally of goodwill arising from the excess of cost over the value of net assets acquired, are amortized using the straight-line method over forty years. Accumulated amortization aggregated $4,040 at November 30, 1994.

  Deferred Financing Costs

     Deferred financing costs, which consists of fees and other expenses associated with the debt financing, are amortized over the term of the related debt using the effective interest method and the straight-line method which approximates the effective interest method.

  Income Taxes

     Deferred income taxes are determined using the liability method.

  Statement of Cash Flows

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Interest paid for the six months ended May 31, 1995 and the year ended November 30, 1994 was approximately $6,744 and $11,803, respectively. Taxes paid for the six months ended May 31, 1995 and the year ended November 30, 1994 were approximately $604 and $905, respectively. In connection with the Acquisition, the Company assumed liabilities aggregating $22,729, which is a non-cash investing activity.

     During the six months ended May 31, 1995, the Company entered into a capital lease obligation of $4,714 for new equipment.

  Fair Value of Financial Instruments

     The fair market values of the financial instruments included in the consolidated financial statements approximate the carrying values of the financial instruments.

  Concentration of Credit Risk

     Accounts receivable from companies located throughout the United States in the appliance and automotive industries amounted to approximately $12,397 and $15,684, respectively at November 30, 1994. Sales to the Company's five largest customers represented 61% of net sales for the six months ended May 31, 1995 and 51% and 56% of net sales in 1994 and 1993, respectively. A significant portion of the Company's sales are to three major customers within the Harness Segment. Sales to one of these customers represented 25% of net sales for the six months ended May 31, 1995. The Company has entered into a supply contract with this customer expiring in 2002. Sales to the Company's two other major customers represented 12% and 7% of net sales for the six months ended May 31, 1995, 17% and 11% of net sales in 1994. In 1995, a supply contract with one of the above mentioned customers expired. A supply contract was subsequently renegotiated through December, 1998.

4. FINANCING COSTS AND RELATED PARTY TRANSACTIONS

     In connection with the Acquisition and ECM acquisition, the Company incurred aggregate fees and costs of $11,900. Costs of $11,100 related to the 12% Senior Subordinated Notes due 2003 and

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Credit Agreement are included in deferred financing costs and are amortized over the term of the related borrowings. Costs of $800 related to the issuance of Holding's common stock have been deducted from the proceeds to reduce the carrying value of the common stock.

     In connection with the Acquisition and the related financing, Holdings and Wirekraft entered into a Monitoring and Oversight Agreement ("Agreement") with Hicks, Muse & Co., Incorporated ("Hicks, Muse") (an affiliate of the Company) pursuant to which the Company paid Hicks, Muse a financial advisory fee of $1,725. The fees, which also include $200 paid in connection with the acquisition of Ristance and $750 paid in connection with the acquisition of ECM, have been allocated to the Company's debt and equity securities as deferred financing costs or as a deduction from the cash proceeds received from the sale of stock. The Agreement further provides that the Company shall pay Hicks, Muse an annual fee of $115 (subject to adjustment), for ten years, for monitoring and oversight services. Such Agreement was amended and restated in connection with the acquisition of ECM to increase the annual fee for financial advisory services to $200 (subject to adjustment). The obligation under the Agreement, as amended, and the related deferred financing costs have been recorded in the consolidated balance sheet.

5. STOCKHOLDERS' EQUITY

     The authorized capital stock of the Company at May 31, 1995 consists of 50,000,000 shares of common stock, 3,000,000 shares of Class A common stock, and 10,000,000 shares of preferred stock. In connection with the financing of the Acquisition, the Company issued 20,000,000 shares of common stock, 2,402,402 shares of Class A common stock and 1,621,622 warrants to purchase common stock. Each warrant represents the right to purchase one share of the Company's common stock for $1.00 per warrant. The warrants expire on December 31, 2002. As of May 31, 1995, no warrants had been exercised. On December 2, 1994, in connection with the acquisition of ECM, the Company issued 1,000,000 shares of Series A Senior Preferred Stock and 275,758 shares of common stock.

     The Class A common stock may be converted into shares of common stock at the option of the holder at any time. In addition, shares of the Class A common stock (i) may be converted into common stock at the option of the Company effective immediately prior to the occurrence of a Triggering Event (as defined in the Company's Certificate of Incorporation) or (ii) shall automatically be converted on December 31, 2002. Such conversions are based on a formula set forth in the Company's Certificate of Incorporation.

     Dividends are payable to holders of the common stock and Class A common stock in amounts as and when declared by the Company's board of directors, subject to legally available funds and certain agreements governing the Company's indebtedness. In the event of any liquidation, dissolution or winding up of the Company, before any payment or distribution of the assets of the Company shall be made to the holders of the Class A common stock, each share of common stock shall be entitled to a liquidation preference based on a formula set forth in the Company's Certificate of Incorporation. The common stock and the Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

     The Company has adopted a qualified and non-qualified incentive stock option plan (the "Option Plan") for officers and key employees of Holdings. A total of 1,471,000 shares of the Company's common stock has been reserved for issuance under the Option Plan. Under the Option Plan, eligible participants may receive qualified and non-qualified options to purchase shares of the Company's common stock.

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Options are exercisable at such time and on such terms as the committee appointed to administer the Option Plan (the "Committee") determines. The exercise price for the options granted under the Option Plan may not be less than the fair market value of the underlying share, as determined by the Committee on the date of grant. Generally, an option may be exercised only if the holder is an officer or employee of the Company at the time of exercise. Options granted under the Option Plan are not transferable, except by will and the laws of descent and distribution. During the year ended November 30, 1994, the Company granted options to purchase 75,000 shares of common stock at $2.74 per share and canceled 235,200 options. No options were exercised during the year. During the six months ended May 31, 1995, the Company granted options to purchase 100,000 shares of common stock at $2.74 per share, canceled 188,800 shares and 20,000 options were exercised. At May 31, 1995, there were 764,000 options available for issuance under the Option Plan.

6. INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                   SIX MONTHS ENDED       YEAR ENDED
                                                     MAY 31, 1995      NOVEMBER 30, 1994
                                                   ----------------    -----------------
Current:
  Federal........................................      $ 1,022              $2,741
  State..........................................          892                 607
  Foreign........................................          254                  --
                                                       -------            --------
                                                         2,168               3,348
                                                       -------            --------
Deferred:
  Federal........................................       (3,159)               (124)
  State..........................................       (1,123)               (201)
                                                       -------            --------
                                                        (4,282)               (325)
                                                       -------            --------
          Total..................................      $(2,114)             $3,023
                                                       =======            ========

     Reconciliation between the Federal statutory income tax rate and the effective tax rate is summarized below:

                                                   SIX MONTHS ENDED       YEAR ENDED
                                                     MAY 31, 1995      NOVEMBER 30, 1994
                                                   ----------------    -----------------
Federal taxes at statutory rate (34%)............      $(1,240)             $2,059
State taxes, net of federal effect...............          210                 268
Foreign..........................................       (1,468)                 --
Nondeductible assets.............................          340                 680
Other............................................           44                  16
                                                       -------            --------
Provision (benefit) for income taxes.............      $(2,114)             $3,023
                                                       =======            ========

7. PLANT CLOSING EXPENSE

     In May 1995, the Company recorded a pre-tax charge to operations of $2,000 to provide for plant closing costs. The Company's decision to shut-down certain harness segment plants was the result of a customer transitioning certain wire harness purchases to its own captive operations in Mexico and other third party suppliers. The plant closing costs include provisions for shut-down

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

costs from the period of the plant closure to the date of disposal, commitment costs for leased equipment and severance related costs.

8. RETIREMENT BENEFITS

     Employees of Wire division, who are eligible under Section 414(q) of the Internal Revenue Code, may participate in the profit sharing plan sponsored by the Company. The plan qualifies under the Internal Revenue Code section 401(k), and the Company may at its discretion make contributions on a matching or non-matching basis. Employees of the Wire Division with approximately one year of service may also participate in a money purchase pension plan sponsored by the Company. The Company is required to make contributions to the money purchase pension plan equal to 3% of an employee's eligible compensation as defined in the plan document. Expense under these two plans amounted to approximately $363 and $451 for the six months ended May 31, 1995 and the year ended November 30, 1994, respectively.

9. LEASES

     The Company leases certain of its manufacturing facilities and equipment under long-term lease agreements with lease terms expiring through February 2004. Rent expense applicable to the noncancelable operating leases aggregated $505, $436 and $431 for the six months ended May 31, 1995 and for the year ended November 30, 1994.

     The schedule of future minimum lease payments by calendar year under operating leases at November 30, 1994 is as follows:

1995........................................................  $1,645
1996........................................................   1,607
1997........................................................   1,567
1998........................................................   1,324
1999........................................................   1,234
Thereafter..................................................   1,723

10. CONTINGENCIES

     The Company is subject to various lawsuits and claims with respect to such matters as patents, product liabilities, government regulations, and other actions arising in the normal course of business. In the opinion of management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on the Company's consolidated financial conditions and results of operations.

11. OTHER ACQUISITIONS

     On December 10, 1993, Wirekraft acquired certain assets and related liabilities of the wire business of the Ristance division of Echlin Corporation ("Ristance"). The purchase price, including fees and expenses, paid in cash, was approximately $11,800 which was funded through additional borrowings under the Credit Agreement. The acquisition of Ristance was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to assets and liabilities acquired based upon their fair value at the date of the acquisition.

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. BUSINESS SEGMENT INFORMATION

     Certain information concerning the Company's operating segments for the six months ended May 31, 1995 and the year ended November 30, 1994 is presented below. Total revenue by segment includes both sales to customers and intersegment sales, which are accounted for at prices charged to customers and eliminated in consolidation.

                                                   WIRE      HARNESS     CONSOLIDATED
                                                 --------    --------    ------------
SIX MONTHS ENDED MAY 31, 1995
  Total revenue................................  $ 88,488    $ 88,620
  Intersegment sales...........................     7,807       1,248
                                                 --------    --------      --------
  Sales to customers...........................  $ 80,681    $ 87,372      $168,053
                                                 ========    ========      ========
  Operating income.............................     1,320       4,711         6,031
  Depreciation and amortization................     2,534       3,940         6,474
  Capital expenditures, net....................     1,636       1,278         2,914
YEAR ENDED NOVEMBER 30, 1994
  Total revenue................................  $153,014    $101,167
  Intersegment sales...........................    13,209          --
                                                 --------    --------      --------
  Sales to customers...........................  $139,805    $101,167      $240,972
                                                 ========    ========      ========
  Operating income.............................     9,433       9,183        18,616
  Depreciation and amortization................     4,451       1,984         6,435
  Capital expenditures, net....................     5,819         429         6,248

13. SUBSEQUENT EVENT

     On June 12, 1995, International Wire Holding Company, through a series of mergers and acquisitions acquired all of the outstanding common stock of New Holdings (the "Transaction"). The Company has designated June 1, 1995, as the effective date of the Transaction for financial reporting purposes. In connection with the Transaction, the majority of the Company's long-term debt was repaid, the common stock of New Holdings was redeemed at $51,751, the Series A Senior Preferred Stock issued as part of the ECM acquisition (see Note 2) was redeemed at a liquidation value of $26,250 plus accrued dividends of $71 and the warrants and equity rights were retired at $10,133. As a result of the early repayment of certain long-term debt, $7,909 of deferred financing costs and $2,456 of OID were charged off and included as an extraordinary item in the accompanying Statements of Operations for the six months ended May 31, 1995. In addition, the Company paid a prepayment penalty of $2,400 to holders of subordinated notes. This amount has also been included in the accompanying statements of operations as an extraordinary item. The stock options granted pursuant to the Company's stock option plan were canceled for payment to the option holders who received cash. This amount totaled approximately $895 and has been included in the Statements of Operations as compensation expense for the six months ended May 31, 1995. In connection with the sale, the Company incurred expenses of $501 which has been recorded in the Statements of Operations as expenses related to sale.

14. RESTATEMENT OF FINANCIAL INFORMATION

     The Company has restated its previously issued financial statements for the six months ended May 31, 1995 to reflect certain adjustments. These adjustments relate primarily to corrections of certain depreciation and interest expenses and recognition of certain costs associated with plant

                            WIREKRAFT HOLDINGS CORP.
                          (FORMERLY WB HOLDINGS INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

closings. Additionally, adjustments were made to correct for the effective tax rate and tax benefit obtained as a result of the extraordinary item. The impact of these adjustments on the Company's financial results as originally reported is summarized below:

                                                     FOR THE SIX MONTHS ENDING
                                                            MAY 31, 1995
                                                    ----------------------------
                                                    AS REPORTED      AS RESTATED
                                                    -----------      -----------
                                                       (AMOUNTS IN THOUSANDS)
Income (loss) before income taxes and
  extraordinary item..............................   $ (1,099)         $(3,646)
Net income (loss).................................   $(14,491)         $(9,367)
Retained earnings (deficit).......................   $ (8,917)         $(3,793)

     These adjustments are reflected in the Company's accompanying consolidated statements of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Omega Wire Corp.:

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Omega Wire Corp. and subsidiaries for the two months ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Omega Wire Corp. and subsidiaries for the two months ended May 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

St. Louis, Missouri
January 27, 1996

                                OMEGA WIRE CORP.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                         TWO MONTHS ENDED MAY 31, 1995
                                 (IN THOUSANDS)

Net sales...................................................  $23,295
Operating expenses:
  Cost of goods sold........................................   17,512
  Selling, general and administrative.......................    1,639
  Depreciation and amortization.............................    1,233
                                                              -------
Operating income............................................    2,911
Other income (expense):
  Interest expense..........................................   (1,797)
  Amortization of deferred financing costs..................     (238)
                                                              -------
Income before income tax provision and extraordinary item...      876
Income tax provision........................................      171
                                                              -------
Income before extraordinary item............................      705
Extraordinary item -- loss due to early extinguishment of
  debt net of income tax of $2,082..........................   (4,044)
                                                              -------
Net loss....................................................  $(3,339)
                                                              =======

        See accompanying notes to the consolidated financial statements

                                OMEGA WIRE CORP.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                         TWO MONTHS ENDED MAY 31, 1995
                                 (IN THOUSANDS)

                                          CLASS A             CARRYOVER OF
                                 COMMON   COMMON    PAID-IN   PREDECESSOR    ACCUMULATED
                                 STOCK     STOCK    CAPITAL      BASIS         DEFICIT      TOTAL
                                 ------   -------   -------   ------------   -----------   --------
Issuance of common stock.......   $420      $ --    $41,580     $     --       $    --     $ 42,000
Issuance of Class A common
  stock........................     --        63         --           --            --           63
Issuance costs.................     --        --       (675)          --            --         (675)
Carryover of predecessor
  basis........................     --        --         --      (20,000)           --      (20,000)
Net loss.......................     --        --         --           --        (3,339)      (3,339)
                                  ----      ----    -------     --------       -------     --------
Balance May 31, 1995...........   $420      $ 63    $40,905     $(20,000)      $(3,339)    $ 18,049
                                  ====      ====    =======     ========       =======     ========

        See accompanying notes to the consolidated financial statements

                                OMEGA WIRE CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                         TWO MONTHS ENDED MAY 31, 1995
                                 (IN THOUSANDS)

Cash flows provided by (used in) operating activities:
  Net loss..................................................  $ (3,339)
  Adjustment to reconcile net loss to net cash provided by
     (used in) operating activities:
  Extraordinary item........................................     6,126
  Depreciation and amortization.............................     1,233
  Amortization of deferred financing costs..................       238
  Deferred income taxes.....................................       120
  Change in assets and liabilities, net of acquisitions:
     Accounts receivable....................................     1,528
     Inventories............................................      (510)
     Prepaid expenses and other.............................      (231)
     Accounts payable.......................................       919
     Accrued and other liabilities..........................        10
     Accrued interest.......................................       952
     Income taxes payable/refundable........................    (2,033)
     Other long-term liabilities............................       (26)
                                                              --------
Net cash from operating activities..........................     4,987
                                                              --------
Cash flows provided by (used in) investing activities:
  Acquisition, net of cash..................................  (159,080)
  Capital expenditures, net.................................      (581)
                                                              --------
Net cash from investing activities..........................  (159,661)
                                                              --------
Cash flows provided by (used in) financing activities:
  Proceeds from issuance of long-term obligations...........   135,000
  Contributed capital.......................................    34,653
  Repayment of long-term obligations........................    (7,979)
  Financing fees and other..................................    (7,000)
                                                              --------
Net cash from financing activities..........................   154,674
                                                              --------
Net change in cash..........................................        --
Cash at beginning of the period.............................        --
                                                              --------
Cash at end of the period...................................  $     --
                                                              ========

        See accompanying notes to the consolidated financial statements

                                OMEGA WIRE CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         TWO MONTHS ENDED MAY 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. THE COMPANY

     Omega Wire Corp. ("Omega" or the "Company"), a Delaware corporation, was formed to participate in the Acquisition (defined below). Omega had no operations prior to the Acquisition.

     On March 31, 1995, Omega acquired all of the issued and outstanding common stock of THL-Omega Holding Corporation ("THL-Omega") for a total consideration $167,300 (the "Acquisition"). Omega, through its subsidiaries, is engaged in the manufacturing and marketing of non-insulated copper wire and cable products. The Company's products are used by a wide variety of customers primarily in the automotive and computer and data communications industries. Omega has a fiscal year-end of December 31.

     The total purchase price of the Acquisition of approximately $174,300, which included the retirement of existing indebtedness and related fees and costs, is summarized as follows:

Cash paid for all issued and outstanding common stock.......  $102,762
Cash paid to retire existing indebtedness...................    55,439
Common stock of Omega issued................................     7,410
Fees and costs..............................................     8,689
                                                              --------
                                                              $174,300
                                                              ========

     The Acquisition was accounted for using the purchase method of accounting whereby the total acquisition cost has been preliminarily allocated to the consolidated assets and liabilities based on their estimated respective fair values. In accordance with EITF 88-16, "Basis in Leveraged Buyout Transactions", a portion of the Acquisition has been accounted for at "predecessor basis". The application of predecessor basis reduced stockholders' equity and goodwill by $20,000. The purchase price allocations are still in process. It is not expected that the final allocation of the purchase cost will result in a materially different allocation than is presented herein.

     The total acquisition costs have been preliminarily allocated to the acquired net assets as follows:

Current assets..............................................  $ 40,802
Property, plant and equipment...............................    38,974
Goodwill....................................................    96,701
Fees and costs..............................................     9,000
Other assets................................................        54
Current liabilities.........................................   (21,906)
Other liabilities...........................................    (9,325)
Carryover of predecessor basis..............................    20,000
                                                              --------
                                                              $174,300
                                                              ========

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Omega and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

                                OMEGA WIRE CORP.

  Revenue Recognition

     Sales and related cost of goods sold are included in income when goods are shipped to customers.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is calculated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings -- 25 to 40 years; building improvements 15 years; machinery and equipment -- 3 to 11 years; and furniture and fixtures -- 5 years. Leasehold improvements are amortized over the shorter of the term of the respective lease or the life of the respective improvement.

  Intangible Assets

     Intangible assets consist principally of goodwill arising from the excess of cost over the value of net assets acquired, which is being amortized using the straight-line method over forty years. Amortization of intangible assets amounted to $384 for the two months ended May 31, 1995.

  Deferred Financing Costs

     Deferred financing costs, consisting of fees and other expenses associated with the debt financing are amortized over the term of the related debt using the effective interest method and the straight-line method which approximates the effective interest method.

  Statement of Cash Flows

     For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Interest and taxes paid for the two months ended May 31, 1995 were $845 and $2, respectively.

     In connection with the Acquisition, certain shares of common stock of THL-Omega were exchanged for common stock of Omega. The total amount of shares exchanged were $7,410, which was a non-cash investing and financing activity.

3. FINANCING COSTS AND RELATED PARTY TRANSACTIONS

     In connection with the Acquisition, the Company incurred aggregate fees and costs of $7,000. Costs of $6,325 related to the debt financing are being amortized over the terms of the related borrowings. Costs of $675 related to the issuance of Omega's common stock have been deducted from the proceeds to reduce the carrying value of the common stock.

     In connection with the Acquisition and obtaining the related financing, Omega entered into a Monitoring and Oversight Agreement ("Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks, Muse") (an affiliate of the Company) pursuant to which the Company paid Hicks, Muse a cash fee of $2,525 as compensation for financial advisory services. The fees have been allocated to the debt and equity securities issued in connection with the Acquisition as deferred financing costs or as a deduction from the cash proceeds received from the sale of the common stock of Omega. The agreement further provides that the Company shall pay Hicks, Muse an annual fee of $200, for

                                OMEGA WIRE CORP.

ten years for monitoring and oversight services adjusted annually at the end of each fiscal year to an amount equal to .1% of the consolidated net sales of the Company, but in no event less than $200 annually.

4. STOCKHOLDERS' EQUITY

     The authorized capital stock of the Company consists of 100,000,000 shares of common stock, 6,333,333 shares of Class A common stock, and 10,000,000 shares of preferred stock. In connection with the financing of the Acquisition, the Company issued 42,000,000 shares of common stock and 6,333,333 shares of Class A common stock.

     The Class A common stock may be converted into shares of common stock at the option of the holder at any time. In addition, shares of the Class A common stock (i) may be converted into common stock at the option of the Company effective immediately prior to the occurrence of a Triggering Event (as defined in the Company's Certificate of Incorporation) or (ii) shall automatically be converted on March 31, 2005. Such conversions are based on a formula set forth in the Company's Certificate of Incorporation.

     Dividends are payable to holders of the common stock and Class A common stock in amounts as and when declared by the Company's board of directors, subject to legally available funds and certain agreements governing the Company's indebtedness. In the event of any liquidation, dissolution or winding up of the Company, before any payment or distribution of the assets of the Company shall be made to the holders of the Class A common stock, each share of common stock shall be entitled to a liquidation preference based on a formula set forth in the Company's Certificate of Incorporation. The common stock and the Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

5. INCOME TAXES

     The Company accounts for income taxes in accordance with provisions of SFAS No. 109. The provision for income taxes for the two months ended May 31, 1995 is as follows:

Current:
  Federal...................................................  $ 51
Deferred:
  Federal...................................................    55
  State.....................................................    65
                                                              ----
                                                               120
                                                              ----
                                                              $171
                                                              ====

     Reconciliation between the federal statutory income tax rate and the effective tax rate is summarized below:

Federal taxes at statutory rate (34%).......................  $ 297
State taxes, net of federal effect..........................     43
Other.......................................................   (169)
                                                              -----
Provision for income taxes..................................  $ 171
                                                              =====

                                OMEGA WIRE CORP.

6. RETIREMENT PLANS

     The Company has a profit sharing plan covering substantially all employees of Omega Wire Corp. Contributions are made to a trusteed fund to accumulate as a retirement benefit for employees. The profit sharing expense amounted to $113 for the two months ended May 31, 1995.

     Effective January 1, 1995, the Company implemented a savings plan permitting substantially all employees to contribute up to 15% of their salary on a pre-tax basis to any of the six investment options available. There are no required Company contributions to the plan.

7. COMMITMENTS

     The Company leases certain property, transportation vehicles and other equipment under operating leases. Total lease expense for the two months ended May 31, 1995 was approximately $290.

     Under the terms of the agreements in effect at May 31, 1995, the Company has future minimum lease commitments as follows:

1995........................................................  $   979
1996........................................................    1,262
1997........................................................    1,202
1998........................................................    1,159
1999........................................................    1,108
Later years.................................................    9,198
                                                              -------
          Total minimum lease commitments...................  $14,908
                                                              =======

8. CONTINGENCIES

     The Company is subject to various lawsuits and claims with respect to such matters as patents, product liabilities, government regulations, and other actions arising in the normal course of business. In the opinion of management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on the Company's consolidated financial conditions and results of operations.

9. SUBSEQUENT EVENT

     On June 12, 1995, International Wire Holding Company ("Holdings"), through a series of mergers and acquisitions acquired all of the outstanding common stock of the Company in exchange for certain of its common equity securities (the "Transaction"). In connection with the Transaction the Company has been renamed "International Wire Group, Inc." The Company has designated June 1, 1995, as the effective date of the Transaction for financial reporting purposes. In connection with the Transaction the Company's long-term debt was repaid. As a result of the early repayment of long-term debt, approximately $6,126 of deferred financing costs were charged off and included as an extraordinary item in the accompanying Statement of Operations.

                                OMEGA WIRE CORP.

10. RESTATEMENT OF FINANCIAL INFORMATION

     The Company has restated its previously issued financial statements for the two months ended May 31, 1995 to reflect adjustments principally related to correct for the effective tax rate and tax benefit obtained as a result of the extraordinary items. The impact of these adjustments on the Company's financial results as originally reported is summarized below:

                                                      FOR THE TWO MONTHS ENDING
                                                             MAY 31, 1995
                                                     ----------------------------
                                                     AS REPORTED      AS RESTATED
                                                     -----------      -----------
                                                        (AMOUNTS IN THOUSANDS)
Income (loss) before income taxes and extraordinary
  item.............................................    $   876          $   876
Net income (loss)..................................    $(5,750)         $(3,339)
Retained earnings (deficit)........................    $(5,750)         $(3,339)

     These adjustments are reflected in the Company's accompanying consolidated statements of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
THL-Omega Holding Corporation:

     We have audited the accompanying consolidated statements of operations and retained earnings and cash flows of THL-Omega Holding Corporation and its subsidiaries for the three months ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit of these statements in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of THL-Omega Holding Corporation and subsidiaries for the three months ended March 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND, L.L.P.

St. Louis, Missouri
January 27, 1996

                         THL-OMEGA HOLDING CORPORATION

           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                       THREE MONTHS ENDED MARCH 31, 1995
                                 (IN THOUSANDS)

Net sales...................................................  $38,736
Costs and expenses:
  Cost of products sold.....................................   30,638
  Selling expenses..........................................    1,430
  General and administrative expenses.......................    1,493
  Compensation expense......................................    9,715
  Expenses related to sale of Company.......................    1,689
                                                              -------
Loss from operations........................................   (6,229)
Interest expense............................................   (1,478)
Other income................................................       32
                                                              -------
Loss before income taxes and extraordinary item.............   (7,675)
Provision for income taxes..................................      484
                                                              -------
Loss before extraordinary item..............................   (8,159)
Extraordinary item -- loss due to early extinguishment of
  debt net of income tax of $765............................   (1,148)
                                                              -------
Net loss....................................................   (9,307)
Retained earnings -- beginning of the year..................   13,284
                                                              -------
Retained earnings -- March 31, 1995.........................  $ 3,977
                                                              =======

        See accompanying notes to the consolidated financial statements

                         THL-OMEGA HOLDING CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       THREE MONTHS ENDED MARCH 31, 1995
                                 (IN THOUSANDS)

Cash flows provided by (used in) operating activities:
  Net loss..................................................  $(9,307)
  Adjustment to reconcile net loss to net cash provided by
     (used in) operating activities:
     Extraordinary item.....................................    1,913
     Compensation expense...................................    9,715
     Depreciation and amortization..........................    1,509
     Change in assets and liabilities:
       Accounts receivable..................................    1,222
       Inventories..........................................    2,826
       Prepaid and other current assets.....................     (485)
       Accounts payable.....................................   (3,714)
       Accrued expenses.....................................      (90)
       Income taxes payable.................................       (5)
       Deferred compensation................................       20
                                                              -------
Net cash from operating activities..........................    3,604
                                                              -------
Cash flows provided by (used) investing activities:
  Capital expenditures, net.................................   (1,597)
                                                              -------
Net cash from investing activities..........................   (1,597)
                                                              -------
Cash flows provided by (used in) financing activities:
  Repayment of long-term debt...............................   (1,500)
  Net borrowing (repayment) under revolving credit
     facility...............................................     (656)
  Issuance of notes payable, net............................      678
  Redemption of common stock................................      (58)
                                                              -------
Net cash from financing activities..........................   (1,536)
                                                              -------
Net increase in cash........................................      471
Cash at beginning of period.................................      339
                                                              -------
Cash at end of period.......................................  $   810
                                                              =======

        See accompanying notes to the consolidated financial statements

                         THL-OMEGA HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                                 (IN THOUSANDS)

1. THE COMPANY

     THL-Omega Holding Corporation and its subsidiaries ("THL-Omega" or the "Company") are engaged in the manufacturing and marketing of non-insulated copper wire and cable products. The Company's products are used by a wide variety of customers primarily in the automotive and computer and data communications industries. THL-Omega has a fiscal year-end of December 31.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

     The consolidated financial statements include the accounts of THL-Omega and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

  Revenue Recognition

     Sales and related cost of goods sold are included in income when goods are shipped to customers.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined primarily using the last-in, first-out ("LIFO") method.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is calculated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: buildings -- 25 to 40 years; building improvements -- 15 years; machinery and equipment -- 3 to 11 years; and furniture and fixtures -- 5 years. Leasehold improvements are amortized over the shorter of the term of the respective lease or the life of the respective improvement.

  Intangible Assets

     Intangible assets consist principally of goodwill arising from the excess of cost over the value of net assets acquired, which is being amortized using the straight-line method over forty years.

  Deferred Financing Costs

     Deferred financing costs, consisting of fees and other expenses associated with the debt financing are amortized over the term of the related debt using the effective interest method and the straight-line method which approximates the effective interest method.

  Statement of Cash Flows

     For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Interest and taxes paid for the three months ended March 31, 1995 were $1,548 and $33, respectively.

                         THL-OMEGA HOLDING CORPORATION

3. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The provision for income taxes for the three months ended March 31, 1995 is as follows:

Current:
  Federal...................................................  $384
  State.....................................................   100
                                                              ----
                                                              $484
                                                              ====

     Reconciliation between the statutory income tax rate and effective tax rate for the three months ended March 31, 1995 is summarized below:

Statutory U.S. federal tax rate.............................  $(2,610)
State taxes, net of federal benefit.........................       66
Amortization on non-deductible goodwill and non-deductible
  expenses..................................................    3,028
                                                              -------
                                                              $   484
                                                              =======

4. RETIREMENT PLANS

     The Company has a profit sharing plan covering substantially all employees of THL-Omega. Contributions are made to a trusteed fund to accumulate as a retirement benefit for employees. The profit sharing expense amounted to $249 for the three months ended March 31, 1995.

5. COMMITMENTS AND CONTINGENCIES

     The Company leases certain property, transportation vehicles and other equipment under operating leases. Rent expense for these operating leases for the three months ended March 31, 1995 was approximately $433.

     Under the terms of the agreements in effect at March 31, 1995, the Company has future minimum lease commitments as follows:

1995........................................................  $   979
1996........................................................    1,262
1997........................................................    1,202
1998........................................................    1,159
1999........................................................    1,108
Later years.................................................    9,198
                                                              -------
  Total minimum lease commitments...........................  $14,908
                                                              =======

     The Company is subject to legal proceedings and claims which arise in the normal course of business. In the opinion of management, the ultimate liabilities with respect to these actions will not have a material adverse effect on the Company's financial condition or results of operations.

6. ACQUISITION

     On March 31, 1995, ownership of the Company transferred pursuant to the terms of a Stock Purchase Agreement. Substantially all of the Company's long-term debt has been repaid. As a result of the early repayment of certain long-term debt, $1,013 of deferred financing costs was charged off and included as an extraordinary item in the accompanying Statement of Operations and Retained

                         THL-OMEGA HOLDING CORPORATION

Earnings for the three months ended March 31, 1995. In addition, the Company paid a prepayment penalty of $900 to holders of the subordinated notes. This amount also has been included in the accompanying Statement of Operations and Retained Earnings as an extraordinary item. Immediately prior to the sale of the Company, the Company sold common stock and granted stock options to certain officers and shareholders for consideration less than the fair value of the common stock. The difference between the fair value and the amount paid by the officers and shareholders has been included in the Statement of Operations and Retained Earnings as compensation expense for the three months ended March 31, 1995. In connection with the sale, the Company incurred expenses of $1,689 which has been included in the Statement of Operations and Retained Earnings as expenses related to the sale of the Company.

7. RESTATEMENT OF FINANCIAL INFORMATION

     The Company has restated its previously issued financial statements for the three months ended March 31, 1995 to reflect adjustments principally related to correct for the effective tax rate and tax benefit obtained as a result of the extraordinary item. The impact of these adjustments on the Company's financial results as originally reported is summarized below:

                                                    FOR THE THREE MONTHS ENDING
                                                          MARCH 31, 1995
                                                   -----------------------------
                                                   AS REPORTED       AS RESTATED
                                                   -----------       -----------
                                                      (AMOUNTS IN THOUSANDS)
Income (loss) before income taxes and
  extraordinary item.............................    $(7,675)          $(7,675)
Net income (loss)................................    $(7,307)          $(9,307)
Retained earnings................................    $ 5,977           $ 3,977

     These adjustments are reflected in the Company's accompanying consolidated statements of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
THL-Omega Holding Corporation:

     In our opinion, the accompanying consolidated statements of operations and retained earnings and of cash flows for the year ended December 31, 1994 present fairly, in all material respects, the results of operations and cash flows of THL-Omega Holding Corporation and its subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of THL-Omega Holding Corporation for any period subsequent to December 31, 1994.

PRICE WATERHOUSE LLP
Syracuse, New York
February 10, 1995

                         THL-OMEGA HOLDING CORPORATION

           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

Net sales...................................................  $134,457
Costs and expenses:
  Cost of products sold.....................................   103,100
  Selling expenses..........................................     5,938
  General and administrative expenses.......................     5,836
                                                              --------
Income from operations......................................    19,583
Interest expense............................................    (5,932)
Other income (expense)......................................       296
                                                              --------
Income before income taxes..................................    13,947
Provision for income taxes..................................    (5,787)
                                                              --------
Net income..................................................     8,160
Retained earnings -- beginning of year......................     5,124
                                                              --------
Retained earnings -- end of year............................  $ 13,284
                                                              ========

        See accompanying notes to the consolidated financial statements

                         THL-OMEGA HOLDING CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net income................................................  $ 8,160
Adjustments to reconcile net income (loss) to net cash from
  operating activities:
  Depreciation and amortization.............................    6,023
  Deferred income taxes.....................................    2,258
  Deferred compensation.....................................       81
  Effect of changes in current assets and liabilities (Note
     1).....................................................   (5,458)
                                                              -------
Net cash provided by (used in) operating activities.........   11,064
                                                              -------
Cash flows from investing activities:
  Additions to property, plant and equipment, net...........   (8,667)
                                                              -------
Net cash provided by (used in) investing activities.........   (8,667)
                                                              -------
Cash flows from financing activities:
  Repayment of long-term debt...............................   (6,042)
  Net borrowing (repayment) under revolving credit
     facility...............................................      206
  Issuance of notes payable, net............................    3,755
                                                              -------
Net cash provided by (used in) financing activities.........   (2,081)
                                                              -------
Net increase in cash........................................      316
Cash at beginning of period.................................       23
                                                              -------
Cash at end of period.......................................  $   339
                                                              =======

        See accompanying notes to the consolidated financial statements

                         THL-OMEGA HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     THL-Omega Holding Corporation and its subsidiaries (the "Company") are engaged in the manufacturing and marketing on non-insulated copper wire and cable products.

  Consolidation

     The consolidated financial statements of THL-Omega Holding Corporation include the accounts of Omega Wire, Inc. and its wholly-owned subsidiaries, Auburn Wire Division, Inc., Auburn Wire, Inc., Continental Cordage Corporation and OWI Corporation. All significant intercompany transactions have been eliminated.

  Inventories

     Inventories are carried at the lower of cost or market, cost being determined using the last-in, first-out method, except for Continental Cordage Corporation which uses the first-in, first-out method. Continental Cordage Corporation's cost of products sold represents less than 10% of the Company's aggregate cost of products sold.

     In 1994, OWI Corporation changed its method of accounting for inventory from the first-in, first-out method of inventory valuation to the last-in, first-out method of inventory valuation. The Company believes the last-in, first-out method will produce a better matching of current costs and current revenues due to the volatility of copper prices. The effect of this change in 1994 was to decrease inventories and to increase cost of products sold by $349. The retroactive adjustment of prior year statements is insignificant for restatement.

     During 1994, the Company entered into a futures contract providing for the sale of 10,000 pounds of copper in March 1995 at a fixed price. This future contract is accounted for as a hedge of the Company's current inventories. At December 31, 1994, the Company had incurred an approximate $1,052 unrealized loss on this contract, which served to increase inventory.

  Property, Plant and Equipment

     Property, plant and equipment are carried at cost, net of accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Depreciation expense is computed using the straight-line method for financial reporting and accelerated methods for tax purposes. Property, plant and equipment is depreciated over the following estimated useful lives for financial reporting purposes.

Buildings...................................................  25 to 40 years
Building improvements.......................................  15 years
Machinery and equipment.....................................  3 to 11 years

  Goodwill and Debt Issue Costs

     Goodwill is being amortized on a straight-line basis over 40 years. Amortization expense was $673 for the year ended December 31, 1994. Cost related to the issuance of debt amounting to $2,257 at December 31, 1994 has been deferred and amortized on a straight-line basis over the term of the debt. Amortization expense was $262 for the year ended December 31, 1994.

                         THL-OMEGA HOLDING CORPORATION

  Income Tax Accounting

     The Company accounts for income taxes in accordance with provision of Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes.

  Cash Flow Information

     For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The effect on cash flow of changes in current assets and liabilities is as follows for the year ended December 31, 1994:

                                                                1994
                                                               -------
Accounts receivable.........................................   $(7,183)
Inventories.................................................    (6,450)
Prepaid and other current assets............................       454
Accounts payable............................................     5,577
Accrued expenses............................................     1,639
Income taxes payable........................................      (281)
Customers' deposits on spools and reels.....................       786
                                                               -------
                                                               $(5,458)
                                                               =======

     Cash payments for income taxes were $3,808 for the year ended December 31, 1994. Interest paid was $5,873 for the year ended December 31, 1994.

2. INCOME TAXES

     The components of the provision for income taxes are as follows for the year ended December 31, 1994.

Current:
Federal.....................................................   $2,979
State.......................................................      550
                                                               ------
                                                                3,529
Deferred....................................................    2,258
                                                               ------
          Total.............................................   $5,787
                                                               ======

     The total income tax provision differed from total tax expense as computed by applying the statutory federal income tax rate to income before taxes. The reasons were:

Statutory U.S. federal tax rate.............................  34.0%
State taxes, net of federal benefit.........................   2.7
Amortization of non-deductible goodwill.....................   1.5
Other.......................................................   3.3
                                                              ----
                                                              41.5%
                                                              ====

3. RETIREMENT PLANS

     The Company has a profit sharing plan covering substantially all employees of THL-Omega Holding Corporation. Contributions are made to a trusteed fund to accumulate as a retirement

                         THL-OMEGA HOLDING CORPORATION
benefit for employees. The profit sharing expense amounted to $996 for the year ended December 31, 1994.

     Effective January 1, 1995, the Company implemented a savings plan permitting substantially all employees to contribute up to 15% of their salary on a pretax basis to any of the six investment options available. There are no required Company contributions to the plan.

4. STOCKHOLDERS' EQUITY

     A leveraged buy out transaction occurred effective January 1, 1989 that resulted in the application of "predecessor basis" accounting as prescribed by the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board. The application of predecessor basis reduced stockholders' equity and goodwill by $5,850.

5. COMMITMENTS AND CONTINGENCIES

  Operating Lease Agreements

     The Company leases certain property, transportation vehicles and other equipment under operating leases. Total lease expense for the year ended December 31, 1994 was approximately $1,481.

     Under the terms of the agreements in effect at December 31, 1994, the Company has future minimum lease commitments as follows:

1995......................................................  $ 1,305
1996......................................................    1,262
1997......................................................    1,202
1998......................................................    1,159
1999......................................................    1,108
Later years...............................................    9,198
                                                            -------
Total minimum lease commitments...........................  $15,234
                                                            =======

  Employment Agreements

     The Company has consulting and non-competition agreements with two of its former employees which expire in 1995 and 1997, respectively. Compensation under the agreements is payable at annual rates of $65 and $95, respectively.

  Management Fee

     Management fees not exceeding $200 are payable to Thomas H. Lee Company annually. Payments were $120 for the year ended December 31, 1994.

  Joint Venture

     During 1992, the Company acquired a 20% interest in Changzhou Omega Copper Wire Co., Ltd. (the joint venture), a newly-formed joint venture based in the People's Republic of China, in exchange for certain equipment and technology. Given the uncertainties surrounding the recoverability of this investment, the Company's investment in the joint venture was recorded at no value.

     During the initial fifteen-year term of the joint venture, the Company has the exclusive authority to sell the products manufactured by the joint venture within its sales territory and has agreed to purchase a specified quantity of product from the joint venture each year. The Company has the

                         THL-OMEGA HOLDING CORPORATION
option of renewing these purchase provisions for an additional fifteen-year term upon the expiration of the initial term. The Company's purchases from the joint venture amounted to $3,300 in 1994. There were no such purchases in 1993.

6. SUBSEQUENT EVENT

     In March 1995, ownership of the Company transferred pursuant to the terms of a Stock Purchase Agreement. The majority of the Company's long-term debt, consisting of the Credit Agreement, Subordinated Notes and Term Loans have subsequently been repaid.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
Electro Componentes de Mexico S.A. de C.V.:

     We have audited the accompanying statement of direct revenues and expenses of Electro Componentes de Mexico S.A. de C.V. (collectively, "ECM") for the eleven months ended November 30, 1994. This statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statement was prepared to present the results of the direct revenues and expenses of ECM pursuant to the acquisition agreement described in Note 1, and are not intended to be a complete presentation of ECM's results of operations or cash flows.

     In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the statement of direct revenues and expenses for the eleven months ended November 30, 1994, pursuant to the acquisition agreement referred to in Note 1, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

El Paso, Texas
April 24, 1995

                ELECTRO COMPONENTES DE MEXICO, S.A. DE C.V. AND
               CERTAIN RELATED ASSETS OF GENERAL ELECTRIC COMPANY

                   STATEMENT OF DIRECT REVENUES AND EXPENSES
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1994
                                 (IN THOUSANDS)

Direct revenues.............................................  $73,549
Direct expenses:
  Cost of goods sold........................................   51,981
  Selling, general and administrative.......................   14,588
                                                              -------
Direct revenues in excess of direct expenses................    6,980
Other income................................................      242
                                                              -------
Direct revenues in excess of direct expenses before income
  tax provision.............................................    7,222
Income tax provision at statutory rate......................    2,787
                                                              -------
Net direct revenues in excess of direct expenses............  $ 4,435
                                                              =======

        See accompanying notes to the consolidated financial statements

                ELECTRO COMPONENTES DE MEXICO, S.A. DE C.V. AND
               CERTAIN RELATED ASSETS OF GENERAL ELECTRIC COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1994
                                 (IN THOUSANDS)

1. BACKGROUND AND BASIS OF PRESENTATION

     Pursuant to an Acquisition Agreement (the "Agreement") dated December 2, 1994, between General Electric Company ("GE"), Wirekraft Industries, Inc. ("Wirekraft") and certain affiliates of GE and Wirekraft, Wirekraft acquired the stock of Electro Componentes de Mexico S.A., de C.V. ("Electro Componentes de Mexico") and certain related assets from GE (collectively, "ECM").

     Electro Componentes de Mexico, a "maquiladora," operates under Mexico's in-bond manufacturing program. ECM manufactures wire harnesses used in the appliance industry solely for GE.

     The accompanying Statement of Direct Revenue and Expenses for the eleven months ended November 30, 1994, has been derived from the historical books and records of Electro Componentes de Mexico and GE. This statement has been prepared to reflect certain historical information relating to the direct revenues and expenses of ECM for the purpose of meeting certain reporting requirements of the Securities and Exchange Commission. Separate records of ECM's assets and liabilities and revenues and expenses have not been maintained by GE. As such, it is impracticable to prepare full financial statements for ECM. The accompanying financial statement has been prepared on a basis which includes certain costs which have been charged or allocated by GE, and excludes certain other costs which have not been charged or allocated by GE, such as corporate overhead, employee benefits, interest and financing costs. The financial statement does not purport to present the results of operations of ECM as if it had been operated as a separate, unaffiliated entity, rather than as a wholly-owned subsidiary of GE during the period presented.

2. SIGNIFICANT ACCOUNTING POLICIES

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is calculated using a modified sum of the years digits method. The average estimated lives utilized in calculating depreciation are as follows: buildings and improvements -- 25 years; machinery and equipment -- 10 years; and furniture and fixtures -- 10 years. Leasehold improvements are amortized on the straight-line method over the shorter of the term of the respective lease or the life of the respective improvement.

  Foreign Currency Translation

     The "functional" currency of ECM is U.S. dollars. The historical books and records of Electro Componentes de Mexico are maintained in Mexican pesos and have been translated into U.S. dollars in accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Monetary assets and liabilities are converted at the rate of exchange in effect at the date of acquisition of the asset, and revenue and expense accounts are converted using a weighted average exchange rate for the period. Translation gains and losses are included in income currently.

                ELECTRO COMPONENTES DE MEXICO, S.A. DE C.V. AND
               CERTAIN RELATED ASSETS OF GENERAL ELECTRIC COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Income Taxes

     ECM is not a separate taxable entity for federal, state or local income tax purposes. Mexican income taxes, amounting to $649, are included in the provision for income taxes based upon the separate tax return calculation of Electro Componentes de Mexico for the period presented. ECM's U.S. operations are included in the consolidated GE tax returns and GE has not historically allocated U.S. income taxes to ECM. For purposes of the income tax computation, the provision for income taxes for ECM's U.S. operations, amounting to $2,138, is based on an assumed combined statutory federal and state tax rate of 40% for the period presented. Current and deferred portions of the provision for income taxes have not been determined.

3. TRANSACTIONS WITH AFFILIATES

     ECM, through the normal course of business, conducts transactions with GE and its affiliates. All of ECM's sales and cost of goods sold relate to sales to GE and its affiliates.

     Receipts and disbursements of ECM have been managed by GE through a centralized treasury system. Accordingly, cash generated by ECM flow directly to GE and cash requirements are disbursed directly by GE. There is no direct interest cost allocation to ECM with respect to borrowings, if any, and, accordingly, the Statement of Direct Revenues and Expenses do not include any financing costs.

4. RETIREMENT BENEFITS

     Seniority premiums to which Mexican employees are entitled upon retirement after fifteen years or more of service, in accordance with the Mexican Federal Labor Law, are recognized as cost over the years in which services are rendered, based on actuarial computations. To this effect, Electro Componentes de Mexico has established an irrevocable trust fund. Payments to this fund, charged to operations, were $46 for the eleven months ended November 30, 1994.

5. LEASES

     ECM leases certain of its manufacturing facilities and equipment under long-term lease agreements with lease terms expiring through 2002. Rent expense applicable to these noncancelable leases aggregated $657 for the eleven months ended November 30, 1994.

     Future minimum lease payments under operating leases for the years ended November 30 are:

1995....................................   $  671
1996....................................      582
1997....................................      536
1998....................................      486
1999....................................      468
Thereafter..............................    1,279
                                           ------
                                           $4,022
                                           ======

     Total lease expense under operating leases, including amounts previously noted as well as month-to-month leases, aggregated $1,276 for the eleven months ended November 30, 1994.

                ELECTRO COMPONENTES DE MEXICO, S.A. DE C.V. AND
               CERTAIN RELATED ASSETS OF GENERAL ELECTRIC COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. CONTINGENCIES

     ECM is subject to various lawsuits and claims with respect to such matters as patents, product liabilities, government regulations, and other actions arising in the normal course of business. In the opinion of management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on ECM's financial condition or results of operations.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SUBSIDIARY GUARANTOR. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE NEW NOTES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

Summary.................................    1
Risk Factors............................    8
The Company.............................   14
Use of Proceeds.........................   15
Capitalization..........................   16
Selected Financial Data.................   17
Unaudited Pro Forma Financial
  Information...........................   23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   29
Business................................   37
Management..............................   45
Outstanding Voting Securities of Holding
  and Principal Holders Thereof.........   54
Certain Relationships and Related
  Transactions..........................   56
The Exchange Offer......................   57
Certain Federal Income Tax
  Considerations........................   64
Description of Senior Bank Facility.....   64
Description of Other Indebtedness.......   66
Description of New Notes................   67
Plan of Distribution....................   92
Legal Matters...........................   93
Experts.................................   94
Index to Financial Statements...........  F-1

                             ---------------------


UNTIL FEBRUARY 11, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                   OFFER FOR
                                ALL OUTSTANDING
                            11 3/4% SERIES B SENIOR
                               SUBORDINATED NOTES
                                    DUE 2005
                                       OF

                               INTERNATIONAL WIRE
                                  GROUP, INC.
                              --------------------

                                   PROSPECTUS
                              --------------------


                               NOVEMBER 12, 1997